As filed with the Securities and Exchange Commission on March 30, 2021
FILE NO. 333-237710
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________
FORM S-1
POST-EFFECTIVE AMENDMENT NO. 1
TO
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________________
ALLSTATE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)
________________________________________________

ILLINOIS                                          36-2554642
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                             Identification Number)
6311
(Primary Standard Industrial Classification Code Number)

3075 SANDERS ROAD
NORTHBROOK, ILLINOIS 60062
847-402-5000
(Address, including zip code, and telephone number, including area code, of principal executive offices)
___________________________________________________

CT Corporation
208 South LaSalle Street
Suite 814
Chicago, IL 60604
312-345-4320
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________________________________

COPIES TO:
ANGELA K. FONTANA
ALLSTATE LIFE INSURANCE COMPANY
2775 SANDERS ROAD SUITE A2E
NORTHBROOK, IL 60062
_____________________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	/ /	Accelerated filer	/ /

Non-accelerated filer	/X/	Smaller reporting company	/ /

Emerging growth company	/ /
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Proposed amount of registration fee(2)
Market Value Adjusted Annuity Contracts	$N/A	$1	$N/A	$N/A

(1)	Interests in the market value adjusted account are sold on a dollar basis, not on the basis of a price per share or unit.
(2)	By filing dated April 16, 2020, Allstate Life Insurance Company carried over $319,239,639 of unsold securities from an existing Form S-3 Registration Statement of the same issuer (333-220605) filed on September 22, 2017. Because a filing fee previously was paid with respect to those securities, there is no filing fee under this Registration Statement. Registrant continues that offering in this Post-Effective Amendment to that Registration Statement.

This Registration Statement contains a combined prospectus under Rule 429 under the Securities Act of 1933 which relates to the Form S-1 Registration Statement (File No. 333-237710), filed on April 16, 2020, by Allstate Life Insurance Company. Upon effectiveness, this Registration Statement will also act as a post-effective amendment to such earlier Registration Statements.
Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Custom Plus Annuity
Allstate Life Insurance Company
P.O. Box 660191
Dallas, TX 75266-0191
Telephone Number: 1-800-632-3492
Fax Number: 1-877-525-2689                             Prospectus dated April 30, 2021

Allstate Life Insurance Company (“Allstate Life”) has issued the Custom Plus Annuity, a group and individual flexible premium deferred annuity contract (“Contract”). This prospectus contains information about the Contract. Please keep it for future reference.
The Contract is no longer being offered for sale. If you have already purchased a Contract you may continue to add to it. Each additional payment must be at least $1,000.
The Contracts were available through Morgan Stanley & Co. Inc., the principal underwriter for the Contracts. Morgan Stanley & Co. Inc., is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.
Discussion of Risk Factors begins on page 5 of this prospectus.
The registrant’s obligations under the contract are subject to the financial strength and claims paying ability of the registrant.

IMPORTANT NOTICES
Neither the Securities and Exchange Commission ("SEC") nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investment in the Contracts involves serious investment risks, including possible loss of principal.

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Important Terms
This prospectus uses a number of important terms with which you may not be familiar. The index below identifies the page that defines each term. Each term will appear in bold italics on the page which it is first defined.

Page
Accumulation Phase	5
Annuitant	6
Automatic Additions Program	7
Beneficiary	6
Cash Surrender Value	11
* Contract	5
Contract Owner ("You")	6
Contract Value	7
Due Proof of Death	13
Guarantee Periods	8

Page
Income Plans	12
Issue Date	5
Market Value Adjustment	9
Payout Phase	12
Payout Start Date	12
Preferred Withdrawal Amount	10
SEC	1
Systematic Withdrawal Program	11
Tax Qualified Contracts	18

*    In certain states a Contract is available only as a group Contract. In these states we issued you a certificate that represents your ownership and summarizes the provisions of the group Contract. References to “Contract” in this prospectus include certificates unless the context requires otherwise.

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The Contract at a Glance
The following is a snapshot of the Contract. Please read the remainder of this prospectus for more information.

Flexible Payments    We have discontinued offering new Contracts. You can add to your existing Contract subject to current limitations, however each payment must be at least $1,000. You must maintain a minimum account size of $1,000.

Expenses    You will bear the following expenses:
•A withdrawal charge of 6% on amounts withdrawn (with certain exceptions).
•A Market Value Adjustment (which can be positive or negative) for withdrawals except those taken during the 30 day period after the expiration of a Guarantee Period.
•State premium tax (if your state imposes one).

Guaranteed Interest    The Contract offers fixed interest rates that we guarantee for specified periods we call “Guarantee Periods.” To find out what the current rates are on available Guarantee Periods, please call us at 1-800-654-2397.

Special Services    For your convenience, we offer these special services:
• Automatic Additions Program;
•Systematic Withdrawal Program.

Income Payments    The Contract offers three income payment plans:
• life income with or without guaranteed payments (5 to 30 years);
•a joint and survivor life income with or without guaranteed payments (5 to 30 years); or
•guaranteed payments for a specified period (5 to 30 years)

Death Benefits    If you or the Annuitant dies before the Payout Start Date, we will pay benefits as described in the Contract.

Withdrawals    You may withdraw some or all of your Contract Value ("Contract Value") at any time prior to the Payout Start Date. If you withdraw Contract Value from a Guarantee Period before its maturity, a withdrawal charge, Market Value Adjustment, and taxes may apply. Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 ½, may be subject to an additional 10% federal tax penalty.

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How the Contract Works
The Contract basically works in two ways.
First, the Contract can help you (we assume you are the “Contract Owner”) save for retirement because you can invest in the Contract and generally pay no federal income taxes on any earnings until you withdraw or otherwise access them. You do this during what we call the “Accumulation Phase” of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the “Issue Date”) and continues until the “Payout Start Date,” which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payment to any combination of available Guarantee Periods. You will earn a fixed rate of interest that we declare periodically.
Second, the Contract can help you plan for retirement because you can use it to receive retirement income for life and/ or for a pre-set number of years by selecting one of the income payment options (we call these “Income Plans”) described at “Income Payments - Income Plans.” You receive income payments during what we call the “Payout Phase” of the Contract, which begins on the Payout Start Date and continues until we make the last income payment required by the Income Plan you select. During the Payout Phase we guarantee the amount of your payments, which will remain fixed. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.
The timeline below illustrates how you might use your Contract.
As the Contract Owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract Owner or, if none, the Beneficiary will exercise the rights and privileges provided by the Contract. See “The Contract.” In addition, if you die before the Payout Start Date we will pay Death Benefits to any surviving Contract Owner or, if there is none, to your Beneficiary. (See “Death Benefits.”)
Please call us at 1-800-654-2397 if you have any questions about how the Contract works.

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The Contract
CONTRACT OWNER
The Custom Plus Annuity is a contract between you, the Contract Owner, and Allstate Life, a life insurance company. As the Contract Owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):
•the amount and timing of your withdrawals,
•the programs you want to use to withdraw money,
•the income payment plan you want to use to receive retirement income,
•the Annuitant (either yourself or someone else) on whose life the income payments will be based,
•the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract Owner dies, and
•any other rights that the Contract provides.
If you die, any surviving Contract Owner or, if none, the Beneficiary may exercise the rights and privileges provided to them by the Contract. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.
The Contract cannot be jointly owned by both a non-living person and a living person.
Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract Owner.
The Contract was available for purchase as an IRA or TSA (also known as a 403(b)). The endorsements required to qualify these annuities under the Internal Revenue Code of 1986, as amended, (“Code”) may limit or modify your rights and privileges under the Contract. Allstate Life no longer issues TSA contracts.
ANNUITANT
The Annuitant is the individual whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for a specified period). You initially designate an Annuitant in your application. The Contract Owner (youngest Contract Owner if there is more than one) will be the Annuitant unless you name a different Annuitant. The Annuitant must be a living person.
You may change the Annuitant at any time prior to the Payout Start Date (only Contract Owners that are living persons or grantor trusts have this option). Once we accept your change request, any change will be effective on the date you sign the written request. We are not liable for any payment we make or other action we take before accepting any written request from you. You also may designate a joint Annuitant, who is a second person on whose life income payments depend.
BENEFICIARY
The Beneficiary is the person who may elect to receive the death benefit or become the new Contract Owner subject to the Death of Owner provision if the sole surviving Contract Owner dies before the Payout Start Date. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiaries will receive any guaranteed income payments scheduled to continue.
You may name one or more Beneficiaries when you apply for a Contract. You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of beneficiary request form to be signed by you and filed with us. Until we receive your written request to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. Once we accept your change request, any change will be effective on the date you sign the written request. We are not liable for any payment we make or other action we take before accepting any written request from you. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly. If the Contract Owner is a living person, we will determine the Beneficiary from the most recent request of the Contract Owner.
You may restrict income payments to Beneficiaries by providing us with a written request. Once we accept the written request, the restriction will take effect as of the date you signed the request. Any restriction is subject to any payment made by us or any other action we take before we accept the request.
If the Contract Owner is a grantor trust, then the Beneficiary will be that same trust. If the Contract Owner is a non-living person other than a grantor trust, the Contract Owner is also the Beneficiary.
If you did not name a Beneficiary or if the named Beneficiary is no longer living when the sole surviving Contract Owner dies, the Beneficiary will be:
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•your spouse or, if he or she is no longer alive,
•your surviving children equally, or if you have no surviving children,
•your estate.
Children, as used in this prospectus, are natural and adopted children only, either minor or adult.
If more than one Beneficiary survives you, we will divide the death benefit among the surviving Beneficiaries according to your most recent written instructions. If you have not given us written instructions in a form satisfactory to us, we will pay the death benefit in equal amounts to the surviving Beneficiaries.
For purposes of the Contract, in determining whether a living person, including a Contract Owner, Beneficiary, or Annuitant ("Living Person A") has survived another living person, including a Contract Owner, Beneficiary, or Annuitant (Living Person B"), Living Person A must survive Living Person B by at least 24 hours. Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.
MODIFICATION OF THE CONTRACT
Only an officer of Allstate Life may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law or except as otherwise permitted in the Contract. If a provision of the Contract is inconsistent with state law, we will follow state law.
ASSIGNMENT
You may assign an interest in your Contract. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until you sign it and file it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. You should consult with an attorney before assigning your Contract.
WRITTEN REQUESTS AND FORMS IN GOOD ORDER
Written requests must include sufficient information and/or documentation, and be sufficiently clear, to enable us to complete your request without the need to exercise discretion on our part to carry it out. You may contact our Customer Service Center to learn what information we require for your particular request to be in “good order.” Additionally, we may require that you submit your request on our form. We reserve the right to determine whether any particular request is in good order, and to change or waive any good order requirements at any time.
If you have any questions, please contact your financial representative or call our Customer Service Center at 1-800-755-5275.

Purchases and Contract Value
MINIMUM PURCHASE PAYMENTS
All subsequent purchase payments must be at least $1,000. You may make purchase payments at any time prior to the Payout Start Date. We reserve the right to limit the maximum amount and number of purchase payments we will accept.
AUTOMATIC ADDITIONS PROGRAM
You may make subsequent purchase payments by automatically transferring money from your bank account. Please call or write us for an enrollment form.
ALLOCATION OF PURCHASE PAYMENTS
For each purchase payment, you must select a Guarantee Period. A Guarantee Period is a period of years during which you will earn a guaranteed interest rate on your money. You must allocate at least $1,000 to any one Guarantee Period at the time you make your purchase payment or select a renewal Guarantee Period.
We will apply your purchase payment to the Guarantee Period you select within 7 days of the receipt of the payment and required information.

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CONTRACT VALUE
Your Contract Value at any time during the Accumulation Phase is equal to the sum of the purchase payments you have invested in the Guarantee Periods, plus earnings thereon, and less any amounts previously withdrawn.

Guarantee Periods
Each payment allocated to a Guarantee Period earns interest at a specified rate that we guarantee. Guarantee Periods may range from 1 to 10 years. You must select a Guarantee Period for each purchase payment.
Amounts allocated to Guarantee Periods become part of our general account, which supports our insurance and annuity obligations. The general account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets of the general account, subject to applicable law. You do not share in the investment experience of the general account. Obligations under the Contract are subject to the financial strength and claims paying ability of Allstate Life, the registrant.
You must allocate at least $1,000 to an available Guarantee Period at the time you make a purchase payment or select a renewal Guarantee Period.

INTEREST RATES
We will tell you what interest rates and Guarantee Periods we are offering at a particular time. We will not change the interest rate that we credit to a particular investment until the end of the relevant Guarantee Period. We may declare different interest rates for Guarantee Periods of the same length that begin at different times.
We have no specific formula for determining the rate of interest that we will declare initially or in the future. We will set those interest rates based on investment returns available at the time of the determination. In addition, we may consider various other factors in determining interest rates including regulatory and tax requirements, sales commissions and administrative expenses, general economic trends, and competitive factors. We determine the interest rates to be declared in our sole discretion. We can neither predict nor guarantee what those rates will be in the future. For current interest rate information, please contact Allstate Life at 1-800-654-2397.
HOW WE CREDIT INTEREST
We will credit interest to your initial purchase payment from the Issue Date. We will credit interest to your additional purchase payments from the date we receive them. We will credit interest daily to each amount allocated to a Guarantee Period at a rate that compounds to the annual interest rate that we declared at the beginning of the applicable Guarantee Period.
The following example illustrates how a $10,000 purchase payment would grow, if allocated to a 5 year Guarantee Period, crediting a hypothetical 4.5% annual interest rate:

Purchase Payment	$10,000
Guarantee Period	5 Years
Annualized Effective Interest Rate	4.50%
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End of Contract Year
	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning Contract Value	$10,000.00
× (1 + Annual Interest Rate)	1.045
	$10,450.00
Contract Value at end of Contract Year		$10,450.00
× (1 + Annual Interest Rate)		1.045
		$10,920.25
Contract Value at end of Contract Year			$10,920.25
× (1 + Annual Interest Rate)			1.045
			$11,411.66
Contract Value at end of Contract Year				$11,411.66
× (1 + Annual Interest Rate)				1.045
				$11,925.19
Contract Value at end of Contract Year					$11,925.19
× (1 + Annual Interest Rate)					1.045
					$12,461.82
Total Interest Credited During Guarantee Period = $2,461.82 ($12,461.82-$10,000)
This example assumes no withdrawals during the entire 5 year Guarantee Period. If you were to make a partial withdrawal, you may be required to pay a withdrawal charge. In addition, the amount withdrawn may be increased or decreased by a Market Value Adjustment that reflects changes in interest rates since the time you invested the amount withdrawn (see "Market Value Adjustment"). The hypothetical annual interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above.
RENEWALS
We will mail you a notice at least 10 days prior to the end of each Guarantee Period, informing you of the options available to you for the expiring Guarantee Period. During the 30-day period after the end of the Guarantee Period, you may:
1)Take no action. We will automatically apply your money to a new Guarantee Period of the same length as the expiring Guarantee Period or, if unavailable, into a Guarantee Period of the next shortest term currently offered. The new Guarantee Period will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for a Guarantee Period of that length; or
2)Instruct us to apply your money to one or more new Guarantee Periods that may be available. The new Guarantee Period(s) will begin on the day the previous Guarantee Period(s) ends. The new interest rate for each new Guarantee Period will be our then current declared rates for that Guarantee Period; or
3)Withdraw all or a portion of your money from the expired Guarantee Period without incurring a Market Value Adjustment (or a withdrawal charge to the extent of the Free Withdrawal Amount). Amounts withdrawn will be deemed withdrawn on the day the Guarantee Period expired. Amounts not withdrawn will be applied to a new Guarantee Period of the same length as the previous Guarantee Period or, if unavailable, into a Guarantee Period of the next shortest term currently offered. The new Guarantee Period will begin on the day the previous Guarantee Period ends.
MARKET VALUE ADJUSTMENT
All withdrawals from a Guarantee Period, other than those taken within the first 30 days of a renewal Guarantee Period are subject to a Market Value Adjustment. A Market Value Adjustment also may apply upon payment of a death benefit and when you apply your Contract Value to an Income Plan (other than during the 30 day period described above).
We will not apply the Market Value Adjustment to withdrawals you make:
•to satisfy IRS minimum distribution rules for this Contract; or
•within the Preferred Withdrawal Amount, described under “Expenses”, below.
We apply the Market Value Adjustment to reflect changes in interest rates from the time the amount being withdrawn was allocated to a Guarantee Period to the time you withdraw it.
We calculate the Market Value Adjustment by comparing the interest rate for the Guarantee Period at its inception to the interest rate for a period equal to the time remaining in the Guarantee Period when you remove your money, as determined under the Contract.
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The Market Value Adjustment may be positive or negative, depending on changes in interest rates. As such, you bear the investment risk associated with changes in interest rates. If interest rates increase significantly from the time you make a purchase payment, the Market Value Adjustment, any applicable withdrawal charge, premium taxes, and income tax withholding (if applicable) could reduce the amount you receive upon full withdrawal of your Contract Value. However, we guarantee that the amount received upon surrender (prior to any withholding and before deduction for any applicable premium taxes) will be at least equal to the purchase payments less any prior partial withdrawals.
Generally, if the annual interest rate for the Guarantee Period at the time you allocate your purchase payment is lower than the applicable current annual interest rate for a period equal to the time remaining in the Guarantee Period, then the Market Value Adjustment will result in a lower amount payable to you. Conversely, if the annual interest rate for the Guarantee Period at the time you allocate your purchase payment is higher than the applicable current annual interest rate, then the Market Value Adjustment will result in a higher amount payable to you.
For example, assume that you purchase a Contract and select an initial Guarantee Period of 5 years that has an annual interest rate of 4.50%. Assume that at the end of 3 years, you make a partial withdrawal, in excess of the Preferred Withdrawal Amount. If, at that later time, the current interest rate for a 2 year Guarantee Period is 4.00%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to you. Conversely, if the current interest rate for the 2 year Guarantee Period is 5.00%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to you. The hypothetical interest rate in this example is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above, and in recent years they generally have been lower in a generally low interest rate environment.
The formula for calculating Market Value Adjustments is set forth in the Appendix A this prospectus, which also contains additional examples of the application of the Market Value Adjustment.

Expenses
As a Contract Owner, you will bear the charges and expenses described below.
WITHDRAWAL CHARGE
During the Accumulation Phase, we may assess a withdrawal charge equal to 6% of all amounts withdrawn or surrendered. However, each year you may withdraw up to 10% of the money initially allocated to the Guarantee Period from which you are making the withdrawal, without paying a withdrawal charge. We measure each year from the commencement of the relevant Guarantee Period. Unused portions of this 10% “Preferred Withdrawal Amount” are not carried forward to future years or other Guarantee Periods. We will deduct withdrawal charges, if applicable, from the amount paid unless you instruct otherwise.
The following example illustrates how the withdrawal charge is calculated on a full surrender at the end of the third contract year with an initial deposit of $10,000, interest rate of 4.50% and no prior withdrawals:

Step 1 calculate Contract Value	$10,000 * (1.045)[3] = $11,411.66
Step 2 calculate the amount in excess of the Free Withdrawal Amount	Free Withdrawal Amount = 10% * $10,000 = $1,000 Amount in Excess is $11,411.66 - $1,000 = $10,411.66
Step 3 calculate the Withdrawal Charge	6.0% * $10,411.66 = $624.70

We also do not apply a withdrawal charge in the following situations:
•on the Payout Start Date;
•the death of the Contract Owner or the Annuitant;
•withdrawals taken to satisfy IRS minimum distribution rules for the Contract; or
•withdrawals from a renewal Guarantee Period made within the first 30 days of such Period.
We use the amounts obtained from the withdrawal charge to recover the cost of sales commissions and other promotional or distribution expenses associated with marketing the Contracts.
Withdrawals may be subject to tax penalties or income tax and a Market Value Adjustment. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 ½, may be subject to an additional 10% federal tax penalty. You should consult your
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own tax counsel or other tax advisors regarding any withdrawals.
PREMIUM TAXES
Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs, including payment upon death.
We may, sometime in the future, discontinue this practice and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state or other governmental entity (as applicable).
At the Payout Start Date, we deduct the charge for any applicable premium taxes from the total Contract Value before applying the Contract Value to an Income Plan.

Access to Your Money
You can withdraw some or all of your money at any time prior to the Payout Start Date. You may not make any withdrawals or surrender your Contract once the Payout Phase has begun.
You must specify the Guarantee Period from which you would like to withdraw your money. If the amount you withdraw reduces the amount invested in any Guarantee Period to less than $1,000, we will treat the withdrawal request as a request to withdraw the entire amount in that Guarantee Period.
The amount you receive may be reduced by a withdrawal charge, income tax withholding, and any premium taxes. The amount you receive may be increased or reduced by a Market Value Adjustment. If you request a total withdrawal, we may require you to return your Contract to us.
Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Distributions taken prior to age 59 ½ may be subject to an additional 10% federal tax penalty.
Please consult your tax advisor before taking any withdrawal.
SYSTEMATIC WITHDRAWAL PROGRAM
You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. The minimum amount of each systematic withdrawal is $100. We will deposit systematic withdrawal payments into the Contract Owner's bank account. Please consult your tax advisor before taking any withdrawal.
Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59½, may be subject to an additional 10% federal tax penalty.
We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.

POSTPONEMENT OF PAYMENTS
We may postpone, at our discretion, payment of withdrawals for up to six months from the date we receive your withdrawal request or such shorter time as the law may allow. Where required, we will obtain prior approval from your state Insurance Commissioner.
RETURN OF PURCHASE PAYMENT GUARANTEE
When you withdraw your money, a withdrawal charge and a Market Value Adjustment, may apply. If you decide to surrender your Contract, we guarantee that the “Cash Surrender Value” of your Contract, which is the Contract Value, adjusted by any Market Value Adjustment, less withdrawal charges and premium taxes will never be less than the sum of your initial and any subsequent purchase payments, less amounts previously withdrawn (prior to withholding and the deduction of any applicable taxes). Premium taxes and income tax withheld may reduce the amount you receive on surrender to less than the sum of your initial and any subsequent purchase payments. This guarantee does not apply to earnings on purchase payments. The renewal of a Guarantee Period does not in any way change this guarantee.
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MINIMUM CONTRACT VALUE
If the amount you withdraw reduces your Contract Value to less than $1,000, we will treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. If we terminate your Contract, we will distribute to you its Contract Value, adjusted by any Market Value Adjustment, less withdrawal and other charges and applicable taxes.

Payout Phase
PAYOUT START DATE
The Payout Start Date is the day that we apply your money to provide income payments under an Income Plan. The Payout Start Date must be:
•at least 30 days after the Issue Date; and
•no later than the Annuitant’s 90th birthday, or
•the 10th Contract anniversary, if later.
You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the new Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.
INCOME PLANS
An Income Plan is a series of scheduled payments to you or someone you designate. You may choose only one Income Plan. You may choose and change your choice of Income Plan until 30 days before the Payout Start Date. If we do not receive notification of your selection, you will be deemed to have elected Income Plan 1, life income with guaranteed payments for 120 months, and we will make payments in accordance with that Income Plan. You may not make withdrawals or change your choice of Income Plan after the Payout Start Date. If you do not want an Income Plan you must surrender your Contract prior to the Contract Maturity Date.
A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the “basis”. Once the investment in the Contract is depleted, all remaining payments will be fully taxable. If the Contract is tax-qualified, generally, all payments will be fully taxable. Taxable payments taken prior to age 59½, may be subject to an additional 10% federal tax penalty.
Income Plan 1 - Life Income with Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies in the Payout Phase, we will continue to pay income payments until the guaranteed number of payments has been paid. The Guaranteed Payment Period may range from 60 to 360 months.
Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as either the Annuitant or the joint Annuitant lives. If both the Annuitant and joint Annuitant die in the Payout Phase, we will continue to pay the income payments until the guaranteed number of payments has been paid. The Guaranteed Payment Period may range from 60 to 360 months.
Income Plan 3 - Guaranteed Payments for a Specified Period. Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant’s life. The shortest number of months guaranteed is 60; the longest number of months guaranteed is 360.
The length of any Guaranteed Payment Period under your selected Income Plan generally will affect the dollar amount of each income payment. As a general rule, longer guarantee periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no minimum specified period for guaranteed payments, the income payments generally will be greater than the income payments made under the same Income Plan with a minimum specified period for guaranteed payments. As a general rule, plans with a joint Annuitant also will result in lower income payments. Income plans may vary from state to state.
We may make other Income Plans available, including ones that you and we agree upon. You may obtain information about them by writing or calling us.
If you choose Income Plan 1 or 2, or, if available, another Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we will require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and may require proof that the Annuitant or joint Annuitant are alive before we make each payment. Please note that under such Income Plans, if you elect to take no guaranteed payments, it is possible that the payee could receive no income payments if the Annuitant and any joint Annuitant both die before the first income payment, or only one income payment if they die before the second income payment, and so on.
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We will apply your Contract Value, adjusted by any Market Value Adjustment, less applicable taxes, to your Income Plan on the Payout Start Date. If your initial monthly payments would be less than $20, and state law permits, we may:
•terminate your Contract and pay you the Contract Value, adjusted by any Market Value Adjustment and less any applicable taxes, in a lump sum instead of the periodic payments you have chosen, or
•reduce the frequency of your payments so that each payment will be at least $20.
INCOME PAYMENTS
Subject to your Income Plan selection, we guarantee income payment amounts for the duration of the Income Plan. We calculate income payments by:
•adjusting your Contract Value on the Payout Start Date by any applicable Market Value Adjustment;
•deducting any applicable premium tax; and
•applying the resulting amount to the greater of (a) the appropriate value from the income payment table in your Contract or (b) such other value as we are offering at that time.
We may postpone, at our discretion, making fixed income payments for a period of up to six months or such shorter time as state law may allow. Where required, we will obtain prior approval from your state Insurance Commissioner. If we postpone payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.
CERTAIN EMPLOYEE BENEFIT PLANS
The Contract offered by this prospectus contains income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex, to the extent permitted by law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the Contract is appropriate.

Death Benefits
We will pay a death benefit if, prior to the Payout Start Date:
1)the Contract Owner dies; or
2)the Annuitant dies.
We will pay the death benefit to the new Contract Owner as determined immediately after the death. The new Contract Owner would be a surviving Contract Owner or, if none, the Beneficiary.
DEATH BENEFIT AMOUNT
Prior to the Payout Start Date, the death benefit is equal to the Contract Value plus any positive Market Value Adjustment applied in excess of the Free Withdrawal Amount. Any applicable taxes may be deducted.
A claim for the settlement of the death benefit must include "Due Proof of Death." We will accept the following documentation as Due Proof of Death:
•a certified copy of the death certificate;
•a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
•any other proof acceptable to us.
DEATH BENEFIT OPTIONS
Upon death of the Contract Owner, the new Contract Owner generally has the following 3 options:
1.receive the Cash Surrender Value within 5 years of the date of death;
2.receive the Death Benefit in a lump sum; or
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3.apply the Death Benefit to an Income Plan, with income payments beginning within one year of the date of death. Income payments must be made over the life of the new Contract Owner, or a period not to exceed the life expectancy of the new Contract Owner.
Options 2 and 3 above are only available if we receive Due Proof of Death within 180 days of the date of death. We reserve the right to waive or extend the 180 day limit on a non-discriminatory basis. Please refer to your Contract for more details on the above options, including terms that apply to grantor trusts.
If the new Contract Owner is a non-living person (other than a grantor trust), the new Contract Owner must elect to receive the Death Benefit in a lump sum.
If the surviving spouse of the deceased Contract Owner is the new Contract Owner, then the spouse may elect Options 2 or 3 listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. If there is no Annuitant at that time, the new Annuitant will be the surviving spouse, unless the new Contract Owner names a different annuitant. If the Contract is continued in the Accumulation Phase, the surviving spouse may make a single withdrawal of any amount within 1 year of the date of death without incurring a withdrawal charge.
However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply. The single withdrawal amount is in addition to the annual Preferred Withdrawal Amount.
If the Contract Owner is not the Annuitant and the Annuitant dies, then the Contract Owner has the following 3 options:
1.continue the Contract as if the death had not occurred;
2.receive the Death Benefit in a lump sum; or
3.apply the Death Benefit to an Income Plan, which must begin within 1 year of the date of death and must be for a period equal to or less than the life expectancy of the Contract Owner.
The Contract Owner has 60 days from the date Allstate Life receives Due Proof of Death to select an income plan without incurring a tax on the entire gain in the Contract. If the Contract Owner elects to continue the Contract they will be taxed on the entire gain in the Contract computed on the date of continuance. We are required to report such gain to the IRS as income to the Contract Owner. An additional 10% federal tax penalty may apply if the Contract Owner is under age 59 ½. Any amount included in the Contract Owner's gross income as a result of a Contract continuance will increase the investment in the Contract for future distributions.
For Options 1 and 3, the new Annuitant will be the youngest Contract Owner unless the Contract Owner names a different Annuitant. Options 1 and 3 are not available if the Contract Owner is a non-living person (other than a grantor trust).
Options 2 and 3 above are available only if we receive Due Proof of Death within 180 days of the date of death. We reserve the right to waive or extend the 180 day limit on a non-discriminatory basis. Please refer to your Contract for more details on the above options, including terms that apply to grantor trusts.

More Information
ALLSTATE LIFE
Allstate Life is the issuer of the Contract. Allstate Life was organized in 1957 as a stock life insurance company under the laws of the State of Illinois.
Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the State of Illinois. All of the capital stock issued and outstanding of Allstate Insurance Company is owned by The Allstate Corporation.
Allstate Life is licensed to operate in the District of Columbia, Puerto Rico, and all jurisdictions except the State of New York. We intend to offer the Contract in those jurisdictions in which we are licensed. Our home office is located at 3075 Sanders Road, Northbrook, Illinois, 60062. Additional information concerning Allstate Life is provided in Appendix A to this prospectus.
THE CONTRACT
Distribution. Morgan Stanley & Co. Inc., located at 1585 Broadway, New York, NY 10036, serves as principal underwriter of the Contracts. Morgan Stanley & Co. Inc. is a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Morgan Stanley & Co. Inc. is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and is a member of FINRA. Morgan Stanley & Co. Inc. is also registered with the Securities and Exchange Commission as an investment adviser. Morgan Stanley & Co. Inc. is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.
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Effective June 1, 2009, Morgan Stanley and Citigroup Inc. (“Citi”) established a new broker dealer, Morgan Stanley Smith Barney LLC (“MSSB”), as part of a joint venture that included the Global Wealth Management Group within Morgan Stanley & Co. In furtherance of this joint venture, effective June 1, 2009, Morgan Stanley Smith Barney LLC was added as an additional party to the General Agency/Selling Agreement related to sales of the Contracts through the Morgan Stanley channel of MSSB. On June 28, 2013, Morgan Stanley purchased Citi’s interest in MSSB. Accordingly, MSSB is now a wholly owned indirect subsidiary of Morgan Stanley. Compensation amounts previously paid to Morgan Stanley & Co. are now paid to MSSB. The principal business address for MSSB is 1585 Broadway, New York, New York 10036.
We may pay broker-dealers up to a maximum sales commission of 8% on subsequent purchase payments or upon renewal of a Guarantee Period. The underwriting agreement with Morgan Stanley & Co. Inc. provides that we will reimburse Morgan Stanley & Co. Inc. for any liability to Contract Owners arising out of services rendered or Contracts issued.
Administration. We have primary responsibility for all administration of the Contracts. We provide the following administrative services, among others:
•issuance of the Contracts;
•maintenance of Contract Owner records;
•Contract Owner services; and
•preparation of Contract Owner reports.
You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we reserve the right to make the adjustment as of the date that we receive notice of the potential error.

ANNUITIES HELD WITHIN A QUALIFIED PLAN
If you use the Contract within an employer sponsored qualified retirement plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information. Allstate Life no longer issues deferred annuities to employer sponsored qualified retirement plans.

LEGAL MATTERS
Certain matters of state law pertaining to the Contracts, including the validity of the Contracts and Allstate Life’s right to issue such Contracts under applicable state insurance law, have been passed upon by Angela K. Fontana, Vice President, General Counsel and Secretary of Allstate Life.
EXPERTS
The consolidated financial statements included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and financial statement schedules are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Taxes
The following discussion is general and is not intended as tax advice. Allstate Life makes no guarantee regarding the tax treatment of any Contract or transaction involving a Contract.
Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax advisor.

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TAXATION OF ALLSTATE LIFE INSURANCE COMPANY
Allstate Life is taxed as a life insurance company under Part I of Subchapter L of the Code.
TAXATION OF FIXED ANNUITIES IN GENERAL
Tax Deferral. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where the Contract Owner is a natural person.
Non-Natural Owners. Non-natural owners are also referred to as Non Living Owners in this prospectus. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts does not enjoy tax deferral and is taxed as ordinary income received or accrued by the non-natural owner during the taxable year.
Exceptions to the Non-Natural Owner Rule. There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain qualified contracts; (3) contracts purchased by employers upon the termination of certain Qualified Plans; (4) certain contracts used in connection with structured settlement agreements; and (5) immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.
Grantor Trust Owned Annuity. Contracts owned by a grantor trust are considered owned by a non-natural owner. Grantor trust owned contracts receive tax deferral as described in the Exceptions to the Non-Natural Owner Rule section. In accordance with the Code, upon the death of the annuitant, the death benefit must be paid. According to your Contract, the Death Benefit is paid to the surviving Contract Owner. Since the trust will be the surviving Contract Owner in all cases, the Death Benefit will be payable to the trust notwithstanding any beneficiary designation on the annuity contract. A trust, including a grantor trust, has two options for receiving any death benefits: 1) a lump sum payment; or 2) payment deferred up to five years from date of death.
Taxation of Partial and Full Withdrawals. If you make a partial withdrawal under a non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. An exception to this treatment exists for contracts purchased prior to August 14, 1982, or contracts with investment prior to that date often referred to as Pre-TEFRA cost basis. In those contracts, withdrawals are treated as a return of cost basis until all Pre-TEFRA cost basis is withdrawn. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a total withdrawal under a non‑Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.
You should contact a competent tax advisor about the potential tax consequences of a Market Value Adjustment, as no definitive guidance exists on the proper tax treatment of Market Value Adjustments.
Taxation of Annuity Payments. Generally, the rule for income taxation of annuity payments received from a non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. The federal tax treatment of annuity payments is unclear in some respects. As a result, if the IRS should provide further guidance, it is possible that the amount we calculate and report to the IRS as taxable could be different. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.
Partial Annuitization. An individual may partially annuitize their non-qualified annuity if the contract permits. The Small Business Jobs Act of 2010 included a provision which allows for a portion of a non-qualified annuity to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one of more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Withdrawals After the Payout Start Date. Federal tax law is unclear regarding the taxation of any additional withdrawal received after the Payout Start Date. It is possible that a greater or lesser portion of such a payment could be taxable than the amount we determine.
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Distribution at Death Rules. In order to be considered an annuity contract for federal income tax purposes, the Contract must provide:
•if any Contract Owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Contract Owner’s death;
•if any Contract Owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Contract Owner’s death. These requirements are satisfied if any portion of the Contract Owner’s interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Contract Owner’s death. If the Contract Owner’s designated Beneficiary is the surviving spouse (as defined by federal law) of the Contract Owner, the Contract may be continued with the surviving spouse as the new Contract Owner;
•if the Contract Owner is a non-natural person, then the Annuitant will be treated as the Contract Owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will trigger the rules under death of the Contract Owner.
Please consult with your tax or legal adviser for additional information.
Taxation of Annuity Death Benefits. Death Benefit amounts are included in income as follows:
•if distributed in a lump sum, the amounts are taxed in year of distribution in the same manner as a total withdrawal, or
•if distributed under an Income Plan, the amounts are taxed in the same manner as annuity payments.
Medicare Tax on Net Investment Income. The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,750 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.
Penalty Tax on Premature Distributions. A 10% penalty tax applies to the taxable amount of any premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59½. However, no penalty tax is incurred on distributions:
•made on or after the date the Contract Owner attains age 59½,
•made as a result of the Contract Owner’s death (or Annuitant’s death when owner is not an individual) or becoming totally disabled as defined in the Code,
•made in substantially equal periodic payments (as defined by the Code) over the Contract Owner’s life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,
•made under an immediate annuity (as defined by the Code), or
•attributable to investment in the Contract before August 14, 1982.
You should consult a competent tax advisor to determine how these exceptions may apply to your situation.
Substantially Equal Periodic Payments. With respect to non‑Qualified Contracts using substantially equal periodic payments or immediate annuity payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the Contract Owner’s attaining age 59½ would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. Not all products may offer a substantially equal periodic payment stream. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.
Tax Free Exchanges under Internal Revenue Code Section 1035. A 1035 exchange is a tax-free exchange of a non‑Qualified life insurance contract, endowment contract or annuity contract into a non-Qualified annuity contract, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. The contract owner(s) must be the same on the old and new contracts. Basis from the old contract carries over to the new contract so long as we receive that information from the relinquishing company. If basis information is never received, we will assume that all exchanged funds represent earnings and will allocate no cost basis to them. Once you begin fixed annuity payments, you are not eligible for a tax-free exchange under Section 1035.
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Partial Exchanges. The IRS has issued rulings that permit partial exchanges of annuity contracts. Effective October 24, 2011, a partial exchange, from one deferred annuity contract to another deferred annuity contract will qualify for tax deferral. If a distribution from either contract occurs during the 180 day period following the date of the 1035 transfer, the IRS will apply general tax principles to determine the substance and treatment of the transfer. This may include disqualifying the original 1035 exchange or treating the withdrawn funds as a distribution from the original contract. You should consult with a competent tax advisor with respect to withdrawals or surrenders during this 180 day time frame.
If a partial exchange is retroactively negated, the amount originally transferred to the recipient contract is treated as a withdrawal from the source contract, taxable to the extent of any gain in that contract on the date of the exchange. An additional 10% tax penalty may also apply if the Contract Owner is under age 59 ½. Your Contract may not permit partial exchanges, please contact us for more information.
Partial exchange from a deferred annuity to long-term care contract. The IRS confirmed in Notice 2011-68 that partial exchanges from a deferred annuity contract to a qualified long-term care insurance contract can qualify as tax-free exchanges under section 1035.
You should consult a competent tax advisor before entering into any transaction of this type.
Taxation of Ownership Changes. If you transfer a non‑Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Any assignment or pledge (or agreement to assign or pledge) of the Contract Value is taxed as a withdrawal of such amount or portion and may also incur the 10% penalty tax. If the entire Account Value is assigned or pledged, subsequent increases in the Account Value are also treated as withdrawals for as long as the assignment or pledge remains in place. The cost basis is increased by the amount includible in income with respect to such assignment or pledge.
Aggregation of Annuity Contracts. The Code requires that all non-qualified deferred annuity contracts issued by Allstate Life (or its affiliates) to the same Contract Owner during any calendar year be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.
INCOME TAX WITHHOLDING
Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. If no election is made or no U.S. taxpayer identification number is provided we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.
Allstate Life is required to withhold federal income tax using the wage withholding rates for all annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.
Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.
Generally, Code Section 1441 provides that Allstate Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien not subject to FATCA. Certain payees may be subject to the Foreign Accounts Tax Compliance Act (FATCA) which would require 30% mandatory withholding for certain entities. Please see your personal tax advisor for additional information regarding FATCA. A non‑resident alien is someone other than a U.S. citizen or resident alien. We require an IRS Form W-8 at issue to certify the owners' foreign status. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien’s country of residence if the payee provides a fully completed Form W-8. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number (“ITIN”). The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.
TAX QUALIFIED CONTRACTS
The income on tax sheltered annuity (TSA) and IRA investments is tax deferred, and the income from annuities held by such plans does not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing an annuity as an IRA. Tax Qualified Contracts are contracts purchased as or in connection with:
•Individual Retirement Annuities (IRAs) under Code Section 408(b);
•Roth IRAs under Code Section 408A;
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•Simplified Employee Pension (SEP IRA) under Code Section 408(k);
•Savings Incentive Match Plans for Employees (SIMPLE IRA) under Code Section 408(p);
•Tax Sheltered Annuities under Code Section 403(b);
•Corporate and Self Employed Pension and Profit Sharing Plans under Code Section 401; and
•State and Local Government and Tax-Exempt Organization Deferred Compensation Plans under Code Section 457.
Allstate Life reserves the right to limit the availability of the Contract for use with any of the retirement plans listed above or to modify the Contract to conform with tax requirements. If you use the Contract within an employer sponsored qualified retirement plan or TSA, the plan may impose different or additional conditions or limitations on withdrawals, waiver of charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if Qualified Plan and TSA limits on distributions and other conditions are not met. Please consult your Qualified Plan or TSA administrator for more information. Allstate Life no longer issues deferred annuities to employer sponsored qualified retirement plans or TSAs.
The tax rules applicable to participants with tax qualified annuities vary according to the type of contract and the terms and conditions of the endorsement. Adverse tax consequences may result from certain transactions such as excess contributions, premature distributions, and, distributions that do not conform to specified commencement and minimum distribution rules. Allstate Life can issue an individual retirement annuity on a rollover or transfer of proceeds from a decedent’s IRA, TSA, or employer sponsored retirement plan under which the decedent’s surviving spouse is the beneficiary. Allstate Life does not offer an individual retirement annuity that can accept a transfer of funds for any other, non-spousal, beneficiary of a decedent’s IRA, TSA, or employer sponsored qualified retirement plan. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRA’s, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under federal bankruptcy laws.
Please refer to the section Required Distributions Upon Your Death for a Qualified Annuity for IRAs or 403(b) plans, if applicable, for additional information on your death settlement options. In the case of certain Qualified Plans, the terms of the Qualified Plan Endorsement and the plans may govern the right to benefits, regardless of the terms of the Contract.
Taxation of Withdrawals from an Individually Owned Tax Qualified Contract. If you make a partial withdrawal under a Tax Qualified Contract other than a Roth IRA, the portion of the payment that bears the same ratio to the total payment that they invest in the Contract (i.e., nondeductible IRA contributions) bears to the Contract Value, is excluded from your income. We do not keep track of nondeductible contributions, and generally all tax reporting of distributions from Tax Qualified Contracts other than Roth IRAs will indicate that the distribution is fully taxable.
“Qualified distributions” from Roth IRAs are not included in gross income. “Qualified distributions” are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:
•made on or after the date the Contract Owner attains age 59½,
•made to a beneficiary after the Contract Owner’s death,
•attributable to the Contract Owner being disabled, or
•made for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).
“Non-qualified distributions” from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions.
Required Minimum Distributions. Generally, Tax Qualified Contracts (excluding Roth IRAs) require minimum distributions upon reaching age 70½ (72 for those who would have reached age 70 ½ after 2019). Failure to withdraw the required minimum distribution will result in a 50% tax penalty on the shortfall not withdrawn from the Contract. Effective December 31, 2005, the IRS requires annuity contracts to include the actuarial present value of other benefits for purposes of calculating the required minimum distribution amount. These other benefits may include accumulation, income, or death benefits. Not all income plans offered under the Contract satisfy the requirements for minimum distributions. Because these distributions are required under the Code and the method of calculation is complex, please see a competent tax advisor.
The Death Benefit and Tax Qualified Contracts. Pursuant to the Code and IRS regulations, an IRA (e.g., traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not invest in life insurance contracts. However, an IRA may provide a death benefit that equals the greater of the purchase payments or the Contract Value. The Contract offers a death benefit that in certain circumstances may exceed the greater of the purchase payments or the Contract Value. We believe that the Death Benefits offered by your Contract do not constitute life insurance under these regulations.
It is also possible that certain death benefits that offer enhanced earnings could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in current taxable income to a Contract Owner. In addition, there are
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limitations on the amount of incidental death benefits that may be provided under Qualified Plans, such as in connection with a TSA or employer sponsored qualified retirement plan.
Allstate Life reserves the right to limit the availability of the Contract for use with any of the Qualified Plans listed above.
Penalty Tax on Premature Distributions from Tax Qualified Contracts. A 10% penalty tax applies to the taxable amount of any premature distribution from a Tax Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59½. However, no penalty tax is incurred on distributions:
•made on or after the date the Contract Owner attains age 59½,
•made as a result of the Contract Owner’s death or total disability,
•made in substantially equal periodic payments (as defined by the Code) over the Contract Owner’s life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,
•made after separation from service after age 55 (does not apply to IRAs),
•made pursuant to an IRS levy,
•made for certain medical expenses,
•made to pay for health insurance premiums while unemployed (applies only for IRAs),
•made for qualified higher education expenses (applies only for IRAs)
•made for a first time home purchase (up to a $10,000 lifetime limit and applies only for IRAs),
•made for qualified expenses after the birth or adoption of a child ($5,000 limit on expenses incurred within 1 year after birth or adoption), and
•from an IRA or attributable to elective deferrals under a 401(k) plan, 403(b) annuity or certain similar arrangements made to individuals who (because of their being members of a reserve component) are ordered or called to active duty after September 11, 2001 for more than 179 days or for an indefinite period; and made during the period beginning on the date of the order or call on duty and ending at the close of the active duty period.
During the first 2 years of the individual’s participation in a SIMPLE IRA, distributions that are otherwise subject to the premature distribution penalty, will be subject to a 25% penalty tax.
You should consult a competent tax advisor to determine how these exceptions may apply to your situation.
Substantially Equal Periodic Payments on Tax Qualified Contracts. With respect to Tax Qualified Contracts using substantially equal periodic payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the taxpayer’s attaining age 59½ would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. Not all products may offer substantially equal periodic payment stream.
Income Tax Withholding on Tax Qualified Contracts. Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions that are not considered “eligible rollover distributions.” The customer may elect out of withholding by completing and signing a withholding election form. If no election is made or if no U.S. Taxpayer Identification number is provided, we will automatically withhold the required 10% from the taxable amount. Since we cannot determine the taxable amount of distributions from a Roth IRA, we will not automatically withhold 10%. If you request withholding from a Roth IRA distribution, federal income tax will be withheld on the entire amount distributed. In certain states, if there is federal withholding, then state withholding is also mandatory. Allstate Life is required to withhold federal income tax at a rate of 20% on all “eligible rollover distributions” unless you elect to make a “direct rollover” of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from Tax Qualified Contracts, including TSAs but excluding IRAs, with the exception of:
•required minimum distributions, or,
•a series of substantially equal periodic payments made over a period of at least 10 years, or,
•a series of substantially equal periodic payments made over the life (joint lives) of the participant (and beneficiary), or,
•hardship distributions.
For all annuitized distributions that are not subject to the 20% withholding requirement, Allstate Life is required to withhold federal income tax using the wage withholding rates. The customer may elect out of withholding by completing and signing a
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withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory. Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.
Generally, Code Section 1441 provides that Allstate Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien not subject to FATCA. Certain payees may be subject to the Foreign Accounts Tax compliance Act (FATCA) which would require 30% mandatory withholding for certain entities. Please see your personal tax advisor for additional information regarding FATCA. A non‑resident alien is someone other than a U.S. citizen or resident alien. We require an IRS Form W-8 at issue to certify the owners' foreign status. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien’s country of residence if the payee provides a fully completed Form W-8. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number (“ITIN”). ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.
Charitable IRA Distributions. Certain qualified IRA distributions for charitable purposes are eligible for an exclusion from gross income, up to $100,000, for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to a certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deduction, if any, for charitable contributions. Effective in 2020, the amount of your qualified charitable distributions that are excluded from income for a tax year is reduced (but not below zero) by the excess of: (1) the total amount of your IRA deductions allowed for all tax years ending on or after the date you attain age 70 ½, over (2) the total amount of reductions for all tax years preceding the current tax year.
The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns.
Individual Retirement Annuities. Code Section 408(b) permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified retirement plans may be “rolled over” on a tax-deferred basis into an Individual Retirement Annuity. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule.
Roth Individual Retirement Annuities. Code Section 408A permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence.
A traditional Individual Retirement Account or Annuity may be converted or “rolled over” to a Roth Individual Retirement Annuity. The tax law allows distributions from qualified retirement plans including tax sheltered annuities and governmental Section 457 plans to be rolled over directly into a Roth IRA, subject to the usual rules that apply to conversions from a traditional IRA into a Roth IRA. The income portion of a conversion or rollover distribution is taxable currently, but is exempted from the 10% penalty tax on premature distributions. Effective January 1, 2005, the IRS requires conversions of annuity contracts to include the actuarial present value of other benefits for purposes of valuing the taxable amount of the conversion.
The Code also permits the recharacterization of current year contribution amounts from a traditional IRA, SEP, or SIMPLE IRA into a Roth IRA, or from a Roth IRA to a traditional IRA. Recharacterization is accomplished through a trustee-to-trustee transfer of a contribution (or a portion of a contribution) plus earnings, between different types of IRAs. A properly recharacterized contribution is treated as a contribution made to the second IRA instead of the first IRA. Such recharacterization must be completed by the applicable tax return due date (with extensions).
Annuities Held By Individual Retirement Accounts (commonly known as Custodial IRAs). Code Section 408 permits a custodian or trustee of an Individual Retirement Account to purchase an annuity as an investment of the Individual Retirement Account. If an annuity is purchased inside of an Individual Retirement Account, then the Annuitant must be the same person as the beneficial owner of the Individual Retirement Account.
If you have a contract issued as an IRA under Code Section 408(b) and request to change the ownership to an IRA custodian permitted under Section 408, we will treat a request to change ownership from an individual to a custodian as an indirect rollover. We will send a Form 1099R to report the distribution and the custodian should issue a Form 5498 for the contract value contribution.
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Generally, the death benefit of an annuity held in an Individual Retirement Account must be paid upon the death of the Annuitant. However, in most states, the Contract permits the custodian or trustee of the Individual Retirement Account to continue the Contract in the accumulation phase, with the Annuitant’s surviving spouse as the new Annuitant, if the following conditions are met:
1)The custodian or trustee of the Individual Retirement Account is the owner of the annuity and has the right to the death proceeds otherwise payable under the Contract;
2)The deceased Annuitant was the beneficial owner of the Individual Retirement Account;
3)We receive a complete request for settlement for the death of the Annuitant; and
4)The custodian or trustee of the Individual Retirement Account provides us with a signed certification of the following:
(a)The Annuitant’s surviving spouse is the sole beneficiary of the Individual Retirement Account;
(b)The Annuitant’s surviving spouse has elected to continue the Individual Retirement Account as his or her own Individual Retirement Account; and
(c)The custodian or trustee of the Individual Retirement Account has continued the Individual Retirement Account pursuant to the surviving spouse’s election.
Simplified Employee Pension IRA. Code Section 408(k) allows eligible employers to establish simplified employee pension plans for their employees using individual retirement annuities. These employers may, within specified limits, make deductible contributions on behalf of the employees to the individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent tax advice.
Savings Incentive Match Plans for Employees (SIMPLE IRA). Code Section 408(p) allows eligible employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees using individual retirement annuities. In general, a SIMPLE IRA consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to purchase the Contract as a SIMPLE IRA should seek competent tax and legal advice.
To determine if you are eligible to contribute to any of the above listed IRAs (traditional, Roth, SEP, or SIMPLE), please refer to IRS Publication 590-A and your competent tax advisor.
Tax Sheltered Annuities. Code Section 403(b) provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Allstate Life has currently suspended sales of TSA contracts.
Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:
•attains age 59½,
•severs employment,
•dies,
•becomes disabled, or
•incurs a hardship (earnings on salary reduction contributions may not be distributed on account of hardship).
These limitations do not apply to withdrawals where Allstate Life is directed to transfer some or all of the Contract Value to another 403(b) plan. Generally, we do not accept funds in 403(b) contracts that are subject to the Employee Retirement Income Security Act of 1974 (ERISA). Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement with the applicable employer or its plan administrator. Unless your contract is grandfathered from certain provisions in these regulations, we will only process certain transactions with employer approval.
Corporate and Self-Employed Pension and Profit Sharing Plans.
Section 401(a) of the Code permits corporate employers to establish various types of tax favored retirement plans for employees. Self-employed individuals may establish tax favored retirement plans for themselves and their employees (commonly referred to as “H.R.10” or “Keogh”). Such retirement plans may permit the purchase of annuity contracts. Allstate Life no longer issues annuity contracts to employer sponsored qualified retirement plans.
There are two owner types for contracts intended to qualify under Section 401(a): a qualified plan fiduciary or an annuitant owner.
•A qualified plan fiduciary exists when a qualified plan trust that is intended to qualify under Section 401(a) of the Code is the owner. The qualified plan trust must have its own tax identification number and a named trustee acting as a fiduciary on behalf of the plan. The annuitant should be the person for whose benefit the contract was purchased.
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•An annuitant owner exists when the tax identification number of the owner and annuitant are the same, or the annuity contract is not owned by a qualified plan trust. The annuitant should be the person for whose benefit the contract was purchased.
If a qualified plan fiduciary is the owner of the contract, the qualified plan must be the beneficiary so that death benefits from the annuity are distributed in accordance with the terms of the qualified plan. Annuitant owned contracts require that the beneficiary be the annuitant’s spouse (if applicable), which is consistent with the required IRS language for qualified plans under Section 401(a). A completed Annuitant Owned Qualified Plan Designation of Beneficiary form is required in order to change the beneficiary of an annuitant owned Qualified Plan contract.
State and Local Government and Tax-Exempt Organization Deferred Compensation Plans.
Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. In eligible governmental plans, all assets and income must be held in a trust/custodial account/annuity contract for the exclusive benefit of the participants and their beneficiaries. To the extent the Contracts are used in connection with a non-governmental eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Under eligible 457 plans, contributions made for the benefit of the employees will not be includible in the employees’ gross income until distributed from the plan. Allstate Life no longer issues annuity contracts to employer sponsored qualified retirement plans.
Late Rollover Self-Certification.
After August 24, 2016, you may be able to apply to rollover a contribution to your IRA or qualified retirement plan after the 60-day deadline through a new self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. We are not required to accept your self-certification for waiver of the 60-day deadline.
Required Distributions Upon Your Death for a Qualified Annuity.
Upon your death under an IRA, Roth IRA, SIMPLE IRA, 403(b) or other employer sponsored plan, any remaining interest must be distributed in accordance with federal income tax requirements. The post-death distribution requirements were amended, applicable generally with respect to deaths occurring after 2019, by the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)). The post-death distribution requirements under prior law continue to apply in certain circumstances.
•Prior law. Under prior law, if an employee under an employer sponsored plan or IRA owner dies prior to the required beginning date, the remaining interest must be distributed (1) within 5 years after the death (the “5-year rule”), or (2) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary, provided that such distributions commence within one year after death (the “lifetime payout rule”). If the employee or IRA owner dies on or after the required beginning date (including after the date distributions have commenced in the form of an annuity), the remaining interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death (the “at-least-as-rapidly rule”).
•The new law. Under the new law, if you die after 2019, and you have a designated beneficiary, any remaining interest must be distributed within 10 years after your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death.
This 10-year post-death distribution period applies regardless of whether you die before your required beginning date, or you die on or after that date (including after distributions have commenced in the form of an annuity). However, if the beneficiary is an EDB and the EDB dies before the entire interest is distributed under this 10-year rule, the remaining interest must be distributed within 10 years after the EDB’s death (i.e., a new 10-year distribution period begins).
Instead of taking distributions under the new 10-year rule, an EDB can take distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence within one year of your death, subject to certain special rules. In particular, if the EDB dies before the remaining interest is distributed under this life expectancy rule, the remaining interest must be distributed within 10 years after the EDB’s death (regardless of whether the remaining distribution period under the life expectancy rule was more or less than 10 years). In addition, if your minor child is an EDB, the child will cease to be an EDB on the date the child reaches the age of majority, and any remaining interest must be distributed within 10 years after that date (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years).
It is important to note that under prior law, annuity payments that commenced under a method that satisfied the distribution
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requirements while the employee or IRA owner was alive could continue to be made under that method after the death of the employee or IRA owner. However, under the new law, if you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by Allstate Life) in order to comply with the new post-death distribution requirements.
The new post-death distribution requirements do not apply if annuity payments that comply with prior law commenced prior to December 20, 2019. Also, even if annuity payments have not commenced prior to December 20, 2019, the new requirements generally do not apply to an immediate annuity contract or a deferred income annuity contract (including a qualifying lifetime annuity contract, or “QLAC”)) purchased prior to that date, if you have made an irrevocable election before that date as to the method and amount of the annuity.
If your beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest after your death generally must be distributed under prior law in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). However, if your beneficiary is a trust and all the beneficiaries of the trust are individuals, the new law can apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries, including special rules allowing a beneficiary of a trust who is disabled or chronically ill to take the distribution of their interest over their life or life expectancy in some cases. You may wish to consult a professional tax advisor about the federal income tax consequences of your beneficiary designations.
In addition, the new post-death distribution requirements generally do not apply if the employee or IRA owner died prior to January 1, 2020. However, if the designated beneficiary of the deceased employee or IRA owner dies after January 1, 2020, any remaining interest must be distributed within 10 year of the designated beneficiary’s death. Hence, this 10-year rule will apply to a contract issued prior to 2020 which continues to be held by a designated beneficiary of an employee or IRA owner who died prior to 2020.
Spousal continuation. Under the new law, as under prior law, if your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse’s death by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by treating your IRA as your surviving spouse’s own IRA.

The post-death distribution requirements are complex and unclear in numerous respects. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax advisor for tax advice as to your particular situation.
ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
In 2018, the Internal Revenue Service issued Revenue Ruling 2018-17, which provides that an amount transferred from an IRA to a state’s unclaimed property fund is subject to federal withholding at the time of transfer. The amount transferred is also subject to federal reporting. Consistent with this Ruling, we will withhold federal income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund.

Gifts and Generation-skipping Transfers
The transfer of the contract or designation of a beneficiary may have federal, state, and/or local transfer and inheritance tax consequences, including the imposition of gift, estate, and generation-skipping transfer taxes.  For example, the transfer of the contract to, or the designation as a beneficiary of, or the payment of proceeds to, a person who is assigned to a generation which is two or more generations below the generation assignment of the owner may have generation skipping transfer tax consequences under federal tax law. The individual situation of each contract owner or beneficiary will determine the extent, if any, to which federal, state, and local transfer and inheritance taxes may be imposed and how ownership or receipt of contract proceeds will be treated for purposes of federal, state and local estate, inheritance, generation skipping and other taxes. Under certain circumstances, the Code may impose a generation-skipping transfer (“GST”) tax when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the owner. Regulations issued under the Code may require us to deduct the tax from your contract, or from any applicable payment, and pay it directly to the IRS. Additionally, if you transfer your Annuity to another person for less than adequate consideration, there may be federal or state income tax consequences.  The potential application of these taxes underscores the importance of seeking guidance from a qualified adviser to help ensure that your estate plan adequately addresses your needs and those of your beneficiaries under all possible scenarios.

Same Sex Marriages, Civil Unions and Domestic Partnerships
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same
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sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal advisor for more information.

CARES Act Impacts
In 2020, Congress passed the Coronavirus Aid, Relief and Economic Security (CARES) Act. This law includes provisions that impact Individual Retirement Annuities (IRAs), Roth IRAs and employer sponsored qualified retirement plans. While most provisions applied only to 2020, certain items impact future years as well.
Waiver of Required Minimum Distributions (RMDs) for 2020. The requirement to take minimum distributions from defined contribution plans and IRAs was waived for 2020. For deaths occurring before 2020, if the post-death 5-year rule applies, the 5-year period is determined without regard to calendar year 2020 and thus, the 5 year rule is extended by one year. The 1-year election rule for life expectancy payments by an eligible beneficiary is also extended by 1 year so that for a 2019 death, the election for a lifetime payout can be made by December 21, 2021.
Withdrawals from Employer Plans and IRAs, including Roth IRAs. Relief was provided for “coronavirus-related distributions” (as defined by federal tax law) from qualified plans and IRAs. The relief applies to such distributions made at any time on or after January 1, 2020 and before December 31, 2020 and permits recontribution of such distribution to a plan or IRA within three years, in which case the recontribution is generally treated as a direct trustee-to-trustee transfer within 60 days of the distribution. Please note that recontributions to certain plans or IRAs may not be allowed based on plan or contract restrictions.
The distribution must have come from an “eligible retirement plan” within the meaning of Code section 402(c)(8)(B), i.e., an IRA, 401(a) plan, 403(a) plan, 403(b) plan, or governmental 457(b) plan. The relief was limited to aggregate distributions of $100,000.
Plan Loans. Relief is provided with respect to plan loans taken by any “qualified individual” (as defined by federal tax law) who is affected by the coronavirus in that the due date for any repayment on a loan that otherwise is due between March 27, 2020 (the date of enactment) and December 31, 2020, would be delayed for one year. This also would extend the maximum loan period (normally five years).

Annual Reports and Other Documents
Allstate Life will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Allstate Life, P.O. Box 660191, Dallas, TX 75266-0191 or by calling 1-800-632-3492. Allstate Life files periodic reports as required under the Securities Exchange Act of 1934. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov).

Annual Statements
At least once a year prior to the Payout Start Date, we will send you a statement containing information about your Contract Value. For more information, please contact your financial representative or call our customer support unit at 1-800-654-2397.

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Disclosure of Commission Position on Indemnification for Securities Act Liabilities
The Allstate Corporation has secured a financial institutions bond in the amount of $5,000,000, subject to a $25,000,000 deductible. Allstate also maintains directors’ and officers’ liability insurance coverage with limits of $200 million under which ALIC, as well as certain other subsidiaries of Allstate, are covered. A provision in ALIC’s by-laws provides for the indemnification of individuals serving as directors or officers.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling ALIC pursuant to the foregoing provisions, ALIC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Reliance on Rule 12h-7
Rule 12h-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), exempts an insurance company from filing reports under the Exchange Act when the insurance company issues certain types of insurance products that are registered under the Securities Act of 1933 and such products are regulated under state law. The Contracts described in this prospectus fall within the exemption provided under rule 12h-7. Effective May 8, 2020, Allstate Life will rely on the exemption provided under Rule 12h-7 and will not file reports under the Exchange Act.

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Market Value Adjustment
The Market Value Adjustment is based on the following:

I	=	the interest crediting rate for that Sub-Account’s Guarantee Period;
N	=	the number of complete days from the date we receive the withdrawal request to the end of the Sub-Account’s Guarantee Period; and
J	=	the current interest crediting rate for new Contracts offered for a Guarantee Period of length N on the date we receive the withdrawal request.
If we are not currently offering a Guarantee Period of length N, we will determine J by linear interpolation (weighted average) between the current interest rates for the next higher and lower integral years. If N is less than or equal to 365 days, J will be the rate for a Guarantee Period of 365 days duration.
The Market Value Adjustment factor is determined from the following formula:
    .9 × (I-J) × (N/365)
The .9 is a factor to approximate the difference between simple and compound interest over time.
To determine the Market Value Adjustment, we will multiply the Market Value Adjustment factor by the amount withdrawn (in excess of the Preferred Withdrawal Amount), or applied to an Income Plan, from a Guarantee Period other than amounts withdrawn or applied from a renewal Guarantee Period during the first 30 days thereof. The Market Value Adjustment may also be applied in computing the amount of the death benefit.

Examples of Market Value Adjustment
Purchase Payment:	$10,000 allocated to a Guarantee Period
Guarantee Period:	5 years
Interest Rate:	4.50%
Full Surrender:	End of Contract Year 3
NOTE: These examples assume that premium taxes are not applicable.

Example 1: (Assumes Declining Interest Rates)
Step 1. Calculate Contract Value at End of Contract Year 3:	$10,000.00 × (1.0450)[3] = $11,411.66
Step 2: Calculate the Amount in excess of the Preferred Withdrawal Amount:	Preferred Withdrawal Amount (.10 × $10,000) = $1,000 Amount in Excess: $11,411.66 - $1,000 = $10,411.66
Step 3: Calculate the Withdrawal Charge:	.06 × $10,411.66 = $624.70
Step 4: Calculate the Market Value Adjustment:	I = 4.5%
J = 4.2%
N = 730 days
Market Value Adjustment Factor: .9 × (I-J) × N/365
= .9× (.045 - .042) × (730/365) = .0054
Market Value Adjustment = Market Value Adjustment Factor × Amount Subject to Market Value Adjustment:
= .0054 × $10,411.66 = $56.22
Step 5: Calculate the amount received by Contract Owner as a result of full withdrawal at the end of Contract Year 3:	$11,411.66 - $624.70 + $56.22 = $10,843.18

Example 2: (Assumes Rising Interest Rates)
Step 1. Calculate Contract Value at End of Contract Year 3:	$10,000.00 × (1.0450)[3] = $11,411.66
Step 2: Calculate the Amount in excess of the Preferred Withdrawal Amount:	Preferred Withdrawal Amount (.10 × $10,000) = $1,000 Amount in Excess: $11,411.66 - $1,000 = $10,411.66
Step 3: Calculate the Withdrawal Charge:	.06 × $10,411.66 = $624.70
Step 4: Calculate the Market Value Adjustment:	I = 4.5%
J = 4.8%
N = 730 days
Market Value Adjustment Factor: .9 × (I-J) × N/365
= .9 × (.045 - .048) × (730/365) = - .0054
Market Value Adjustment = Market Value Adjustment Factor × Amount Subject to Market Value Adjustment:
= - .0054 × $10,411.66 = - $56.22
Step 5: Calculate the amount received by Contract Owner as a result of full withdrawal at the end of Contract Year 3:	$11,411.66 - $624.70 - $56.22 = $10,730.74
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Appendix A – Information with Respect to the Registrant

Item 3(c). Risk Factors
Forward-Looking Statements
This report contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. These statements may address, among other things, our strategy for growth, product development, investment results, regulatory approvals, market position, expenses, financial results, litigation and reserves. We believe that these statements are based on reasonable estimates, assumptions and plans. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update any forward-looking statements as a result of new information or future events or developments. In addition, forward-looking statements are subject to certain risks or uncertainties that could cause actual results to differ materially from those communicated in these forward-looking statements.
Risks are categorized by (1) insurance and financial services, (2) business, strategy and operations and (3) macro, regulatory and risk environment. Many risks may affect more than one category and are included where the impact is most significant. If some of these risk factors occur, they may cause the emergence of or exacerbate the impact of other risk factors, which could materially increase the severity of the impact of these risks on our business, results of operations, financial condition or liquidity. Consider these cautionary statements carefully together with other factors discussed elsewhere in this document, in filings with the Securities and Exchange Commission (“SEC”) or in materials incorporated therein by reference.
Insurance and financial services
Changes in reserve estimates and amortization of deferred acquisition costs (“DAC”) could materially affect our results of operations and financial condition
We use long-term assumptions, including future investment yields, mortality, morbidity, persistency and expenses in pricing and valuation. If experience differs significantly from assumptions, adjustments to reserves and amortization of DAC may be required that could have a material adverse effect on our results of operations and financial condition.
We may not be able to mitigate the capital impact associated with statutory reserving and capital requirements
Regulatory capital and reserving requirements affect the amount of capital required to be maintained by our insurance companies. Changes to capital or reserving requirements or regulatory interpretations may result in additional capital held in our insurance companies and could require us to increase prices, reduce our sales of certain products, and/or accept a return on equity below original levels assumed in pricing.
A downgrade in financial strength ratings may have an adverse effect on our business
Financial strength ratings are important factors in establishing the competitive position of insurance companies. Rating agencies could downgrade or change the outlook on our ratings due to:
•Changes in the financial profile of one of our insurance companies
•Changes in a rating agency’s determination of the amount of capital required to maintain a particular rating
•Increases in the perceived risk of our investment portfolio, a reduced confidence in management or our business strategy, as well as a number of other considerations that may or may not be under our control
•Changes in ownership resulting from divestiture of businesses
A downgrade in our ratings could have a material effect on our sales, competitiveness, retention, the marketability of our product offerings, liquidity, results of operations and financial condition.
Changes in tax laws may adversely affect profitability of life insurance products
Changes in taxation of life insurance products could reduce sales and result in the surrender of some existing contracts and policies, which may have a material effect on our profitability and financial condition.
Our investment portfolio is subject to market risk and declines in quality which may adversely affect or create volatility in our investment income and cause realized and unrealized losses
We continually evaluate investment management strategies since we are subject to risk of loss due to adverse changes in interest rates, credit spreads, equity prices, real estate values, currency exchange rates and liquidity. Adverse changes may
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occur due to changes in monetary and fiscal policy and the economic climate, liquidity of a market or market segment, investor return expectations or risk tolerance, insolvency or financial distress of key market makers or participants, or changes in market perceptions of credit worthiness. Adverse changes in market conditions could cause the value of our investments to decrease significantly and impact our results of operations and financial condition.
Our investments are subject to risks associated with economic and capital market conditions and factors that may be unique to our portfolio, including:
•General weakening of the economy, which is typically reflected through higher credit spreads and lower equity and real estate valuations
•Declines in credit quality
•Declines in market interest rates, credit spreads or sustained low interest rates could lead to further declines in portfolio yields and investment income
•Increases in market interest rates, credit spreads or a decrease in liquidity could have an adverse effect on the value of our fixed income securities that form a substantial majority of our investment portfolio
•Weak performance of general and joint venture partners and underlying investments unrelated to general market or economic conditions could lead to declines in investment income and cause realized losses in our limited partnership interests
•Concentration in any particular issuer, industry, collateral type, group of related industries, geographic sector or risk type
The amount and timing of net investment income, capital contributions and distributions from our performance-based investments, which primarily include limited partnership interests, can fluctuate significantly due to the underlying investments’ performance or changes in market or economic conditions. Additionally, these investments are less liquid than similar, publicly-traded investments and a decline in market liquidity could impact our ability to sell them at their current carrying values.
Determination of the fair value and amount of credit losses for investments includes subjective judgments and could materially impact our results of operations and financial condition
The valuation of the portfolio is subjective, and the value of assets may differ from the actual amount received upon the sale of an asset. The degree of judgment required in determining fair values increases when:
•Market observable information is less readily available
•The use of different valuation assumptions may have a material effect on the assets’ fair values
•Changing market conditions could materially affect the fair value of investments
The determination of the amount of credit losses varies by investment type and is based on ongoing evaluation and assessment of known and inherent risks associated with the respective asset class or investment.
Such evaluations and assessments are highly judgmental and are revised as conditions change and new information becomes available.
We update our evaluations regularly and reflect changes in credit losses in our results of operations. Our conclusions may ultimately prove to be incorrect as assumptions, facts and circumstances change. Historical loss trends, consideration of current conditions, and forecasts may not be indicative of future changes in credit losses and additional amounts may need to be recorded in the future.
Changes in market interest rates or performance-based investment returns may lead to a significant decrease in the profitability of our spread-based products
Spread-based products, such as fixed annuities, are dependent upon maintaining profitable spreads between investment returns and interest crediting rates. When market interest rates decrease or remain at low levels, investment income may decline. Lowering interest crediting rates on some products in such an environment can partially offset decreases in investment yield. However, these changes could be limited by regulatory minimum rates or contractual minimum rate guarantees on many contracts and may not match the timing or magnitude of changes in investment yields.
Increases in market interest rates can lead to increased surrenders at a time when fixed income investment asset values are lower due to the increase in interest rates. Liquidating investments to fund surrenders could result in a loss that would adversely impact results of operations.
Performance-based net investment income, capital contributions and distributions can fluctuate significantly due to the underlying investments’ performance or changes in market or economic conditions.

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Business, strategy and operations
We operate in markets that are highly competitive and may be impacted by new or changing technologies
Markets in which we operate are highly competitive, and we must continually allocate resources to refine and improve products and services to remain competitive.
There is also significant competition for producers such as exclusive financial specialists. Growth and retention may be materially affected if we are unable to attract and retain effective producers or if those producers further emphasize sales of non-life insurance products. Similarly, growth and retention may be impacted if customer preferences change and we are unable to effectively adapt our business model and processes.
Technology and customer preference changes may impact the ways in which we interact, do business with our customers and design our products. We may not be able to respond effectively to these changes, which could have a material effect on our results of operations and financial condition.
Many voluntary benefits contracts are renewed annually. There is a risk that employers may be able to obtain more favorable terms from competitors than they could by renewing coverage with us. These competitive pressures may adversely affect the renewal of these contracts, as well as our ability to sell products.
Reinsurance may be unavailable at current levels and prices, which may limit our ability to write new business
Market conditions beyond our control impact the availability and cost of the reinsurance we purchase. Reinsurance may not remain continuously available to us to the same extent and on the same terms and rates as is currently available. If we cannot maintain our current level of reinsurance or purchase new reinsurance protection in amounts we consider sufficient at acceptable prices, we would have to either accept an increase in our risk exposure, reduce our insurance exposure or seek other alternatives.
Reinsurance subjects us to counterparty risk and may not be adequate to protect us against losses arising from ceded insurance
Collecting from reinsurers is subject to uncertainty arising from whether reinsurers or their affiliates have the financial capacity and willingness to make payments under the terms of a reinsurance treaty or contract. Our inability to recover from a reinsurer could have a material effect on our results of operations and financial condition.
Divestitures of businesses may not produce anticipated benefits
We may divest portions of our businesses either through a sale or financial arrangements. These transactions may result in continued financial involvement in the divested businesses, such as through reinsurance, guarantees or other financial arrangements, following the transaction. If the acquiring companies do not perform under the arrangements, our financial results could be negatively impacted.
Pre-close transactions related to the sale of ALIC and certain subsidiaries by Allstate Insurance Company, such as repositioning the investment portfolio, transferring Allstate Life Insurance Company of New York (“ALNY”) to an affiliate, selling ALNY or reinsuring the business to a third party, could have an adverse impact on income or financial position of the Company.
We may be subject to the risks and costs associated with intellectual property infringement, misappropriation and third-party claims
We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our intellectual property. Third parties may infringe or misappropriate our intellectual property. We may have to litigate to enforce and protect intellectual property and to determine its scope, validity or enforceability, which could divert significant resources and prove unsuccessful. An inability to protect intellectual property or an inability to successfully defend against a claim of intellectual property infringement could have a material effect on our business.
We may be subject to claims by third parties for patent, trademark or copyright infringement or breach of usage rights. Any such claims and any resulting litigation could result in significant expense and liability. If third-party providers or we are found to have infringed a third-party intellectual property right, either of us could be enjoined from providing certain products or services or from utilizing and benefiting from certain methods, processes, copyrights, trademarks, trade secrets or licenses. Alternatively, we could be required to enter into costly licensing arrangements with third parties or implement costly work-arounds. Any of these scenarios could have a material effect on our business and results of operations.

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Macro, regulatory and risk environment
Conditions in the global economy and capital markets could adversely affect our business and results of operations
Global economic and capital market conditions could adversely impact demand for our products, returns on our investment portfolio and results of operations. The conditions that would have the largest impact on our business include;
•Low or negative economic growth
•Sustained low interest rates
•Rising inflation
•Substantial increases in delinquencies or defaults on debt
•Significant downturns in the market value or liquidity of our investment portfolio
•Reduced consumer spending and business investment
Stressed conditions, volatility and disruptions in global capital markets or financial asset classes could adversely affect our investment portfolio.
Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs or obtain credit on acceptable terms
In periods of extreme volatility and disruption in the capital and credit markets, liquidity and credit capacity may be severely restricted. Our and The Allstate Corporation’s access to additional financing depends on a variety of factors such as market conditions, the general availability of credit, the overall availability of credit to our industry, our credit ratings and credit capacity, as well as lenders’ perception of our and The Allstate Corporation’s long- or short-term financial prospects. In such circumstances, our ability to obtain capital to fund operating expenses, financing costs, capital expenditures or acquisitions may be limited, and the cost of any such capital may be significant.
A large-scale pandemic, the occurrence of terrorism, military actions, social unrest or other actions may have an adverse effect on our business
A large-scale pandemic, such as the Coronavirus and its impacts, the occurrence of terrorism, military actions, social unrest or other actions may result in loss of life, property damage, and disruptions to commerce and reduced economic activity. Some of the assets in our investment portfolio may be adversely affected by declines in the equity markets, changes in interest rates, reduced liquidity and economic activity caused by a large-scale pandemic. Additionally, a large-scale pandemic or terrorist act could have a material effect on sales, liquidity and operating results.
The Coronavirus resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which have included the implementation of travel restrictions, government-imposed shelter-in-place orders, quarantine periods, social distancing, and restrictions on large gatherings, have caused material disruption to businesses globally, resulting in increased unemployment, a recession and increased economic uncertainty. Additionally, there is no way of predicting with certainty how long the pandemic might last, including the potential for restrictions being restored or new restrictions being implemented that could result in further economic volatility.
The Coronavirus has affected our operations and depending on its length and severity may continue to significantly affect our results of operations, financial condition and liquidity, including sales of new and retention of existing policies, life insurance mortality, hospital and outpatient claim costs and annuity reserves, investment valuations and returns and credit allowance exposure.
The failure in cyber or other information security controls, as well as the occurrence of events unanticipated in our disaster recovery processes and business continuity planning, could result in a loss or disclosure of confidential information, damage to our reputation, additional costs and impair our ability to conduct business effectively
We depend heavily on computer systems, mathematical algorithms and data to perform necessary business functions. There are threats that could impact our ability to protect our data and systems; if the threats are successful, they could impact confidentiality, integrity and availability:
•Confidentiality - protecting our data from disclosure to unauthorized parties
•Integrity - ensuring data is not changed accidentally or without authorization and is accurate
•Availability - ensuring our data and systems are accessible to meet our business needs
We collect, use, store or transmit a large amount of confidential, proprietary and other information (including personal information of customers or employees) in connection with the operation of our business. Systems are subject to increased attempted cyberattacks and unauthorized access, such as physical and electronic break-ins or unauthorized tampering.
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We constantly defend against threats to our data and systems, including malware and computer virus attacks, unauthorized access, system failures and disruptions. Events like these could jeopardize the information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our operations, which could result in damage to our reputation, financial losses, litigation, increased costs, regulatory penalties or customer dissatisfaction.
These risks may increase in the future as threats become more sophisticated and we continue to expand internet and mobile strategies, develop additional remote connectivity solutions to serve our employees and customers and build and maintain an integrated digital enterprise. Our increased use of third-party services (e.g., cloud technology and software as a service) can make it more difficult to identify and respond to cyberattacks in any of the above situations. Although we may review and assess third-party vendor cybersecurity controls, our efforts may not be successful in preventing or mitigating the effects of such events. Third parties to whom we outsource certain functions are also subject to cybersecurity risks.
Personal information is subject to an increasing number of federal, state, local and international laws and regulations regarding privacy and data security, as well as contractual commitments. Any failure or perceived failure by us to comply with such obligations may result in governmental enforcement actions and fines, litigation or public statements against us by consumer advocacy groups or others and could cause our employees and customers to lose trust in us, which could have an adverse effect on our reputation and business.
See the Regulation section for additional information.
The occurrence of a disaster, such as a natural catastrophe, pandemic, industrial accident, blackout, terrorist attack, war, cyberattack, computer virus, insider threat, unanticipated problems with our disaster recovery processes, or a support failure from external providers, could have an adverse effect on our ability to conduct business and on our results of operations and financial condition, particularly if those events affect our computer-based data processing, transmission, storage, and retrieval systems or destroy data. If a significant number of employees were unavailable in the event of a disaster, our ability to effectively conduct business could be severely compromised. Our systems are also subject to compromise from internal threats.
We are subject to extensive regulation, and potential further restrictive regulation may increase operating costs and limit growth
We operate in the highly regulated insurance sector and are subject to extensive laws and regulations that are complex and subject to change. Changes may lead to additional expenses, increased legal exposure, or increased reserve or capital requirements limiting our ability to grow or to achieve targeted profitability. Moreover, laws and regulations are administered and enforced by governmental authorities that exercise interpretive latitude, including state insurance regulators; state securities administrators; state attorneys general as well as federal agencies including the SEC, the Financial Industry Regulatory Authority, the Department of Labor, and the U.S. Department of Justice. Consequently, compliance with one regulator’s or enforcement authority’s interpretation of a legal issue may not result in compliance with another’s interpretation of the same issue.
In addition, there is risk that one regulator’s or enforcement authority’s interpretation of a legal issue may change to our detriment. There is also a risk that changes in the overall legal environment may cause us to change our views regarding the actions we need to take from a legal risk management perspective. This could necessitate changes to our practices that may adversely impact our business. In some cases, state insurance laws and regulations are generally intended to protect or benefit purchasers or users of insurance products. These laws and regulations may limit our ability to grow or to improve the profitability of our business.
Regulatory reforms, and the more stringent application of existing regulations, may make it more expensive for us to conduct our business
The federal government has enacted comprehensive regulatory reforms for financial services entities. As part of a larger effort to strengthen the regulation of the financial services market, certain reforms are applicable to the insurance industry.
The Federal Insurance Office and Financial Stability Oversight Council have been established and the federal government may enact reforms that affect the state insurance regulatory framework. The potential impact of state or federal measures that change the nature or scope of insurance and financial regulation is uncertain but may make it more expensive for us to conduct business and limit our ability to grow or achieve profitability.
Losses from legal and regulatory actions may be material to our results of operations, cash flows and financial condition
We are involved in various legal actions, which may include class action litigation, challenging a range of company practices and coverage provided by our insurance products, some of which involve claims for substantial or indeterminate amounts. We are also involved in various regulatory actions and inquiries, including market conduct exams by state insurance regulatory agencies. In the event of an unfavorable outcome in any of these matters, the ultimate liability may be more than amounts currently accrued, and may be material to our results of operations, cash flows and financial condition.
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Changes in or the application of accounting standards issued by standard-setting bodies and changes in tax laws may adversely affect our results of operations and financial condition
Our financial statements are subject to the application of accounting principles generally accepted in the United States of America, which are periodically revised, interpreted and/or expanded. Accordingly, we may be required to adopt new guidance or interpretations, which may have a material effect on our results of operations and financial condition and could adversely impact financial strength ratings.
•Pending changes to accounting for long-duration insurance contracts such as traditional life, life-contingent immediate annuities and certain voluntary accident and health insurance products will have a material effect on reserves and could adversely impact financial strength ratings
•Realization of our deferred tax assets assumes that we can fully utilize the deductions recognized for tax purposes; we may recognize additional tax expense if these assets are not fully utilized
•New tax legislative initiatives may be enacted that may impact our effective tax rate and could adversely affect our tax positions or tax liabilities
Loss of key vendor relationships or failure of a vendor to protect our data, confidential and proprietary information, or personal information of our customers or employees could adversely affect our operations
We rely on services and products provided by many vendors in the U.S. and abroad. These include, vendors of computer hardware, software, cloud technology and software as a service, as well as vendors and/or outsourcing of services such as:
•Call center services
•Human resource benefits management
•Information technology support
•Investment management services
If any vendor becomes unable to continue to provide products or services, or fails to protect our confidential, proprietary, and other information, we may suffer operational impairments and financial losses.
Our ability to attract, develop, and retain talent to maintain appropriate staffing levels, and establish a successful work culture is critical to our success
Competition from within the insurance industry and from other industries, including the technology sector, for qualified employees with highly specialized knowledge in areas such as underwriting, data and analytics, technology and e-commerce has often been intense and we have experienced increased competition in hiring and retaining employees.
Factors that affect our ability to attract and retain such employees include:
•Compensation and benefits
•Training and re-skilling programs
•Reputation as a successful business with a culture of fair hiring, and of training and promoting qualified employees
•Recognition of and response to changing trends and other circumstances that affect employees
The unexpected loss of key personnel, including those affected by the pending sale of the business, could have a material adverse impact on our business because of the loss of their skills, knowledge of our products and offerings and years of industry experience and, in some cases, the difficulty of promptly finding qualified replacement personnel.
Misconduct or fraudulent acts by employees, agents and third parties may expose us to financial loss, disruption of business, regulatory assessments and reputational harm
The company and the insurance industry are inherently susceptible to past and future misconduct or fraudulent activities by employees, representative agents, vendors, customers and other third parties.  These activities could include:
•Fraud against the company, its employees and its customers through illegal or prohibited activities
•Unauthorized acts or representations, unauthorized use or disclosure of personal or proprietary information, deception, and misappropriation of funds or other benefits

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Item 11(a).  Description of Business
On January 26, 2021, AIC entered into an agreement to sell ALIC to Antelope US Holdings Company, an affiliate of an investment fund associated with The Blackstone Group Inc. On March 29, 2021, AIC and ALIC entered into an agreement to sell Allstate Life Insurance Company of New York (“ALNY”) to Wilton Reassurance Company. The sales transactions are expected to close in the second half of 2021, subject to regulatory approvals and other customary closing conditions.
Allstate Life Insurance Company was organized in 1957 as a stock life insurance company under the laws of the State of Illinois. Allstate Life Insurance Company, together with its subsidiaries, provides life insurance and voluntary accident and health insurance. In this document, we refer to Allstate Life Insurance Company as “Allstate Life” or “ALIC” and to Allstate Life and its wholly owned subsidiaries as the “Allstate Life Group” or the “Company”.
Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the State of Illinois. All of the outstanding stock of Allstate Insurance Company is owned by Allstate Insurance Holdings, LLC, which is wholly owned by The Allstate Corporation, a publicly owned holding company incorporated under the laws of the State of Delaware. In this document, we refer to AIC and to The Allstate Corporation and its consolidated subsidiaries as “Allstate”, the “Parent Group” or the “Corporation”.
In our reports, we occasionally refer to statutory financial information. All domestic United States insurance companies are required to prepare statutory-basis financial statements. As a result, industry data is available that enables comparisons between insurance companies, including competitors that are not required to prepare financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). We frequently use industry publications containing statutory financial information to assess our competitive position.
Products and distribution
The Allstate Life Group sells life insurance through Allstate exclusive agents and exclusive financial specialists. We also sell voluntary accident and health insurance through workplace enrolling independent agents in New York. We previously offered and continue to have in force deferred fixed annuities and immediate fixed annuities (including standard and sub-standard structured settlements). We also previously offered variable annuities and substantially all of this business is reinsured. We expect to discontinue sales of proprietary life insurance products during the second quarter of 2021.
The table below lists our current distribution channels with the associated products and target customers.

Distribution Channels	Proprietary Products	Target Customers
Allstate exclusive agents and exclusive financial specialists	Term life insurance Whole life insurance Interest-sensitive life insurance Variable life insurance	Middle market consumers with family and financial protection needs
Workplace enrolling independent agents and benefits brokers in New York	Workplace voluntary accident and health insurance: Short-term disability income insurance Accident and critical illness insurance	Middle market consumers in New York with family financial protection needs employed by small, medium, and large size firms
Competition
We compete on a variety of factors, including product offerings, brand recognition, financial strength and ratings, price, distribution and customer service. The market for life insurance continues to be highly fragmented and competitive. As of December 31, 2019, there were approximately 335 groups of life insurance companies in the United States. According to A.M. Best, as of December 31, 2019, the Allstate Life Group is the nation’s 22nd largest issuer of life insurance and related business on the basis of 2019 ordinary life insurance in force and 47th largest on the basis of 2019 statutory admitted assets.
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Geographic markets
We sell life insurance throughout the United States (all 50 states and D.C.). We also sell voluntary accident and health insurance in New York.
The following table reflects, in percentages, the principal geographic distribution of direct statutory premiums and annuity considerations for the Allstate Life Group for 2020, based on information contained in statements filed with state insurance departments. Direct statutory premiums and annuity considerations exclude reinsurance assumed. No other jurisdiction accounted for more than 5 percent of the direct statutory premiums and annuity considerations.

New York	28.0%
California	8.6
Texas	7.4
Florida	6.0
Illinois	5.2
Strategy
Our business consists of traditional, interest-sensitive and variable life insurance sold through Allstate exclusive agents and exclusive financial specialists. Term and whole life insurance products offer basic life protection solutions. Universal life and retirement products cover more advanced needs. Allstate exclusive agents partner with exclusive financial specialists to deliver life and retirement solutions to their customers.
We discontinued the sale of annuities over an eight-year period from 2006 to 2014, reflecting our expectations of declining returns. As a result, the declining volume of business is managed with a focus on increasing lifetime economic value. Both the deferred and immediate annuity businesses have been adversely impacted by the historically low interest rate environment. Our immediate annuity business has also been impacted by medical advancements that have resulted in annuitants living longer than anticipated when many of these contracts were originated. We focus on the distinct risk and return profiles of the specific products when developing investment and liability management strategies. The level of legacy deferred annuities in force has been significantly reduced and the investment portfolio and crediting rates are proactively managed to improve profitability of the business while providing appropriate levels of liquidity. The investment portfolio supporting our immediate annuities is managed to ensure the assets match the characteristics of the liabilities and provide the long-term returns needed to support this business. To better match the long-term nature of our immediate annuities, we use performance-based investments (primarily limited partnership investments) in which we have ownership interests and a greater proportion of return is derived from idiosyncratic assets or operating performance.
REGULATION
The Allstate Life Group is subject to extensive regulation, primarily at the state level. The method, extent and substance of such regulation vary by state but generally have their source in statutes that establish standards and requirements for conducting the business of insurance and that also delegate regulatory authority to a state agency. These rules have a substantial effect on our business and relate to a wide variety of matters, including insurer solvency and statutory surplus sufficiency, reserve adequacy, insurance company licensing and examination, agent licensing, agent and broker compensation, policy forms, rate setting, the nature and amount of investments, claims practices, participation in guaranty funds, transactions with affiliates, the payment of dividends, underwriting standards, statutory accounting methods, trade practices, privacy regulation and data security, corporate governance and risk management. In addition, state legislators and insurance regulators continue to examine the appropriate nature and scope of state insurance regulation. For a discussion of statutory financial information, see Note 14 of the consolidated financial statements included in Item 11(e). For a discussion of regulatory contingencies, see Note 11 of the consolidated financial statements included in Item 11(e). Notes 11 and 14 are incorporated in this Item 11(a) by reference.
As part of an effort to strengthen the regulation of the financial services market, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was enacted in 2010. Dodd-Frank created the Federal Insurance Office (“FIO”) within the U.S. Department of the Treasury. The FIO monitors the insurance industry, provides advice to the Financial Stability Oversight Council (“FSOC”), represents the U.S. on international insurance matters, and studies the current regulatory system.
Additional regulations or new requirements may emerge from the activities of various regulatory entities, including the Federal Reserve Board, FIO, FSOC, the National Association of Insurance Commissioners (“NAIC”), and the International Association of Insurance Supervisors (“IAIS”), that are evaluating solvency and capital standards for insurance company groups. In addition, the NAIC has adopted amendments to its model holding company law that have been adopted by some jurisdictions. The outcome of these actions is uncertain; however, these actions may result in changes in the level of capital and liquidity required by insurance holding companies.
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We cannot predict whether any specific state or federal measures will be adopted to change the nature or scope of the regulation of insurance or what effect any such measures would have on Allstate.
Limitations on Dividends by Insurance Subsidiaries. Allstate Life may receive dividends from time to time from its subsidiaries. When received, these dividends represent a source of cash from which Allstate Life may meet some of its obligations. If a subsidiary is an insurance company, its ability to pay dividends may be restricted by state laws regulating insurance companies. For additional information regarding those restrictions, see Note 14 of the consolidated financial statements included in Item 11(e).
Guaranty Funds. Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, in order to cover certain obligations of insolvent insurance companies. We do not anticipate any material adverse financial impact from these assessments.
Investment Regulation. Our insurance subsidiaries are subject to state regulation that specifies the types of investments that can be made and concentration limits of invested assets. Failure to comply with these rules leads to the treatment of non-conforming investments as non-admitted assets for purposes of measuring statutory surplus. Further, in some instances, these rules require divestiture of non-conforming investments.
Variable Life Insurance and Registered Fixed Annuities. The sale and administration of variable life insurance and registered fixed annuities with market value adjustment features are subject to extensive regulatory oversight at the federal and state level, including regulation and supervision by the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”).
Broker-Dealers, Investment Advisors and Investment Companies. The Allstate Life Group entities that operate as broker-dealers, registered investment advisors, and investment companies are subject to regulation and supervision by the SEC, FINRA and/or, in some cases, state securities administrators. Certain state and federal regulators are considering or have implemented best interest or fiduciary standards. Such standards could impact products provided by Allstate agents, their sales processes, sales volume, and producer compensation arrangements.
Division Statute. On November 27, 2018, the Illinois General Assembly passed legislation authorizing a statute that makes available a process by which a domestic insurance company may divide into two or more domestic insurance companies. The statute which became effective January 1, 2019, can be used to divide continuing blocks of insurance business from insurance business no longer marketed, or otherwise has been discontinued, into separate companies with separate capital. The statute can also be used for sale to a third party. Before a plan of division can be effected, it must be approved according to the organizational documents of the dividing insurer and submitted for approval by the Illinois Department of Insurance.
Privacy Regulation and Data Security. Federal law and the laws of many states require financial institutions to protect the security and confidentiality of consumer information and to notify consumers about their policies and practices relating to collection, use, and disclosure of consumer information and their policies relating to protecting the security and confidentiality of that information. Federal law and the laws of many states also regulate disclosures and disposal of consumer information. Congress, state legislatures, and regulatory authorities are expected to consider additional regulation relating to privacy and other aspects of consumer information.
For example, the California Consumer Privacy Act, which took effect in January 2020, adopted significant compliance requirements for businesses that collect personal information on California residents. In addition, the California Privacy Rights Act, which expands consumer privacy rights and establishes a new privacy regulatory agency, was passed in November 2020 and will become effective in January 2023. Further, the New York State Department of Financial Services cybersecurity regulation and the NAIC Insurance Data Security Model Law, which has been adopted in some form by several states, establish standards for data security and for the investigation of and notification to insurance commissioners of cybersecurity events. Additional states are likely to adopt similarly themed cybersecurity requirements in the future. We cannot predict the impact on our business of possible future legislative measures regarding privacy or cybersecurity.
EMPLOYEES AND OTHER SHARED SERVICES
The Allstate Life Group has no employees. Instead, we primarily use the services of employees of AIC, our direct parent. We also make use of other services and facilities provided by AIC and other members of the Parent Group. These services and facilities include space rental, utilities, building maintenance, human resources, investment management, finance, information technology and legal services. We reimburse our affiliates for these services and facilities under a variety of agreements.

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OTHER INFORMATION
“Allstate®” is a very well-recognized brand name in the United States. We use the name “Allstate®” extensively in our business, along with related service marks, logos, and slogans, such as “You’re In Good Hands With Allstate®”. Our rights in the United States to these names, service marks, logos and slogans continue as long as we continue to use them in commerce. Many service marks used by Allstate are the subject of renewable U.S. and/or foreign service mark registrations. We believe that these service marks are important to our business and we intend to maintain our rights to them.
Item 11(b). Description of Property
Our home office is part of the Parent Group’s home office complex in Northbrook, Illinois. As of December 31, 2020, the home office complex consists of several buildings totaling 1.9 million square feet of office space on a 186-acre site. In addition, the Parent Group operates various administrative, data processing, claims handling and other support facilities around the world.
All of the facilities from which we operate are owned or leased by our direct parent, AIC. Expenses associated with facilities owned or leased by AIC are allocated to us. We believe that these facilities are suitable and adequate for our current operations.
The locations where Allstate exclusive agencies and exclusive financial specialists operate in the U.S. are normally leased by the agencies and financial specialists.
Item 11(c). Legal Proceedings
Information required for Item 11(c) is incorporated by reference to the discussion under the heading “Regulation and compliance” in Note 11 of the consolidated financial statements included in Item 11(e).
Item 11(e). Financial Statements and Notes to Financial Statements

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Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholder of
Allstate Life Insurance Company
Northbrook, Illinois 60062
Opinion on the Financial Statements
We have audited the accompanying Consolidated Statements of Financial Position of Allstate Life Insurance Company and subsidiaries (the “Company”), an affiliate of The Allstate Corporation, as of December 31, 2020 and 2019, and the related Consolidated Statements of Operations and Comprehensive Income, Shareholder’s Equity, and Cash Flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements").
In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Schedule I-Summary of Investments Other Than Investments in Related Parties, Schedule IV-Reinsurance, and Schedule V-Valuation Allowances and Qualifying Accounts, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Reserve for Life-Contingent Contract Benefits and Premium Deficiency Reserve for Life-Contingent Immediate Annuities – Refer to Notes 2 and 8 to the Financial Statements
Critical Audit Matter Description
As of December 31, 2020, the reserve for life-contingent contract benefits for Life-Contingent Immediate Annuities was $8.9 billion. Due to the long-term nature of life-contingent immediate annuities, benefits are payable over many years. The Company establishes reserves as the present value of future expected benefits to be paid, reduced by the present value of future expected net premiums. Long-term actuarial assumptions, such as future investment yields and mortality, are used when establishing the reserve. These assumptions are established at the time the contract is issued and are generally not changed during the life of the contract. The Company periodically performs a gross premium valuation (“GPV”) analysis to review the adequacy of reserves using actual experience and current assumptions. If actual experience and current assumptions are adverse compared to the original assumptions and a premium deficiency is determined to exist, any remaining unamortized deferred acquisition costs (“DAC”) balance would be expensed to the extent not recoverable, and the establishment of a premium deficiency reserve may be required for any remaining deficiency. During the year ended December 31, 2020, annuitants living longer than originally anticipated and lower long-term investment yield assumptions resulted in a premium deficiency. The deficiency was recognized as an increase in the reserve for life-contingent contract benefits and life contract benefits of $226 million. The original assumptions used to establish reserves were updated to reflect current assumptions and the primary changes included mortality expectations and long-term investment yields.
The Company also reviews these policies for circumstances where projected profits would be recognized in early years followed by projected losses in later years through a profits followed by losses (“PFBL”) analysis. If this circumstance exists, the Company will accrue a liability, during the period of profits, to offset the losses at such time as the future losses are expected to commence using a method updated prospectively over time. The Company’s analyses did not indicate periods of profits followed by periods of losses; therefore, the Company has not established a PFBL reserve as of December 31, 2020.
Given the subjectivity involved in selecting the current assumptions for projected investment yields and mortality, the sensitivity of the estimate to these assumptions, and the establishment of a premium deficiency reserve, the related audit effort to evaluate the reserve for life-contingent contract benefits, the GPV, the resulting premium deficiency reserve, and the PFBL analysis for life-contingent immediate annuities required a high degree of auditor judgment and an increased extent of effort, including involvement of our actuarial specialists.
How the Critical Audit Matter Was Addressed in the Audit
Our principal audit procedures related to the reserve for life-contingent contract benefits and the premium deficiency reserve, including the GPV and PFBL analysis for life-contingent immediate annuities, included the following:
•We tested the effectiveness of controls over management’s reserve for life-contingent contract benefits, premium deficiency reserve, GPV, and PFBL analysis, including those over the Company’s selection of assumptions.
•With the assistance of our actuarial specialists, we evaluated the reasonableness of assumptions and their incorporation into the projection model used by the Company to perform its analysis by:
–Testing the underlying data that served as the basis for the assumptions setting and the underlying data used in the projection model to ensure the inputs were complete and accurate
–Comparing mortality assumptions selected to actual historical experience
–Comparing projected investment yields selected to historical portfolio returns, evaluating for consistency with current investment portfolio yields and the Company’s long-term reinvestment strategy, and comparing to independently obtained market data
•With the assistance of our actuarial specialists, we independently calculated the GPV reserves from the Company’s projection model for a sample of contracts and compared our estimates to management’s estimates.
•With the assistance of our actuarial specialists, we evaluated the reasonableness of the total gross premium valuation reserve at the date the premium deficiency was determined by the Company and at year-end based on known changes to long-term investment yield assumptions and current market data.
•We agreed the recorded premium deficiency reserve amount to the Company’s GPV analysis.
•With the assistance of our actuarial specialists, we evaluated the aggregate cash flows generated through the Company’s premium deficiency reserve testing for evidence of potential PFBL scenarios that would require the accrual of additional reserves to cover such future losses.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 26, 2021 (March 30, 2021, as to the subsequent events described in Note 1)

We have served as the Company’s auditor since 2001.

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

($ in millions)	Year Ended December 31,
	2020	2019	2018
Revenues
Premiums (net of reinsurance ceded of $94, $139 and $138)	$618	$677	$704
Contract charges (net of reinsurance ceded of $177, $180 and $188)	675	682	695
Other revenue	34	42	38
Net investment income	1,242	1,411	1,585
Realized capital gains and losses	266	341	(175)
Total revenues	2,835	3,153	2,847

Costs and expenses
Contract benefits (net of reinsurance ceded of $176, $187 and $249)	1,729	1,481	1,446
Interest credited to contractholder funds (net of reinsurance ceded of $44, $40 and $44)	579	585	601
Amortization of deferred policy acquisition costs	147	180	146
Operating costs and expenses	229	249	271
Restructuring and related charges	5	1	2
Interest expense	7	5	5
Total costs and expenses	2,696	2,501	2,471

Gain on disposition of operations	4	6	6

Income from operations before income tax expense	143	658	382

Income tax expense	7	128	17

Net income	136	530	365

Other comprehensive income (loss), after-tax
Change in unrealized net capital gains and losses	282	679	(354)
Change in unrealized foreign currency translation adjustments	10	(17)	—
Other comprehensive income (loss), after-tax	292	662	(354)

Comprehensive income	$428	$1,192	$11

See notes to consolidated financial statements.
37 PROSPECTUS

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31,
	2020	2019
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $21,522 and $20,217)	$23,907	$21,725
Mortgage loans, net	3,359	3,988
Equity securities, at fair value (cost $1,107 and $1,123)	1,536	1,469
Limited partnership interests	3,065	3,250
Short-term, at fair value (amortized cost $974 and $1,191)	974	1,191
Policy loans	582	557
Other, net	1,375	1,427
Total investments	34,798	33,607
Cash	36	43
Deferred policy acquisition costs	973	947
Reinsurance recoverable from non-affiliates	1,989	2,082
Reinsurance recoverable from affiliates	—	408
Accrued investment income	231	239
Other assets, net	714	794
Separate Accounts	3,294	3,009
Total assets	$42,035	$41,129
Liabilities
Contractholder funds	$16,481	$16,711
Reserve for life-contingent contract benefits	11,800	11,272
Unearned premiums	3	4
Payable to affiliates, net	33	35
Other liabilities and accrued expenses	1,007	1,181
Deferred income taxes	956	894
Notes due to related parties	214	214
Separate Accounts	3,294	3,009
Total liabilities	33,788	33,320
Commitments and Contingent Liabilities (Notes 7 and 11)
Shareholder’s Equity
Redeemable preferred stock - series A, $100 par value, 1,500,000 shares authorized, none issued	—	—
Redeemable preferred stock - series B, $100 par value, 1,500,000 shares authorized, none issued	—	—
Common stock, $227 par value, 23,800 shares authorized and outstanding	5	5
Additional capital paid-in	2,083	2,024
Retained income	4,952	4,865
Accumulated other comprehensive income:
Unrealized net capital gains and losses on fixed income securities with credit losses	—	41
Other unrealized net capital gains and losses	1,882	1,149
Unrealized adjustment to DAC, DSI and insurance reserves	(678)	(268)
Total unrealized net capital gains and losses	1,204	922
Unrealized foreign currency translation adjustments	3	(7)
Total accumulated other comprehensive income (“AOCI”)	1,207	915
Total shareholder’s equity	8,247	7,809
Total liabilities and shareholder’s equity	$42,035	$41,129

See notes to consolidated financial statements.
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ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARES
CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

($ in millions)	Year Ended December 31,
	2020	2019	2018

Common stock	$5	$5	$5

Additional capital paid-in
Balance, beginning of year	2,024	2,024	2,024
Gain on reinsurance with an affiliate	59	—	—
Balance, end of year	2,083	2,024	2,024

Retained income
Balance, beginning of year	4,865	4,410	3,981
Net income	136	530	365
Dividends	—	(75)	(250)
Cumulative effect of change in accounting principle	(49)	—	314
Balance, end of year	4,952	4,865	4,410

Accumulated other comprehensive income
Balance, beginning of year	915	253	845
Change in unrealized net capital gains and losses	282	679	(354)
Change in unrealized foreign currency translation adjustments	10	(17)	—
Cumulative effect of change in accounting principle	—	—	(238)
Balance, end of year	1,207	915	253

Total shareholder’s equity	$8,247	$7,809	$6,692

See notes to consolidated financial statements.
39 PROSPECTUS

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARES
CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net income	$136	$530	$365
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and other non-cash items	(51)	(60)	(58)
Realized capital gains and losses	(266)	(341)	175
Gain on disposition of operations	(4)	(6)	(6)
Interest credited to contractholder funds	579	585	601
Changes in:
Policy benefits and other insurance reserves	(430)	(610)	(612)
Deferred policy acquisition costs	96	125	67
Reinsurance recoverables, net	90	66	51
Income taxes	(86)	8	(64)
Other operating assets and liabilities	245	69	136
Net cash provided by operating activities	309	366	655
Cash flows from investing activities
Proceeds from sales
Fixed income securities	3,370	3,800	4,858
Equity securities	1,591	984	1,257
Limited partnership interests	336	354	367
Mortgage loans	212	—	—
Other investments	58	61	39
Investment collections
Fixed income securities	1,333	1,355	1,448
Mortgage loans	550	537	434
Other investments	50	76	168
Investment purchases
Fixed income securities	(5,335)	(4,406)	(5,444)
Equity securities	(1,431)	(844)	(1,086)
Limited partnership interests	(375)	(398)	(551)
Mortgage loans	(112)	(532)	(552)
Other investments	(45)	(103)	(270)
Change in short-term investments, net	25	(343)	(3)
Change in policy loans and other investments, net	54	(63)	(69)
Net cash provided by investing activities	281	478	596
Cash flows from financing activities
Contractholder fund deposits	753	747	771
Contractholder fund withdrawals	(1,373)	(1,599)	(1,893)
Proceeds from issuance of notes to related parties	—	215	—
Repayment of notes to related parties	—	(141)	—
Dividends paid	—	(75)	(250)
Other	23	—	28
Net cash used in financing activities	(597)	(853)	(1,344)
Net decrease in cash	(7)	(9)	(93)
Cash at beginning of year	43	52	145
Cash at end of year	$36	$43	$52

See notes to consolidated financial statements.
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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. General
Basis of presentation
The accompanying consolidated financial statements include the accounts of Allstate Life Insurance Company (“ALIC”) and its wholly owned subsidiaries (collectively referred to as the “Company”). ALIC is wholly owned by Allstate Insurance Company (“AIC”), which is wholly owned by Allstate Insurance Holdings, LLC, a wholly owned subsidiary of The Allstate Corporation (the “Corporation”). These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions have been eliminated.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
The Company operates as a single segment entity based on the manner in which the Company uses financial information to evaluate business performance and to determine the allocation of resources.
Nature of operations
The Company offers traditional, interest-sensitive and variable life insurance in New York and term conversion interest-sensitive life insurance countrywide. The Company previously sold traditional life insurance countrywide through June 2019 and variable life insurance nationwide through September 2017. The Company distributes its products through Allstate exclusive agents and exclusive financial specialists. The Company also offers voluntary accident and health insurance through workplace enrolling independent agents and benefits brokers in New York. The Company previously offered and continues to have in force fixed annuities such as deferred and immediate annuities. The Company also previously offered variable annuities and substantially all of this business is reinsured.
The following table summarizes premiums and contract charges by product.

($ in millions)	2020	2019	2018
Premiums
Traditional life insurance	$531	$557	$582
Accident and health insurance	87	120	122
Total premiums	618	677	704

Contract charges
Interest-sensitive life insurance	665	669	680
Fixed annuities	10	13	15
Total contract charges	675	682	695
Total premiums and contract charges	$1,293	$1,359	$1,399
The Company, through several subsidiaries, operates in the U.S. (all 50 states and the District of Columbia). For 2020, the top geographic locations for direct statutory premiums and annuity considerations were New York, California, Texas, Florida and Illinois. No other jurisdiction accounted for more than 5% of direct statutory premiums and annuity considerations.
Subsequent event
On January 26, 2021, AIC entered into an agreement to sell ALIC to Antelope US Holdings Company, an affiliate of an investment fund associated with The Blackstone Group Inc. On March 29, 2021, AIC and ALIC entered into an agreement to sell Allstate Life Insurance Company of New York (“ALNY”) to Wilton Reassurance Company. The sales transactions are expected to close in the second half of 2021, subject to regulatory approvals and other customary closing conditions.
2. Summary of Significant Accounting Policies
Investments
Fixed income securities include bonds, asset-backed securities (“ABS”) and mortgage-backed securities (“MBS”). MBS includes residential and commercial mortgage-backed securities. Fixed income securities, which may be sold prior to their contractual maturity, are designated as available-for-sale (“AFS”) and are carried at fair value. The difference between amortized cost, net of credit loss allowances (“amortized cost, net”) and fair value, net of deferred income taxes and related deferred policy acquisition costs (“DAC”), deferred sales inducement costs (“DSI”) and reserves for life-contingent contract benefits, is reflected as a component of AOCI. The Company excludes accrued interest receivable from the amortized cost basis of its AFS fixed income securities. Cash received from calls and make-whole payments is reflected as a component of
41 PROSPECTUS

proceeds from sales and cash received from maturities and pay-downs is reflected as a component of investment collections within the Consolidated Statements of Cash Flows.
Mortgage loans and loans reported in other investments (bank loans and agent loans) are carried at amortized cost, net, which represent the amount expected to be collected. The Company excludes accrued interest receivable from the amortized cost basis of its mortgage, bank and agent loans. Credit loss allowances are estimates of expected credit losses, established for loans upon origination or purchase, and are established considering all relevant information available, including past events, current conditions, and reasonable and supportable forecasts over the life of the loans. Loans are evaluated on a pooled basis when they share similar risk characteristics; otherwise, they are evaluated individually.
Equity securities primarily include common stocks, exchange traded and mutual funds, non-redeemable preferred stocks and real estate investment trust equity investments. Certain exchange traded and mutual funds have fixed income securities as their underlying investments. Equity securities are carried at fair value. Equity securities without readily determinable or estimable fair values are measured using the measurement alternative, which is cost less impairment, if any, and adjustments resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer.
Investments in limited partnership interests are primarily accounted for in accordance with the equity method of accounting (“EMA”) and include interests in private equity funds, real estate funds and other funds. Investments in limited partnership interests purchased prior to January 1, 2018, where the Company’s interest is so minor that it exercises virtually no influence over operating and financial policies are accounted for at fair value primarily utilizing the net asset value (“NAV”) as a practical expedient to determine fair value.
Short-term investments, including money market funds, commercial paper, U.S. Treasury bills and other short-term investments, are carried at fair value. Policy loans are carried at unpaid principal balances. Other investments primarily consist of bank loans, real estate, agent loans and derivatives. Bank loans are primarily senior secured corporate loans. Real estate is carried at cost less accumulated depreciation. Agent loans are loans issued to exclusive Allstate agents. Derivatives are carried at fair value.
Investment income primarily consists of interest, dividends, income from limited partnership interests, rental income from real estate, and income from certain derivative transactions. Interest is recognized on an accrual basis using the effective yield method and dividends are recorded at the ex-dividend date. Interest income for ABS and MBS is determined considering estimated pay-downs, including prepayments, obtained from third-party data sources and internal estimates. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the prepayments originally anticipated and the actual prepayments received and currently anticipated. For ABS and MBS of high credit quality with fixed interest rates, the effective yield is recalculated on a retrospective basis. For all others, the effective yield is generally recalculated on a prospective basis. Net investment income for AFS fixed income securities includes the impact of accreting the credit loss allowance for the time value of money. Accrual of income is suspended for fixed income securities when the timing and amount of cash flows expected to be received is not reasonably estimable. Accrual of income is suspended for mortgage loans, bank loans and agent loans that are in default or when full and timely collection of principal and interest payments is not probable. Accrued income receivable is monitored for recoverability and when not expected to be collected is written off through net investment income. Cash receipts on investments on nonaccrual status are generally recorded as a reduction of amortized cost. Income from limited partnership interests carried at fair value is recognized based upon the changes in fair value of the investee’s equity primarily determined using NAV. Income from EMA limited partnership interests is recognized based on the Company’s share of the partnerships’ earnings. Income from EMA limited partnership interests is generally recognized on a three month delay due to the availability of the related financial statements from investees.
Realized capital gains and losses include gains and losses on investment sales, changes in the credit loss allowances related to fixed income securities, mortgage loans, bank loans and agent loans, impairments, valuation changes of equity investments, including equity securities and certain limited partnerships where the underlying assets are predominately public equity securities, and periodic changes in fair value and settlements of certain derivatives including hedge ineffectiveness. Realized capital gains and losses on investment sales are determined on a specific identification basis and are net of credit losses already recognized through an allowance.
Derivative and embedded derivative financial instruments
Derivative financial instruments include interest rate swaps, credit default swaps, futures (interest rate and equity), options (including swaptions), interest rate caps, warrants, foreign currency swaps, foreign currency forwards, total return swaps and certain investment risk transfer reinsurance agreements. Derivatives required to be separated from the host instrument and accounted for as derivative financial instruments (“subject to bifurcation”) are embedded in equity-indexed life and annuity contracts and reinsured variable annuity contracts.
All derivatives are accounted for on a fair value basis and reported as other investments, other assets, other liabilities and accrued expenses or contractholder funds. Embedded derivative instruments subject to bifurcation are also accounted for on a
42 PROSPECTUS

fair value basis and are reported together with the host contract. The change in fair value of derivatives embedded in life and annuity product contracts and subject to bifurcation is reported in contract benefits or interest credited to contractholder funds. Cash flows from embedded derivatives subject to bifurcation and derivatives receiving hedge accounting are reported consistently with the host contracts and hedged risks, respectively, within the Consolidated Statements of Cash Flows. Cash flows from other derivatives are reported in cash flows from investing activities within the Consolidated Statements of Cash Flows.
When derivatives meet specific criteria, they may be designated as accounting hedges and accounted for as fair value, cash flow, foreign currency fair value or foreign currency cash flow hedges. The hedged item may be either all or a specific portion of a recognized asset, liability or an unrecognized firm commitment attributable to a particular risk for fair value hedges. At the inception of the hedge, the Company formally documents the hedging relationship and risk management objective and strategy. The documentation identifies the hedging instrument, the hedged item, the nature of the risk being hedged and the methodology used to assess the effectiveness of the hedging instrument in offsetting the exposure to changes in the hedged item’s fair value attributable to the hedged risk. For a cash flow hedge, this documentation includes the exposure to changes in the variability in cash flows attributable to the hedged risk. The Company does not exclude any component of the change in fair value of the hedging instrument from the effectiveness assessment. At each reporting date, the Company confirms that the hedging instrument continues to be highly effective in offsetting the hedged risk.
Fair value hedges The change in fair value of hedging instruments used in fair value hedges of investment assets or a portion thereof is reported in net investment income, together with the change in fair value of the hedged items. The change in fair value of hedging instruments used in fair value hedges of contractholder funds liabilities or a portion thereof is reported in interest credited to contractholder funds, together with the change in fair value of the hedged items. Accrued periodic settlements on swaps are reported together with the changes in fair value of the related swaps in net investment income or interest credited to contractholder funds. The amortized cost, net for fixed income securities, the carrying value for mortgage loans or the carrying value of a designated hedged liability is adjusted for the change in fair value of the hedged risk.
Cash flow hedges For hedging instruments used in cash flow hedges, the changes in fair value of the derivatives are reported in AOCI. Amounts are reclassified to net investment income or realized capital gains and losses as the hedged or forecasted transaction affects income. Accrued periodic settlements on derivatives used in cash flow hedges are reported in net investment income. The amount reported in AOCI for a hedged transaction is the cumulative gain or loss on the derivative instrument from inception of the hedge less gains or losses previously reclassified from AOCI into income. If the Company expects at any time that the loss reported in AOCI would lead to a net loss on the combination of the hedging instrument and the hedged transaction which may not be recoverable, a loss is recognized immediately in realized capital gains and losses. If an impairment loss is recognized on an asset or an additional obligation is incurred on a liability involved in a hedge transaction, any offsetting gain in AOCI is reclassified and reported together with the impairment loss or recognition of the obligation.
Termination of hedge accounting If, subsequent to entering into a hedge transaction, the derivative becomes ineffective (including if the hedged item is sold or otherwise extinguished, the occurrence of a hedged forecasted transaction is no longer probable or the hedged asset has a credit loss), the Company may terminate the derivative position. The Company may also terminate derivative instruments or redesignate them as non-hedge as a result of other events or circumstances. If the derivative instrument is not terminated when a fair value hedge is no longer effective, the future gains and losses recognized on the derivative are reported in realized capital gains and losses. When a fair value hedge is no longer effective, is redesignated as non-hedge or when the derivative has been terminated, the fair value gain or loss on the hedged asset, liability or portion thereof previously recognized in income while the hedge was in place and used to adjust the amortized cost, net of hedged fixed income securities or mortgage loans or carrying value of a hedged liability, is amortized over the remaining life of the hedged asset, liability or portion thereof, and reflected in net investment income or interest credited to contractholder funds beginning in the period that hedge accounting is no longer applied.
When a derivative instrument used in a cash flow hedge of an existing asset or liability is no longer effective or is terminated, the gain or loss recognized on the derivative is reclassified from AOCI to income as the hedged risk impacts income. If the derivative instrument is not terminated when a cash flow hedge is no longer effective, future gains and losses recognized on the derivative are reported in realized capital gains and losses. When a derivative instrument used in a cash flow hedge of a forecasted transaction is terminated because it is probable the forecasted transaction will not occur, the gain or loss recognized on the derivative is immediately reclassified from AOCI to realized capital gains and losses in the period that hedge accounting is no longer applied.
Non-hedge derivative financial instruments For derivatives for which hedge accounting is not applied, the income statement effects, including fair value gains and losses and accrued periodic settlements, are reported either in realized capital gains and losses or in a single line item together with the results of the associated asset or liability for which risks are being managed.
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Securities loaned
The Company’s business activities include securities lending transactions, which are used primarily to generate net investment income. The proceeds received in conjunction with securities lending transactions can be reinvested in short-term investments or fixed income securities. These transactions are short-term in nature, usually 30 days or less.
The Company receives cash collateral for securities loaned in an amount generally equal to 102% and 105% of the fair value of domestic and foreign securities, respectively, and records the related obligations to return the collateral in other liabilities and accrued expenses. The carrying value of these obligations approximates fair value because of their relatively short-term nature. The Company monitors the market value of securities loaned on a daily basis and obtains additional collateral as necessary under the terms of the agreements to mitigate counterparty credit risk. The Company maintains the right and ability to repossess the securities loaned on short notice.
Recognition of premium revenues and contract charges, and related benefits and interest credited
Traditional life insurance products consist principally of products with fixed and guaranteed premiums and benefits, primarily term and whole life insurance products. Voluntary accident and health insurance products are expected to remain in force for an extended period and therefore are primarily classified as long-duration contracts. Premiums from these products are recognized as revenue when due from policyholders, net of any credit loss allowance for uncollectible premiums. Benefits are reflected in contract benefits and recognized over the life of the policy in relation to premiums.
Immediate annuities with life contingencies, including certain structured settlement annuities, provide benefits over a period that extends beyond the period during which premiums are collected. Premiums from these products are recognized as revenue when received at the inception of the contract. Benefits are recognized in relation to premiums with the establishment of a reserve. The change in reserve over time is recorded in contract benefits and primarily relates to accumulation at the discount rate and annuitant mortality. Profits from these policies come primarily from investment income, which is recognized over the life of the contract.
Interest-sensitive life contracts, such as universal life and single premium life, are insurance contracts whose terms are not fixed and guaranteed. The terms that may be changed include premiums paid by the contractholder, interest credited to the contractholder account balance and contract charges assessed against the contractholder account balance. Premiums from these contracts are reported as contractholder fund deposits. Contract charges consist of fees assessed against the contractholder account balance for the cost of insurance (mortality risk), contract administration and surrender of the contract prior to contractually specified dates. These contract charges are recognized as revenue when assessed against the contractholder account balance. Contract benefits include life-contingent benefit payments in excess of the contractholder account balance.
Contracts that do not subject the Company to significant risk arising from mortality or morbidity are referred to as investment contracts. Fixed annuities, including market value adjusted annuities, equity-indexed annuities and immediate annuities without life contingencies, are considered investment contracts. Consideration received for such contracts is reported as contractholder fund deposits. Contract charges for investment contracts consist of fees assessed against the contractholder account balance for maintenance, administration and surrender of the contract prior to contractually specified dates, and are recognized when assessed against the contractholder account balance.
Interest credited to contractholder funds represents interest accrued or paid on interest-sensitive life and investment contracts. Crediting rates for certain fixed annuities and interest-sensitive life contracts are adjusted periodically by the Company to reflect current market conditions subject to contractually guaranteed minimum rates. Crediting rates for indexed life and annuities are generally based on a specified interest rate index or an equity index, such as the Standard & Poor’s 500 Index (“S&P 500”). Interest credited also includes amortization of DSI expenses. DSI is amortized into interest credited using the same method used to amortize DAC.
Contract charges for variable life and variable annuity products consist of fees assessed against the contractholder account balances for contract maintenance, administration, mortality, expense and surrender of the contract prior to contractually specified dates. Contract benefits incurred for variable annuity products include guaranteed minimum death, income, withdrawal and accumulation benefits. Substantially all of the Company’s variable annuity business is ceded through reinsurance agreements and the contract charges and contract benefits related thereto are reported net of reinsurance ceded.
Other revenue
Other revenue represents gross dealer concessions received in connection with sales of non-proprietary products by Allstate exclusive agents and exclusive financial specialists. Other revenue is recognized when performance obligations are fulfilled.
Deferred policy acquisition and sales inducement costs
Costs that are related directly to the successful acquisition of new or renewal life insurance policies and investment contracts are deferred and recorded as DAC. These costs are principally agent and broker remuneration and certain
44 PROSPECTUS

underwriting expenses. DSI costs, which are deferred and recorded as other assets, relate to sales inducements offered on sales to new customers, principally on fixed annuity and interest-sensitive life contracts. These sales inducements are primarily in the form of additional credits to the customer’s account balance or enhancements to interest credited for a specified period which are in excess of the rates currently being credited to similar contracts without sales inducements. All other acquisition costs are expensed as incurred and included in operating costs and expenses. Amortization of DAC is included in amortization of deferred policy acquisition costs and is described in more detail below. DSI is amortized into income using the same methodology and assumptions as DAC and is included in interest credited to contractholder funds.
For traditional life and voluntary accident and health insurance, DAC is amortized over the premium paying period of the related policies in proportion to the estimated revenues on such business. Assumptions used in the amortization of DAC and reserve calculations are established at the time the policy is issued and are generally not revised during the life of the policy. Any deviations from projected business in force resulting from actual policy terminations differing from expected levels and any estimated premium deficiencies may result in a change to the rate of amortization in the period such events occur. Generally, the amortization periods for these policies approximates the estimated lives of the policies. The Company periodically reviews the recoverability of DAC using actual experience and current assumptions. Traditional life insurance products, immediate annuities with life contingencies, and voluntary accident and health insurance products are reviewed individually. If actual experience and current assumptions are adverse compared to the original assumptions and a premium deficiency is determined to exist, any remaining unamortized DAC balance would be expensed to the extent not recoverable and the establishment of a premium deficiency reserve may be required for any remaining deficiency.
For interest-sensitive life insurance and fixed annuities, DAC and DSI are amortized in proportion to the incidence of the total present value of gross profits, which includes both actual historical gross profits (“AGP”) and estimated future gross profits (“EGP”) expected to be earned over the estimated lives of the contracts. The amortization is net of interest on the prior period DAC balance using rates established at the inception of the contracts. Actual amortization periods generally range from 15-30 years; however, incorporating estimates of the rate of customer surrenders, partial withdrawals and deaths generally results in the majority of the DAC being amortized during the surrender charge period, which is typically 10-20 years for interest-sensitive life and 5-10 years for fixed annuities. The rate of DAC and DSI amortization is reestimated and adjusted by a cumulative charge or credit to income when there is a difference between the incidence of actual versus expected gross profits in a reporting period or when there is a change in total EGP. When DAC or DSI amortization or a component of gross profits for a quarterly period is potentially negative (which would result in an increase of the DAC or DSI balance) as a result of negative AGP, the specific facts and circumstances surrounding the potential negative amortization are considered to determine whether it is appropriate for recognition in the consolidated financial statements. Negative amortization is only recorded when the increased DAC or DSI balance is determined to be recoverable based on facts and circumstances. Recapitalization of DAC and DSI is limited to the originally deferred costs plus interest.
AGP and EGP primarily consist of the following components: contract charges for the cost of insurance less mortality costs and other benefits; investment income and realized capital gains and losses less interest credited; and surrender and other contract charges less maintenance expenses. The principal assumptions for determining the amount of EGP are mortality, persistency, expenses, investment returns, including capital gains and losses on assets supporting contract liabilities, interest crediting rates to contractholders, and the effects of any hedges. For products whose supporting investments are exposed to capital losses in excess of the Company’s expectations which may cause periodic AGP to become temporarily negative, EGP and AGP utilized in DAC and DSI amortization may be modified to exclude the excess capital losses.
The Company performs quarterly reviews of DAC and DSI recoverability for interest-sensitive life and fixed annuity contracts using current assumptions. If a change in the amount of EGP is significant, it could result in the unamortized DAC or DSI not being recoverable, resulting in a charge which is included as a component of amortization of deferred policy acquisition costs or interest credited to contractholder funds, respectively.
The DAC and DSI balances presented include adjustments to reflect the amount by which the amortization of DAC and DSI would increase or decrease if the unrealized capital gains or losses in the respective product investment portfolios were actually realized. The adjustments are recorded net of tax in AOCI. DAC, DSI and deferred income taxes determined on unrealized capital gains and losses and reported in AOCI recognize the impact on shareholder’s equity consistently with the amounts that would be recognized in the income statement on realized capital gains and losses.
Customers of the Company may exchange one insurance policy or investment contract for another offered by the Company, or make modifications to an existing investment or life contract issued by the Company. These transactions are identified as internal replacements for accounting purposes. Internal replacement transactions determined to result in replacement contracts that are substantially unchanged from the replaced contracts are accounted for as continuations of the replaced contracts. Unamortized DAC and DSI related to the replaced contracts continue to be deferred and amortized in connection with the replacement contracts. For interest-sensitive life and investment contracts, the EGP of the replacement contracts are treated as a revision to the EGP of the replaced contracts in the determination of amortization of DAC and DSI. For traditional life insurance policies, any changes to unamortized DAC that result from replacement contracts are treated as
45 PROSPECTUS

prospective revisions. Any costs associated with the issuance of replacement contracts are characterized as maintenance costs and expensed as incurred. Internal replacement transactions determined to result in a substantial change to the replaced contracts are accounted for as an extinguishment of the replaced contracts, and any unamortized DAC and DSI related to the replaced contracts are eliminated with a corresponding charge to amortization of deferred policy acquisition costs or interest credited to contractholder funds, respectively.
The costs assigned to the right to receive future cash flows from certain business purchased from other insurers are also classified as DAC in the Consolidated Statements of Financial Position. The costs capitalized represent the present value of future profits expected to be earned over the lives of the contracts acquired. These costs are amortized as profits emerge over the lives of the acquired business and are periodically evaluated for recoverability. The present value of future profits was $3 million as of both December 31, 2020 and 2019. Amortization expense of the present value of future profits was $508 thousand, $357 thousand and $249 thousand in 2020, 2019 and 2018, respectively.
Reinsurance
In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on large risks by purchasing reinsurance. The Company has also used reinsurance to effect the disposition of certain blocks of business. The amounts reported as reinsurance recoverables include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance reserves and contractholder funds that have not yet been paid. Reinsurance recoverables on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance reserves are reported gross of reinsurance recoverables. Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. Therefore, the Company evaluates reinsurer counterparty credit risk and records reinsurance recoverables net of credit loss allowances. The Company assesses counterparty credit risk for individual reinsurers separately when more relevant or on a pooled basis when shared risk characteristics exist. The evaluation considers the credit quality of the reinsurer and the period over which the recoverable balances are expected to be collected. The Company considers factors including past events, current conditions and reasonable and supportable forecasts in the development of the estimate of credit loss allowances.
The Company uses a probability of default and loss given default model developed independently of the Company to estimate current expected credit losses. The model utilizes factors including historical industry factors based on the probability of liquidation, and incorporates current loss given default factors reflective of the industry.
The Company monitors the credit ratings of reinsurer counterparties and evaluates the circumstances surrounding credit rating changes as inputs into its credit loss assessments. Uncollectible reinsurance recoverable balances are written off against the allowances when there is no reasonable expectation of recovery. The changes in the allowance are reported in contract benefits.
Income taxes
Income taxes are accounted for using the asset and liability method under which deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are insurance reserves, investments (including unrealized capital gains and losses) and DAC. A deferred tax asset valuation allowance is established when it is more likely than not such assets will not be realized. The Company recognizes interest expense related to income tax matters in income tax expense and penalties in operating costs and expenses.
Reserve for life-contingent contract benefits
The reserve for life-contingent contract benefits payable under insurance policies, including traditional life insurance, life-contingent immediate annuities and voluntary accident and health insurance products, is computed on the basis of long-term actuarial assumptions of future investment yields, mortality, morbidity, policy terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by characteristics such as type of coverage, year of issue and policy duration. The assumptions are established at the time the policy is issued and are generally not changed during the life of the policy. The Company periodically reviews the adequacy of reserves using actual experience and current assumptions. If actual experience and current assumptions are adverse compared to the original assumptions and a premium deficiency is determined to exist, any remaining unamortized DAC balance would be expensed to the extent not recoverable and the establishment of a premium deficiency reserve may be required for any remaining deficiency. Traditional life insurance products, immediate annuities with life contingencies, and voluntary accident and health insurance are reviewed individually. The Company also reviews these policies for circumstances where projected profits would be recognized in early years followed by projected losses in later years. If this circumstance exists, the Company will accrue a liability, during the period of profits, to offset the losses at such time as the future losses are expected to commence using a method updated prospectively over time. To the extent that
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unrealized gains on fixed income securities would result in a premium deficiency if those gains were realized, the related increase in reserves for certain immediate annuities with life contingencies is recorded net of tax as a reduction of unrealized net capital gains included in AOCI.
Contractholder funds
Contractholder funds represent interest-bearing liabilities arising from the sale of products such as interest-sensitive life insurance and fixed annuities. Contractholder funds primarily comprise cumulative deposits received and interest credited to the contractholder less cumulative contract benefits, surrenders, withdrawals and contract charges for mortality or administrative expenses. Contractholder funds also include reserves for secondary guarantees on interest-sensitive life insurance and certain fixed annuity contracts and reserves for certain guarantees on reinsured variable annuity contracts.
Separate accounts
Separate accounts assets are carried at fair value. The assets of the separate accounts are legally segregated and available only to settle separate accounts contract obligations. Separate accounts liabilities represent the contractholders’ claims to the related assets and are carried at an amount equal to the separate accounts assets. Investment income and realized capital gains and losses of the separate accounts accrue directly to the contractholders and therefore are not included in the Company’s Consolidated Statements of Operations and Comprehensive Income. Deposits to and surrenders and withdrawals from the separate accounts are reflected in separate accounts liabilities and are not included in consolidated cash flows.
Absent any contract provision wherein the Company provides a guarantee, variable annuity and variable life insurance contractholders bear the investment risk that the separate accounts’ funds may not meet their stated investment objectives. Substantially all of the Company’s variable annuity business was reinsured beginning in 2006.
Measurement of credit losses
The Company carries an allowance for expected credit losses for all financial assets measured at amortized cost on the Consolidated Statements of Financial Position. The Company considers past events, current conditions and reasonable and supportable forecasts in estimating an allowance for credit losses. The Company also carries a credit loss allowance for fixed income securities where applicable and, when amortized cost is reported, it is net of credit loss allowances. For additional information, refer to the Investments or Reinsurance topics of this section.
The Company also estimates a credit loss allowance for commitments to fund mortgage loans, bank loans and agent loans unless they are unconditionally cancellable by the Company. The related allowance is reported in other liabilities and accrued expenses.
The Company’s allowance for credit losses is presented in the following table.

($ in millions)	December 31, 2020	January 1, 2020
Fixed income securities	$1	$—
Mortgage loans	59	36
Other investments
Bank loans	16	16
Agent loans	5	5
Investments	81	57
Reinsurance recoverables	15	14
Other assets	7	7
Assets	103	78
Commitments to fund mortgage loans, bank loans and agent loans	—	1
Liabilities	—	1
Total	$103	$79
Off-balance sheet financial instruments
Commitments to invest, commitments to purchase private placement securities, commitments to fund loans, financial guarantees and credit guarantees have off-balance sheet risk because their contractual amounts are not recorded in the Company’s Consolidated Statements of Financial Position (see Note 7 and Note 11).
Consolidation of variable interest entities (“VIEs”)
The Company consolidates VIEs when it is the primary beneficiary. A primary beneficiary is the variable interest holder in a VIE with both the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE.

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Adopted accounting standard
Measurement of Credit Losses on Financial Instruments
Effective January 1, 2020 the Company adopted new Financial Accounting Standards Board (“FASB”) guidance related to the measurement of credit losses on financial instruments that primarily affected mortgage loans, bank loans and reinsurance recoverables.
Upon adoption of the guidance, the Company recorded a total allowance for expected credit losses of $79 million, pre-tax. After consideration of existing valuation allowances maintained prior to adopting the new guidance, the Company increased its valuation allowances for credit losses to conform to the new requirements which resulted in recognizing a cumulative effect decrease in retained income of $49 million, after-tax, at the date of adoption.
The measurement of credit losses for AFS fixed income securities measured at fair value is not affected except that credit losses recognized are limited to the amount by which fair value is below amortized cost and the credit loss adjustment is recognized through a valuation allowance which may change over time but once recorded cannot subsequently be reduced to an amount below zero. Previously these credit loss adjustments were recorded as other-than-temporary impairments and were not reversed once recorded.
Pending accounting standards
Accounting for Long-Duration Insurance Contracts
In August 2018, the FASB issued guidance revising the accounting for certain long-duration insurance contracts. The new guidance introduces material changes to the measurement of the Company’s reserves for traditional life, life-contingent immediate annuities and certain voluntary accident and health insurance products.
Under the new guidance, measurement assumptions, including those for mortality, morbidity and policy terminations, will be required to be reviewed and updated at least annually. The effect of updating measurement assumptions other than the discount rate are required to be measured on a retrospective basis and reported in net income. In addition, reserves under the new guidance are required to be discounted using an upper-medium grade fixed income instrument yield that is updated through other comprehensive income at each reporting date. Current GAAP requires the measurement of reserves to utilize assumptions set at policy issuance unless updated current assumptions indicate that recorded reserves are deficient.
The new guidance also requires DAC and other capitalized balances currently amortized in proportion to premiums or gross profits to be amortized on a constant level basis over the expected term for all long-duration insurance contracts. DAC will not be subject to loss recognition testing but will be reduced when actual lapse experience exceeds expected experience. The new guidance will no longer require adjustments to DAC and DSI related to unrealized gains and losses on investment securities supporting the related business.
All market risk benefit product features will be measured at fair value with changes in fair value recorded in net income with the exception of changes in the fair value attributable to changes in the reporting entity’s own credit risk, which are required to be recognized in OCI. Substantially all of the Company’s market risk benefits relate to variable annuities that are reinsured, and therefore these impacts are not expected to be material to the Company.
The new guidance is effective for financial statements issued for reporting periods beginning after December 15, 2022 and restatement of prior periods presented is required. Early adoption is permitted and if elected, restatement of only one prior period is required. The new guidance will be applied to affected contracts and DAC on the basis of existing carrying amounts at the earliest period presented or retrospectively using actual historical experience as of contract inception. The new guidance for market risk benefits is required to be adopted retrospectively.
The Company is evaluating the anticipated impacts of applying the new guidance to both retained income and AOCI.
The requirements of the new guidance represent a material change from existing GAAP, however, the underlying economics of the business and related cash flows are unchanged. The Company anticipates the financial statement impact of adopting the new guidance to be material, largely attributed to the impact of transitioning to a discount rate based on an upper-medium grade fixed income investment yield. The Company expects the most significant impacts will occur in the run-off annuity business. The revised accounting for DAC will be applied prospectively using the new model and any DAC effects existing in AOCI as a result of applying existing GAAP at the date of adoption will be eliminated.
Simplifications to the Accounting for Income Taxes
In December 2019, the FASB issued amendments to simplify the accounting for income taxes. The amendments eliminate certain exceptions in the existing guidance including those related to intraperiod tax allocation and deferred tax liability recognition when a subsidiary meets the criteria to apply the equity method of accounting. The amendments require recognition of the effect of an enacted change in tax laws or rates in the period that includes the enactment date, provide an option to not
48 PROSPECTUS

allocate taxes to a legal entity that is not subject to tax as well as other minor changes. The amendments are effective for reporting periods beginning after December 15, 2020. The new guidance specifies which amendments should be applied prospectively, retrospectively or on a modified retrospective basis through a cumulative-effect adjustment to retained income as of the beginning of the year of adoption. The impact of adoption is not expected to be material to the Company’s results of operations or financial position.
3. Supplemental Cash Flow Information
Non-cash investing activities include $5 million, $67 million and $43 million related to mergers and exchanges completed with equity securities, fixed income securities and limited partnerships, and modifications of certain mortgage loans and other investments in 2020, 2019 and 2018, respectively. Non-cash investing activities also include transfers of invested assets related to a coinsurance reinsurance agreement with Allstate Assurance Company (“AAC”) (see Note 4).
Liabilities for collateral received in conjunction with the Company’s securities lending program were $331 million, $522 million and $517 million as of December 31, 2020, 2019 and 2018, respectively, and are reported in other liabilities and accrued expenses. Obligations to return cash collateral for over-the-counter (“OTC”) and cleared derivatives were $3 million, $8 million and $8 million as of December 31, 2020, 2019 and 2018, respectively, and are reported in other liabilities and accrued expenses or other investments.
The accompanying cash flows are included in cash flows from operating activities in the Consolidated Statements of Cash Flows along with the activities resulting from management of the proceeds, which for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Net change in proceeds managed
Net change in fixed income securities	$—	$28	$94
Net change in short-term investments	196	(33)	(77)
Operating cash flow provided (used)	196	(5)	17
Net change in cash	—	—	—
Net change in proceeds managed	$196	$(5)	$17

Net change in liabilities
Liabilities for collateral, beginning of year	$(530)	$(525)	$(542)
Liabilities for collateral, end of year	(334)	(530)	(525)
Operating cash flow (used) provided	$(196)	$5	$(17)
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4. Related Party Transactions
Business operations
The Company uses services performed by AIC and other affiliates, and business facilities owned or leased and operated by AIC in conducting its business activities. In addition, the Company shares the services of employees with AIC. The Company reimburses its affiliates for the operating expenses incurred on behalf of the Company. The Company is charged for the cost of these operating expenses based on the level of services provided. Operating expenses, including compensation, retirement and other benefit programs (see Note 15), allocated to the Company were $191 million, $211 million and $235 million in 2020, 2019 and 2018, respectively.
Agent loan sale and securitization
On December 22, 2016, ALIC’s subsidiary Allstate Finance Company, LLC (“AFC”) sold agent loans with a fair value of $419 million to affiliate Allstate Finance Company Agency Loans LLC (“AFCAL”) and AFCAL used the loans as collateral in the issuance of notes. On December 16, 2019, investors in the notes approved redemption of the original notes and AFCAL issued replacement notes at new terms. Concurrent with redemption, AFC sold agent loans with a fair value of $222 million to AFCAL, and AFCAL used the loans as collateral in the issuance of additional notes. Investors in the notes are as follows:

($ in millions)	December 31, 2020	December 31, 2019
Class A Notes, Due March 10, 2037 (1)
Allstate New Jersey Insurance Company	$101	$83
American Heritage Life Insurance Company	62	59
Allstate Assurance Company	—	33
First Colonial Insurance Company	9	9
Allstate Fire & Casualty Insurance Company	10	7
Allstate Property and Casualty Insurance Company	9	6
Allstate Indemnity Company	4	4
Esurance Insurance Company	7	4
North Light Specialty Insurance Company	4	3
Allstate Vehicle and Property Insurance Company	2	2
Allstate New Jersey Property and Casualty Insurance Company	2	2
Esurance Property and Casualty Insurance Company	4	2
Subtotal - Class A	214	214
Class B Deferrable Notes, Due March 10, 2037
Allstate Life Insurance Company	214	214
Class C Deferrable Notes, Due March 10, 2037
Allstate Life Insurance Company	168	168
Subordinated Notes, Due March 10, 2037
Allstate Life Insurance Company	45	45
Total	$641	$641
_______________
(1)As of December 31, 2020 and 2019, $74 million of these notes have an annual interest rate of 3.16% and $140 million have an annual interest rate of 3.36%.
AFCAL is a VIE established as a bankruptcy-remote entity whose assets are isolated from those of ALIC and are not available to ALIC’s creditors. ALIC is the primary beneficiary since ALIC has control over the significant activities of AFCAL, the obligation to absorb significant losses and the rights to residual returns. Therefore, AFCAL is included in ALIC’s consolidated financial statements. Transactions between ALIC, AFC and AFCAL are eliminated in consolidation. The Company’s Consolidated Statements of Financial Position included $568 million of agent loans, zero cash and $214 million of notes due to related parties as of December 31, 2020 and $612 million of agent loans, $1 million of cash and $214 million of notes due to related parties as of December 31, 2019 associated with AFCAL.
The Company incurred interest expense related to these notes of $7 million in 2020 and $5 million in both 2019 and 2018.
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Reinsurance
The Company has coinsurance reinsurance agreements with its unconsolidated affiliate American Heritage Life Insurance Company (“AHL”) whereby the Company assumes certain interest-sensitive life insurance, fixed annuity contracts and accident and health insurance policies. The amounts assumed are disclosed in Note 9.
Effective December 1, 2020, ALIC entered into a coinsurance reinsurance agreement with AAC to assume all of AAC’s term and interest-sensitive life insurance policies, and to recapture certain interest-sensitive life insurance policies previously ceded to AAC. In connection with the agreement, the Company recorded invested assets of $534 million, DAC of $245 million, reserve for life-contingent contract benefits of $118 million, contractholder funds of $256 million and reduced reinsurance recoverables by $397 million. The $59 million gain on the transaction was recorded as an increase to additional capital paid-in since the transaction was between entities under common control.
ALIC enters into certain intercompany reinsurance transactions with its wholly owned subsidiaries. ALIC enters into these transactions in order to maintain underwriting control and spread risk among various legal entities. These reinsurance agreements have been approved by the appropriate regulatory authorities. All significant intercompany transactions have been eliminated in consolidation.
Broker-Dealer agreement
The Company receives distribution services from Allstate Financial Services, LLC, an affiliated broker-dealer company, for certain annuity and variable life insurance contracts sold by Allstate exclusive agents and exclusive financial specialists. For these services, the Company incurred commission and other distribution expenses of $3 million in each year of 2020, 2019 and 2018.
Structured settlement annuities
The Company previously issued structured settlement annuities, a type of immediate annuity, to fund structured settlements in matters involving AIC. In most cases, these annuities were issued under a “qualified assignment” whereby Allstate Assignment Company and prior to July 1, 2001 Allstate Settlement Corporation (“ASC”), both wholly owned subsidiaries of ALIC, purchased annuities from ALIC and assumed AIC’s obligation to make future payments.
AIC issued surety bonds to guarantee the payment of structured settlement benefits assumed by ASC (from both AIC and non-related parties) and funded by certain annuity contracts issued by the Company through June 30, 2001. ASC entered into a General Indemnity Agreement pursuant to which it indemnified AIC for any liabilities associated with the surety bonds and gave AIC certain collateral security rights with respect to the annuities and certain other rights in the event of any defaults covered by the surety bonds. ALIC guaranteed the payment of structured settlement benefits on all contracts issued on or after July 1, 2001. Reserves recorded by the Company for annuities that are guaranteed by the surety bonds of AIC were $4.73 billion and $4.57 billion as of December 31, 2020 and 2019, respectively.
Income taxes
The Company is a party to a federal income tax allocation agreement with the Corporation (see Note 12).
Surplus notes
On December 2, 2016, the Company purchased for cash a $40 million, 3.07% surplus note due December 2, 2036 that was issued by AAC. No payment of principal or interest was permitted on the surplus note without the written approval from the proper regulatory authority. The surplus note was classified as fixed income securities on the Consolidated Statements of Financial Position. The Company recorded investment income on this surplus note of $1 million in each year of 2020, 2019 and 2018. On December 1, 2020, with regulatory approval, AAC repaid the entire principal of this surplus note.
Liquidity and intercompany loan agreements
The Company is party to an Amended and Restated Intercompany Liquidity Agreement (“Liquidity Agreement”) with certain of its affiliates, which include, but are not limited to, AIC, AAC and the Corporation. The Liquidity Agreement allows for short-term advances of funds to be made between parties for liquidity and other general corporate purposes. The Liquidity Agreement does not establish a commitment to advance funds on the part of any party. The Company and AIC each serve as a lender and borrower, AAC and certain other affiliates serve only as borrowers, and the Corporation serves only as a lender. The maximum amount of advances each party may make or receive is limited to $1 billion. Netting or offsetting of advances made and received is not permitted. Advances between the parties are required to have specified due dates less than or equal to 364 days from the date of the advance and be payable upon demand by written request from the lender at least 10 business days prior to the demand date. The borrower may make prepayments of the outstanding principal balance of an advance without penalty. Advances will bear interest equal to or greater than the rate applicable to 30-day commercial paper issued by the Corporation on the date the advance is made with an adjustment on the first day of each month thereafter. The Company had no amounts outstanding under the Liquidity Agreement as of December 31, 2020 or 2019.
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In addition to the Liquidity Agreement, the Company has an intercompany loan agreement with the Corporation. The amount of intercompany loans available to the Company is at the discretion of the Corporation. The maximum amount of loans the Corporation will have outstanding to all its eligible subsidiaries at any given point in time is limited to $1 billion. The Corporation may use commercial paper borrowings, bank lines of credit and securities lending to fund intercompany borrowings. The Company had no amounts outstanding under the intercompany loan agreement as of December 31, 2020 or 2019.
Road Bay Investments, LLC (“RBI”), a consolidated subsidiary of ALIC, has a Revolving Loan Credit Agreement (“Credit Agreement”) with AHL, according to which AHL agreed to extend revolving credit loans to RBI. As security for its obligations under the Credit Agreement, RBI entered into a Pledge and Security Agreement with AHL, according to which RBI agreed to grant a pledge of and security interest in RBI’s right, title, and interest in certain assets of RBI. The Company had no amounts outstanding under the Credit Agreement as of December 31, 2020 or 2019.
Capital support agreement
The Company has a capital support agreement with AIC. Under the terms of this agreement, AIC agrees to provide capital to maintain the amount of statutory capital and surplus necessary to maintain a company action level risk-based capital (“RBC”) ratio of at least 150%. AIC’s obligation to provide capital to the Company under the agreement is limited to an aggregate amount of $1 billion. In exchange for providing this capital, the Company will pay AIC an annual commitment fee of 1% of the amount of the Capital and Surplus maximum that remains available on January 1 of such year. The Company or AIC have the right to terminate this agreement when: 1) the Company qualifies for a financial strength rating from S&P, Moody’s or A.M. Best, without giving weight to the existence of this agreement, that is the same or better than its rating with such support; 2) the Company’s RBC ratio is at least 300%; or 3) AIC no longer directly or indirectly owns at least 50% of the voting stock of the Company. During 2020 and 2019, no capital had been provided by AIC under this agreement.
External financing agreement
In January 2017, ALIC Reinsurance Company (“ALIC Re”), a wholly owned subsidiary of the Company, entered into a master transaction agreement with Bueller Financing LLC (“Bueller”), an external financing provider. In accordance with the agreement, Bueller issued a variable funding puttable note (“credit-linked note”) that is held in a trust. The credit-linked note can be put back to Bueller for cash in the event certain ALIC Re statutory reserves and capital are depleted. The balance of the credit-linked note will vary based on the statutory reserve balance with a maximum value of $1.75 billion. The impacts of the agreement are eliminated in consolidation and have no impact on the Consolidated Statements of Financial Position.
Dividends
The Company did not pay dividends in 2020 and paid $75 million and $250 million to AIC in the form of cash in 2019 and 2018, respectively.
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5. Investments
Portfolio composition
The composition of the investment portfolio is presented as follows:

	As of December 31,
($ in millions)	2020	2019
Fixed income securities, at fair value	$23,907	$21,725
Mortgage loans, net	3,359	3,988
Equity securities, at fair value	1,536	1,469
Limited partnership interests	3,065	3,250
Short-term investments, at fair value	974	1,191
Policy loans	582	557
Other, net	1,375	1,427
Total	$34,798	$33,607
Fair values
The amortized cost, gross unrealized gains and losses and fair value for fixed income securities are as follows:

($ in millions)	Amortized cost, net	Gross unrealized		Fair value
		Gains	Losses
December 31, 2020
U.S. government and agencies	$1,060	$45	$—	$1,105
Municipal	1,650	357	—	2,007
Corporate	18,287	2,009	(40)	20,256
Foreign government	91	5	—	96
ABS	420	6	(2)	424
MBS	14	5	—	19
Total fixed income securities	$21,522	$2,427	$(42)	$23,907

December 31, 2019
U.S. government and agencies	$848	$34	$—	$882
Municipal	1,483	279	(7)	1,755
Corporate	17,301	1,170	(30)	18,441
Foreign government	142	7	—	149
ABS	316	4	(3)	317
MBS	127	55	(1)	181
Total fixed income securities	$20,217	$1,549	$(41)	$21,725

Scheduled maturities
The scheduled maturities for fixed income securities are as follows:

($ in millions)	As of December 31, 2020
	Amortized cost, net	Fair value
Due in one year or less	$1,625	$1,651
Due after one year through five years	6,974	7,423
Due after five years through ten years	8,255	9,197
Due after ten years	4,234	5,193
	21,088	23,464
ABS and MBS	434	443
Total	$21,522	$23,907
Actual maturities may differ from those scheduled as a result of calls and make-whole payments by the issuers. ABS and MBS are shown separately because of potential prepayment of principal prior to contractual maturity dates.
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Net investment income
Net investment income for the years ended December 31 is as follows:

($ in millions)	2020	2019	2018
Fixed income securities	$894	$963	$991
Mortgage loans	184	190	188
Equity securities	19	29	39
Limited partnership interests	99	175	327
Short-term investments	6	31	21
Policy loans	31	34	31
Other	90	93	91
Investment income, before expense	1,323	1,515	1,688
Investment expense	(81)	(104)	(103)
Net investment income	$1,242	$1,411	$1,585
Realized capital gains and losses
Realized capital gains (losses) by asset type for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Fixed income securities	$54	$25	$(40)
Mortgage loans	(45)	—	2
Equity securities	225	276	(124)
Limited partnership interests	38	43	(22)
Derivatives	5	11	10
Other	(11)	(14)	(1)
Realized capital gains (losses)	$266	$341	$(175)
Realized capital gains (losses) by transaction type for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Sales	$42	$54	$(27)
Credit losses (1)	(47)	(21)	(9)
Valuation of equity investments (2)	266	297	(146)
Valuation and settlements of derivative instruments	5	11	7
Realized capital gains (losses)	$266	$341	$(175)
_______________
(1)Due to the adoption of the measurement of credit losses on financial instruments accounting standard, prior period other-than-temporary impairment write-downs are now presented as credit losses.
(2)Includes valuation of equity securities and certain limited partnership interests where the underlying assets are predominately public equity securities.
Gross realized gains (losses) on sales of fixed income securities for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Gross realized gains	$101	$65	$34
Gross realized losses	(44)	(35)	(66)
The following table presents the net pre-tax appreciation (decline) recognized in net income of equity securities and limited partnership interests carried at fair value that are still held as of December 31, 2020 and 2019, respectively.

	For the years ended December 31,
($ in millions)	2020	2019
Equity securities	$229	$216
Limited partnership interests carried at fair value	100	57
Total	$329	$273
54 PROSPECTUS

Credit losses recognized in net income (1) for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Fixed income securities:
Corporate	$—	$(2)	$(1)
ABS	(1)	(1)	(1)
MBS	(2)	(2)	(6)
Total fixed income securities	(3)	(5)	(8)
Mortgage loans	(37)	—	—
Limited partnership interests	(4)	(2)	—
Other investments
Bank loans	(4)	(13)	—
Agent loans	—	(1)	(1)
Total credit losses by asset type	$(48)	$(21)	$(9)
Liabilities
Commitments to fund commercial mortgage loans, bank loans and agent loans	1	—	—
Total	$(47)	$(21)	$(9)
_______________
(1)Due to the adoption of the measurement of credit losses on financial instruments accounting standard, realized capital losses previously reported as other-than-temporary impairment write-downs are now presented as credit losses.
55 PROSPECTUS

Unrealized net capital gains and losses
Unrealized net capital gains and losses included in AOCI are as follows:

($ in millions)	Fair value	Gross unrealized		Unrealized net gains (losses)
December 31, 2020		Gains	Losses
Fixed income securities	$23,907	$2,427	$(42)	$2,385
Short-term investments	974	—	—	—
EMA limited partnerships (1)				(2)
Unrealized net capital gains and losses, pre-tax				2,383
Amounts recognized for:
Insurance reserves (2)				(496)
DAC and DSI (3)				(363)
Amounts recognized				(859)
Deferred income taxes				(320)
Unrealized net capital gains and losses, after-tax				$1,204

December 31, 2019
Fixed income securities	$21,725	$1,549	$(41)	$1,508
Short-term investments	1,191	—	—	—
EMA limited partnerships				(2)
Unrealized net capital gains and losses, pre-tax				1,506
Amounts recognized for:
Insurance reserves				(126)
DAC and DSI				(213)
Amounts recognized				(339)
Deferred income taxes				(245)
Unrealized net capital gains and losses, after-tax				$922
____________
(1)Unrealized net capital gains and losses for limited partnership interests represent the Company’s share of EMA limited partnerships’ OCI. Fair value and gross unrealized gains and losses are not applicable.
(2)The insurance reserves adjustment represents the amount by which the reserve balance would increase if the net unrealized gains in the applicable product portfolios were realized and reinvested at lower interest rates, resulting in a premium deficiency. This adjustment primarily relates to structured settlement annuities with life contingencies (a type of immediate fixed annuity).
(3)The DAC and DSI adjustment balance represents the amount by which the amortization of DAC and DSI would increase or decrease if the unrealized gains or losses in the respective product portfolios were realized.
Change in unrealized net capital gains and losses
The change in unrealized net capital gains and losses for the years ended December 31 is as follows:

($ in millions)	2020	2019	2018
Fixed income securities	$877	$1,165	$(914)
Short-term investments	—	—	—
Derivative instruments	—	—	(2)
EMA limited partnerships	—	(2)	(1)
Total	877	1,163	(917)
Amounts recognized for:
Insurance reserves	(370)	(126)	315
DAC and DSI	(150)	(178)	154
Amounts recognized	(520)	(304)	469
Deferred income taxes	(75)	(180)	94
Increase (decrease) in unrealized net capital gains and losses, after-tax	$282	$679	$(354)

56 PROSPECTUS

Mortgage loans
The Company’s mortgage loans are commercial mortgage loans collateralized by a variety of commercial real estate property types located across the United States and totaled $3.36 billion and $3.99 billion, net of credit loss allowance, as of December 31, 2020 and 2019, respectively. Substantially all of the commercial mortgage loans are non-recourse to the borrower.
The following table shows the principal geographic distribution of commercial real estate represented in the Company’s mortgage loan portfolio. No other state represented more than 5% of the portfolio as of December 31.

(% of mortgage loan portfolio carrying value)	2020	2019
Texas	20.1%	16.8%
California	14.3	14.1
Illinois	6.9	8.0
Florida	6.3	6.7
North Carolina	5.6	4.9
New Jersey	3.9	6.0
The types of properties collateralizing the mortgage loans as of December 31 are as follows:

(% of mortgage loan portfolio carrying value)	2020	2019
Apartment complex	34.1%	35.6%
Office buildings	23.3	22.4
Retail	15.8	14.3
Warehouse	14.5	16.2
Other	12.3	11.5
Total	100.0%	100.0%
The contractual maturities of the mortgage loan portfolio as of December 31, 2020 are as follows:

($ in millions)	Number of loans	Amortized cost, net	Percent
2021	28	$254	7.6%
2022	23	291	8.7
2023	41	485	14.4
2024	25	510	15.2
Thereafter	115	1,819	54.1
Total	232	$3,359	100.0%
Limited partnerships
Investments in limited partnership interests include interests in private equity funds, real estate funds and other funds. Principal factors influencing carrying value appreciation or decline include operating performance, comparable public company earnings multiples, capitalization rates and the economic environment. For equity method limited partnerships, the Company recognizes an impairment loss when evidence demonstrates that the loss is other than temporary. Evidence of a loss in value that is other than temporary may include the absence of an ability to recover the carrying amount of the investment or the inability of the investee to sustain a level of earnings that would justify the carrying amount of the investment. Changes in fair value limited partnerships are recorded through net investment income and therefore are not tested for impairment.
The carrying value for limited partnership interest as of December 31 is as follows:

	2020			2019
($ in millions)	EMA	Fair Value	Total	EMA	Fair Value	Total
Private equity	$1,768	$721	$2,489	$2,029	$723	$2,752
Real estate	334	42	376	319	50	369
Other (1)	200	—	200	129	—	129
Total	$2,302	$763	$3,065	$2,477	$773	$3,250
____________
(1)Other consists of certain limited partnership interests where the underlying assets are predominately public equity and debt securities.

57 PROSPECTUS

Municipal bonds
The Company maintains a diversified portfolio of municipal bonds which totaled $2.01 billion and $1.76 billion as of December 31, 2020 and 2019, respectively. The municipal bond portfolio includes general obligations of state and local issuers and revenue bonds (including pre-refunded bonds, which are bonds for which an irrevocable trust has been established to fund the remaining payments of principal and interest). The following table shows the principal geographic distribution of municipal bond issuers represented in the Company’s portfolio as of December 31. No other state represents more than 5% of the portfolio.

(% of municipal bond portfolio carrying value)	2020	2019
Texas	16.8%	17.8%
California	16.8	15.0
Oregon	11.3	12.6
New Jersey	7.4	6.7
Illinois	6.2	6.3
New York	5.3	7.0
Short-term investments
Short-term investments, including money market funds, commercial paper, U.S. Treasury bills and other short-term investments, are carried at fair value. As of December 31, 2020 and 2019, the fair value of short-term investments totaled $974 million and $1.19 billion, respectively.
Policy loans
Policy loans are carried at unpaid principal balances. As of December 31, 2020 and 2019, the carrying value of policy loans totaled $582 million and $557 million, respectively.
Other investments
Other investments primarily consist of agent loans, real estate, bank loans and derivatives. Agent loans are loans issued to exclusive Allstate agents and are carried at amortized cost, net. Real estate is carried at cost less accumulated depreciation. Bank loans are primarily senior secured corporate loans and are carried at amortized cost, net. Derivatives are carried at fair value. The following table summarizes other investments by asset type.

	As of December 31,
($ in millions)	2020	2019
Agent loans, net	$631	$666
Real estate	315	292
Bank loans, net	245	344
Derivatives and other	184	125
Total	$1,375	$1,427
Concentration of credit risk
As of December 31, 2020, the Company is not exposed to any credit concentration risk of a single issuer and its affiliates greater than 10% of the Company’s shareholder’s equity, other than the U.S. government and its agencies.
Securities loaned
The Company’s business activities include securities lending programs with third parties, mostly large banks. As of December 31, 2020 and 2019, fixed income and equity securities with a carrying value of $322 million and $506 million, respectively, were on loan under these agreements. Interest income on collateral, net of fees, was $1 million in each of 2020, 2019 and 2018.
Other investment information
Included in fixed income securities are below investment grade assets totaling $2.99 billion and $2.83 billion as of December 31, 2020 and 2019, respectively.
As of December 31, 2020, fixed income securities and short-term investments with a carrying value of $21 million were on deposit with regulatory authorities as required by law.
As of December 31, 2020, the carrying value of fixed income securities and other investments that were non-income producing was $38 million.

58 PROSPECTUS

Portfolio monitoring and credit losses
Fixed income securities The Company has a comprehensive portfolio monitoring process to identify and evaluate each fixed income security that may require a credit loss allowance.
For each fixed income security in an unrealized loss position, the Company assesses whether management with the appropriate authority has made the decision to sell or whether it is more likely than not the Company will be required to sell the security before recovery of the amortized cost basis for reasons such as liquidity, contractual or regulatory purposes. If a security meets either of these criteria, any existing credit loss allowance would be written-off against the amortized cost basis of the asset along with any remaining unrealized losses, with incremental losses recorded in earnings.
If the Company has not made the decision to sell the fixed income security and it is not more likely than not the Company will be required to sell the fixed income security before recovery of its amortized cost basis, the Company evaluates whether it expects to receive cash flows sufficient to recover the entire amortized cost basis of the security. The Company calculates the estimated recovery value based on the best estimate of future cash flows considering past events, current conditions and reasonable and supportable forecasts. The estimated future cash flows are discounted at the security’s current effective rate and is compared to the amortized cost of the security.
The determination of cash flow estimates is inherently subjective, and methodologies may vary depending on facts and circumstances specific to the security. All reasonably available information relevant to the collectability of the security is considered when developing the estimate of cash flows expected to be collected. That information generally includes, but is not limited to, the remaining payment terms of the security, prepayment speeds, the financial condition and future earnings potential of the issue or issuer, expected defaults, expected recoveries, the value of underlying collateral, origination vintage year, geographic concentration of underlying collateral, available reserves or escrows, current subordination levels, third-party guarantees and other credit enhancements. Other information, such as industry analyst reports and forecasts, credit ratings, financial condition of the bond insurer for insured fixed income securities, and other market data relevant to the realizability of contractual cash flows, may also be considered. The estimated fair value of collateral will be used to estimate recovery value if the Company determines that the security is dependent on the liquidation of collateral for ultimate settlement.
If the Company does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the fixed income security, a credit loss allowance is recorded in earnings for the shortfall in expected cash flows; however, the amortized cost, net of the credit loss allowance, may not be lower than the fair value of the security. The portion of the unrealized loss related to factors other than credit remains classified in AOCI. If the Company determines that the fixed income security does not have sufficient cash flow or other information to estimate a recovery value for the security, the Company may conclude that the entire decline in fair value is deemed to be credit related and the loss is recorded in earnings.
When a security is sold or otherwise disposed or when the security is deemed uncollectible and written off, the Company removes amounts previously recognized in the credit loss allowance. Recoveries after write-offs are recognized when received. Accrued interest excluded from the amortized cost of fixed income securities totaled $198 million as of December 31, 2020 and is reported within the accrued investment income line of the Consolidated Statements of Financial Position. The Company monitors accrued interest and writes off amounts when they are not expected to be received.
The Company’s portfolio monitoring process includes a quarterly review of all securities to identify instances where the fair value of a security compared to its amortized cost is below internally established thresholds. The process also includes the monitoring of other credit loss indicators such as ratings, ratings downgrades and payment defaults. The securities identified, in addition to other securities for which the Company may have a concern, are evaluated for potential credit losses using all reasonably available information relevant to the collectability or recovery of the security. Inherent in the Company’s evaluation of credit losses for these securities are assumptions and estimates about the financial condition and future earnings potential of the issue or issuer. Some of the factors that may be considered in evaluating whether a decline in fair value requires a credit loss allowance are: 1) the financial condition, near-term and long-term prospects of the issue or issuer, including relevant industry specific market conditions and trends, geographic location and implications of rating agency actions and offering prices; 2) the specific reasons that a security is in an unrealized loss position, including overall market conditions which could affect liquidity; and 3) the extent to which the fair value has been less than amortized cost.

59 PROSPECTUS

Rollforward of credit loss allowance for fixed income securities for the year ended December 31, 2020 is as follows:

($ in millions)	2020
Beginning balance	$—
Credit losses on securities for which credit losses not previously reported	(3)
Reduction of allowance related to sales	2
Write-offs	—
Ending balance (1)	$(1)
____________
(1)Allowance for fixed income securities as of December 31, 2020 comprised $1 million of ABS.
The following table summarizes the gross unrealized losses and fair value of securities by the length of time that individual securities have been in a continuous unrealized loss position.

($ in millions)	Less than 12 months			12 months or more			Total unrealized losses
	Number of issues	Fair value	Unrealized losses	Number of issues	Fair value	Unrealized losses

December 31, 2020
Fixed income securities
U.S. government and agencies	10	$17	$—	—	$—	$—	$—
Municipal	7	31	—	—	—	—	—
Corporate	114	558	(19)	25	153	(21)	(40)
ABS	5	2	—	4	5	(2)	(2)
MBS	3	—	—	10	—	—	—
Total fixed income securities	139	$608	$(19)	39	$158	$(23)	$(42)
Investment grade fixed income securities	69	$388	$(5)	19	$73	$(17)	$(22)
Below investment grade fixed income securities	70	220	(14)	20	85	(6)	(20)
Total fixed income securities	139	$608	$(19)	39	$158	$(23)	$(42)

December 31, 2019
Fixed income securities
U.S. government and agencies	6	$74	$—	—	$—	$—	$—
Municipal	4	22	(5)	1	14	(2)	(7)
Corporate	92	504	(8)	43	237	(22)	(30)
ABS	22	61	(1)	5	19	(2)	(3)
MBS	8	1	—	22	5	(1)	(1)
Total fixed income securities	132	$662	$(14)	71	$275	$(27)	$(41)
Investment grade fixed income securities	85	$524	$(3)	39	$152	$(17)	$(20)
Below investment grade fixed income securities	47	138	(11)	32	123	(10)	(21)
Total fixed income securities	132	$662	$(14)	71	$275	$(27)	$(41)

60 PROSPECTUS

The following table summarizes gross unrealized losses by unrealized loss position and credit quality as of December 31, 2020.

($ in millions)	Investment grade	Below investment grade	Total
Fixed income securities with unrealized loss position less than 20% of amortized cost, net (1) (2)	$(7)	$(12)	$(19)
Fixed income securities with unrealized loss position greater than or equal to 20% of amortized cost, net (3) (4)	(15)	(8)	(23)
Total unrealized losses	$(22)	$(20)	$(42)
_______________
(1)Below investment grade fixed income securities include $7 million that have been in an unrealized loss position for less than twelve months.
(2)Related to securities with an unrealized loss position less than 20% of amortized cost, net, the degree of which suggests that these securities do not pose a high risk of having credit losses.
(3)No below investment grade fixed income securities have been in an unrealized loss position for a period of twelve or more consecutive months.
(4)Evaluated based on factors such as discounted cash flows and the financial condition and near-term and long-term prospects of the issue or issuer and were determined to have adequate resources to fulfill contractual obligations.
Investment grade is defined as a security having a rating of Aaa, Aa, A or Baa from Moody’s, a rating of AAA, AA, A or BBB from S&P Global Ratings (“S&P”), a comparable rating from another nationally recognized rating agency, or a comparable internal rating if an externally provided rating is not available. Market prices for certain securities may have credit spreads which imply higher or lower credit quality than the current third-party rating. Unrealized losses on investment grade securities are principally related to an increase in market yields which may include increased risk-free interest rates or wider credit spreads since the time of initial purchase. The unrealized losses are expected to reverse as the securities approach maturity.
ABS and MBS in an unrealized loss position were evaluated based on actual and projected collateral losses relative to the securities’ positions in the respective securitization trusts, security specific expectations of cash flows, and credit ratings. This evaluation also takes into consideration credit enhancement, measured in terms of (i) subordination from other classes of securities in the trust that are contractually obligated to absorb losses before the class of security the Company owns, and (ii) the expected impact of other structural features embedded in the securitization trust beneficial to the class of securities the Company owns, such as overcollateralization and excess spread. Municipal bonds in an unrealized loss position were evaluated based on the underlying credit quality of the primary obligor, obligation type and quality of the underlying assets.
As of December 31, 2020, the Company has not made the decision to sell and it is not more likely than not the Company will be required to sell fixed income securities with unrealized losses before recovery of the amortized cost basis.
Loans The Company establishes a credit loss allowance for mortgage loans, agent loans and bank loans when they are originated or purchased, and for unfunded commitments unless they are unconditionally cancellable by the Company. The Company uses a probability of default and loss given default model for mortgage loans and bank loans to estimate current expected credit losses that considers all relevant information available including past events, current conditions, and reasonable and supportable forecasts over the life of an asset. The Company also considers such factors as historical losses, expected prepayments and various economic factors. For mortgage loans the Company considers origination vintage year and property level information such as debt service coverage, property type, property location and collateral value. For bank loans the Company considers the credit rating of the borrower, credit spreads and type of loan. After the reasonable and supportable forecast period, the Company’s model reverts to historical loss trends. Given the less complex and homogenous nature of agent loans, the Company estimates current expected credit losses using historical loss experience over the estimated life of the loans, adjusted for current conditions, reasonable and supportable forecasts and expected prepayments.
Loans are evaluated on a pooled basis when they share similar risk characteristics. The Company monitors loans through a quarterly credit monitoring process to determine when they no longer share similar risk characteristics and are to be evaluated individually when estimating credit losses.
Loans are written off against their corresponding allowances when there is no reasonable expectation of recovery. If a loan recovers after a write-off, the estimate of expected credit losses includes the expected recovery.
Accrual of income is suspended for loans that are in default or when full and timely collection of principal and interest payments is not probable. Accrued income receivable is monitored for recoverability and when not expected to be collected is written off through net investment income. Cash receipts on loans on non-accrual status are generally recorded as a reduction of amortized cost.
61 PROSPECTUS

Accrued interest is excluded from the amortized cost of loans and is reported within the accrued investment income line of the Consolidated Statements of Financial Position. As of December 31, 2020, accrued interest totaled $13 million, $2 million and $1 million for mortgage loans, agent loans and bank loans, respectively.
Mortgage loans When it is determined a mortgage loan shall be evaluated individually, the Company uses various methods to estimate credit losses on individual loans such as using collateral value less estimated costs to sell where applicable, including when foreclosure is probable or when repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. When collateral value is used, the mortgage loans may not have a credit loss allowance when the fair value of the collateral exceeds the loan’s amortized cost. An alternative approach may be utilized to estimate credit losses using the present value of the loan’s expected future repayment cash flows discounted at the loan’s current effective interest rate.
Individual loan credit loss allowances are adjusted for subsequent changes in the fair value of the collateral less costs to sell, when applicable, or present value of the loan’s expected future repayment cash flows.
Debt service coverage ratio is considered a key credit quality indicator when mortgage loan credit loss allowances are estimated. Debt service coverage ratio represents the amount of estimated cash flow from the property available to the borrower to meet principal and interest payment obligations. Debt service coverage ratio estimates are updated annually or more frequently if conditions are warranted based on the Company’s credit monitoring process.
The following table reflects mortgage loans amortized cost by debt service coverage ratio distribution and year of origination as of December 31.

($ in millions)	2020							2019
	2015 and prior	2016	2017	2018	2019	Current	Total	Total
Below 1.0	$15	$—	$—	$—	$—	$—	$15	$40
1.0 - 1.25	130	27	32	57	33	14	293	161
1.26 - 1.50	365	41	134	159	201	6	906	1,066
Above 1.50	963	350	240	279	327	45	2,204	2,724
Amortized cost before allowance	$1,473	$418	$406	$495	$561	$65	$3,418	$3,991
Allowance (1)							(59)	(3)
Amortized cost, net							$3,359	$3,988
____________
(1)Due to the adoption of the measurement of credit losses on financial instruments accounting standard, prior valuation allowance is now presented as an allowance for expected credit losses.
Mortgage loans with a debt service coverage ratio below 1.0 that are not considered impaired primarily relate to situations where the borrower has the financial capacity to fund the revenue shortfalls from the properties for the foreseeable term, the decrease in cash flows from the properties is considered temporary, or there are other risk mitigating factors such as additional collateral, escrow balances or borrower guarantees. Payments on all mortgage loans were current as of December 31, 2020, 2019 and 2018. During the fourth quarter of 2020, the Company sold $217 million of mortgage loans, net of a $15 million credit loss allowance, resulting in a net realized capital loss of $4 million.

62 PROSPECTUS

The rollforward of credit loss allowance for mortgage loans for the years ended December 31 is as follows:

($ in millions)	2020
Beginning balance	$(3)
Cumulative effect of change in accounting principle	(33)
Net increases related to credit losses	(37)
Reduction of allowance related to sales	15
Loans transferred due to reinsurance agreement with AAC	(1)
Write-offs	—
Ending balance	$(59)
Agent loans The Company monitors agent loans to determine when they should be removed from the pool and assessed for credit losses individually by using internal credit risk grades that classify the loans into risk categories. The categorization is based on relevant information about the ability of borrowers to service their debt, such as historical payment experience, current business trends, cash flow coverage and collateral quality. Internal credit risk grades are updated annually or more frequently if conditions are warranted based on the Company’s credit monitoring process.
As of December 31, 2020, 85% of agent loans balance represents the top three highest credit quality categories. The allowance for agent loans totaled $5 million as of December 31, 2020 and did not change from January 1, 2020.
Bank loans When it is determined a bank loan shall be evaluated individually, the Company uses various methods to estimate credit losses on individual loans such as the present value of the loan’s expected future repayment cash flows discounted at the loan’s current effective interest rate.
Credit ratings of the borrower are considered a key credit quality indicator when bank loan credit loss allowances are estimated. The ratings are updated quarterly and are either received from a nationally recognized rating agency or a comparable internal rating is derived if an externally provided rating is not available. The year of origination is determined to be the year in which the asset is acquired.
The bank loans amortized cost by credit rating and year of origination as of December 31 is as follows:

($ in millions)	2020
	2015 and Prior	2016	2017	2018	2019	Current	Total
BBB	$—	$—	$4	$—	$—	$2	$6
BB	10	—	1	16	11	5	43
B	5	8	42	37	23	35	150
CCC and below	3	8	15	12	18	6	62
Amortized cost before allowance	$18	$16	$62	$65	$52	$48	$261
Allowance							(16)
Amortized cost, net							$245
The rollforward of credit loss allowance for bank loans for the years ended December 31 is as follows:

($ in millions)	2020
Beginning balance	$—
Cumulative effect of change in accounting principle	(16)
Net increases related to credit losses	(4)
Reduction of allowance related to sales	3
Write-offs	1
Ending balance	$(16)

63 PROSPECTUS

6. Fair Value of Assets and Liabilities
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The hierarchy for inputs used in determining fair value maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Assets and liabilities recorded on the Consolidated Statements of Financial Position at fair value are categorized in the fair value hierarchy based on the observability of inputs to the valuation techniques as follows:
Level 1: Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company can access.
Level 2: Assets and liabilities whose values are based on the following:
(a)Quoted prices for similar assets or liabilities in active markets;
(b)Quoted prices for identical or similar assets or liabilities in markets that are not active; or
(c)Valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.
Level 3: Assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Unobservable inputs reflect the Company’s estimates of the assumptions that market participants would use in valuing the assets and liabilities.
The availability of observable inputs varies by instrument. In situations where fair value is based on internally developed pricing models or inputs that are unobservable in the market, the determination of fair value requires more judgment. The degree of judgment exercised by the Company in determining fair value is typically greatest for instruments categorized in Level 3. In many instances, valuation inputs used to measure fair value fall into different levels of the fair value hierarchy. The category level in the fair value hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company uses prices and inputs that are current as of the measurement date, including during periods of market disruption. In periods of market disruption, the ability to observe prices and inputs may be reduced for many instruments.
The Company is responsible for the determination of fair value and the supporting assumptions and methodologies. The Company gains assurance that assets and liabilities are appropriately valued through the execution of various processes and controls designed to ensure the overall reasonableness and consistent application of valuation methodologies, including inputs and assumptions, and compliance with accounting standards. For fair values received from third parties or internally estimated, the Company’s processes and controls are designed to ensure that the valuation methodologies are appropriate and consistently applied, the inputs and assumptions are reasonable and consistent with the objective of determining fair value, and the fair values are accurately recorded. For example, on a continuing basis, the Company assesses the reasonableness of individual fair values that have stale security prices or that exceed certain thresholds as compared to previous fair values received from valuation service providers or brokers or derived from internal models. The Company performs procedures to understand and assess the methodologies, processes and controls of valuation service providers. In addition, the Company may validate the reasonableness of fair values by comparing information obtained from valuation service providers or brokers to other third-party valuation sources for selected securities. The Company performs ongoing price validation procedures such as back-testing of actual sales, which corroborate the various inputs used in internal models to market observable data. When fair value determinations are expected to be more variable, the Company validates them through reviews by members of management who have relevant expertise and who are independent of those charged with executing investment transactions.
The Company has two types of situations where investments are classified as Level 3 in the fair value hierarchy:
(1) Specific inputs significant to the fair value estimation models are not market observable. This primarily occurs in the Company’s use of broker quotes to value certain securities where the inputs have not been corroborated to be market observable, and the use of valuation models that use significant non-market observable inputs.
(2) Quotes continue to be received from independent third-party valuation service providers and all significant inputs are market observable; however, there has been a significant decrease in the volume and level of activity for the asset when compared to normal market activity such that the degree of market observability has declined to a point where categorization as a Level 3 measurement is considered appropriate. The indicators considered in determining whether a significant decrease in the volume and level of activity for a specific asset has occurred include the level of new issuances in the primary market, trading volume in the secondary market, the level of credit spreads over historical levels, applicable bid-ask spreads, and price consensus among market participants and other pricing sources.
64 PROSPECTUS

Certain assets are not carried at fair value on a recurring basis, including mortgage loans, bank loans, agent loans and policy loans, and these are only included in the fair value hierarchy disclosure when the individual investment is reported at fair value.
In determining fair value, the Company principally uses the market approach which generally utilizes market transaction data for the same or similar instruments. To a lesser extent, the Company uses the income approach which involves determining fair values from discounted cash flow methodologies. For the majority of Level 2 and Level 3 valuations, a combination of the market and income approaches is used.
Summary of significant inputs and valuation techniques for Level 2 and Level 3 assets and liabilities measured at fair value on a recurring basis
Level 2 measurements
•Fixed income securities:
U.S. government and agencies, municipal, corporate - public and foreign government: The primary inputs to the valuation include quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields and credit spreads.
Corporate - privately placed: Privately placed are valued using a discounted cash flow model that is widely accepted in the financial services industry and uses market observable inputs and inputs derived principally from, or corroborated by, observable market data. The primary inputs to the discounted cash flow model include an interest rate yield curve, as well as published credit spreads for similar assets in markets that are not active that incorporate the credit quality and industry sector of the issuer.
Corporate - privately placed also includes redeemable preferred stock that are valued using quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields, underlying stock prices and credit spreads.
ABS and MBS: The primary inputs to the valuation include quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields, collateral performance and credit spreads. Certain ABS are valued based on non-binding broker quotes whose inputs have been corroborated to be market observable. ABS and residential MBS include prepayment speeds as a primary input for valuation.
•Equity securities: The primary inputs to the valuation include quoted prices or quoted net asset values for identical or similar assets in markets that are not active.
•Short-term: The primary inputs to the valuation include quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields and credit spreads.
•Other investments: Free-standing exchange listed derivatives that are not actively traded are valued based on quoted prices for identical instruments in markets that are not active.
Over-the-counter (“OTC”) derivatives, including interest rate swaps, foreign currency swaps, total return swaps, foreign exchange forward contracts, options and certain credit default swaps, are valued using models that rely on inputs such as interest rate yield curves, implied volatilities, index price levels, currency rates, and credit spreads that are observable for substantially the full term of the contract. The valuation techniques underlying the models are widely accepted in the financial services industry and do not involve significant judgment.
Level 3 measurements
•Fixed income securities:
Municipal: Comprise municipal bonds that are not rated by third-party credit rating agencies. The primary inputs to the valuation of these municipal bonds include quoted prices for identical or similar assets in markets that exhibit less liquidity relative to those markets supporting Level 2 fair value measurements, contractual cash flows, benchmark yields and credit spreads. Also included are municipal bonds valued based on non-binding broker quotes where the inputs have not been corroborated to be market observable.
Corporate - public and privately placed, ABS and MBS: Primarily valued based on non-binding broker quotes where the inputs have not been corroborated to be market observable. Other inputs for corporate fixed income securities include an interest rate yield curve, as well as published credit spreads for similar assets that incorporate the credit quality and industry sector of the issuer.
•Equity securities: The primary inputs to the valuation include quoted prices or quoted net asset values for identical or similar assets in markets that exhibit less liquidity relative to those markets supporting Level 2 fair value measurements.
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•Other investments: Certain OTC derivatives, such as interest rate caps and certain credit default swaps, are valued using models that are widely accepted in the financial services industry. These are categorized as Level 3 as a result of the significance of non-market observable inputs such as volatility. Other primary inputs include interest rate yield curves and credit spreads.
•Contractholder funds:  Derivatives embedded in certain life and annuity contracts are valued internally using models widely accepted in the financial services industry that determine a single best estimate of fair value for the embedded derivatives within a block of contractholder liabilities. The models primarily use stochastically determined cash flows based on the contractual elements of embedded derivatives, projected option cost and applicable market data, such as interest rate yield curves and equity index volatility assumptions. These are categorized as Level 3 as a result of the significance of non-market observable inputs.
Investments excluded from the fair value hierarchy
Limited partnerships carried at fair value, which do not have readily determinable fair values, use NAV provided by the investees and are excluded from the fair value hierarchy. These investments are generally not redeemable by the investees and generally cannot be sold without approval of the general partner. The Company receives distributions of income and proceeds from the liquidation of the underlying assets of the investees, which usually takes place in years 4-9 of the typical contractual life of 10-12 years. As of December 31, 2020, the Company has commitments to invest $166 million in these limited partnership interests.
The following table summarizes the Company’s assets and liabilities measured at fair value as of December 31, 2020.

($ in millions)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Counterparty and cash collateral netting	Total
Assets
Fixed income securities:
U.S. government and agencies	$784	$321	$—		$1,105
Municipal	—	1,958	49		2,007
Corporate - public	—	14,535	31		14,566
Corporate - privately placed	—	5,622	68		5,690
Foreign government	—	96	—		96
ABS	—	419	5		424
MBS	—	19	—		19
Total fixed income securities	784	22,970	153		23,907
Equity securities	1,408	14	114		1,536
Short-term investments	601	373	—		974
Other investments: Free-standing derivatives	—	190	—	$(6)	184
Separate account assets	3,294	—	—		3,294
Total recurring basis assets	$6,087	$23,547	$267	$(6)	$29,895
% of total assets at fair value	20.3%	78.8%	0.9%	—%	100.0%

Investments reported at NAV					763
Total					$30,658

Liabilities
Contractholder funds: Derivatives embedded in life and annuity contracts	$—	$—	$(516)		$(516)
Other liabilities: Free-standing derivatives	—	(119)	—	$9	(110)
Total recurring basis liabilities	$—	$(119)	$(516)	$9	$(626)
% of total liabilities at fair value	—%	19.0%	82.4%	(1.4)%	100.0%
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The following table summarizes the Company’s assets and liabilities measured at fair value as of December 31, 2019.

($ in millions)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Counterparty and cash collateral netting	Total
Assets
Fixed income securities:
U.S. government and agencies	$590	$292	$—		$882
Municipal	—	1,715	40		1,755
Corporate - public	—	12,777	25		12,802
Corporate - privately placed	—	5,517	122		5,639
Foreign government	—	149	—		149
ABS	—	301	16		317
MBS	—	176	5		181
Total fixed income securities	590	20,927	208		21,725
Equity securities	1,340	13	116		1,469
Short-term investments	493	698	—		1,191
Other investments: Free-standing derivatives	—	134	—	$(10)	124
Separate account assets	3,009	—	—		3,009
Total recurring basis assets	$5,432	$21,772	$324	$(10)	$27,518
% of total assets at fair value	19.7%	79.1%	1.2%	—%	100%

Investments reported at NAV					773
Total					$28,291

Liabilities
Contractholder funds: Derivatives embedded in life and annuity contracts	$—	$—	$(427)		$(427)
Other liabilities: Free-standing derivatives	—	(65)	—	$3	(62)
Total recurring basis liabilities	$—	$(65)	$(427)	$3	$(489)
% of total liabilities at fair value	—%	13.3%	87.3%	(0.6)%	100%

The following table summarizes quantitative information about the significant unobservable inputs used in Level 3 fair value measurements.

($ in millions)	Fair value	Valuation technique	Unobservable input	Range	Weighted average
December 31, 2020
Derivatives embedded in life and annuity contracts – Equity-indexed and forward starting options	$(483)	Stochastic cash flow model	Projected option cost	1.0 - 4.2%	2.80%
December 31, 2019
Derivatives embedded in life and annuity contracts – Equity-indexed and forward starting options	$(395)	Stochastic cash flow model	Projected option cost	1.0 - 4.2%	2.57%

The embedded derivatives are equity-indexed and forward starting options in certain life and annuity products that provide customers with interest crediting rates based on the performance of the S&P 500. If the projected option cost increased (decreased), it would result in a higher (lower) liability fair value.
As of December 31, 2020 and 2019, Level 3 fair value measurements of fixed income securities total $153 million and $208 million, respectively, and include $24 million and $38 million, respectively, of securities valued based on non-binding broker quotes where the inputs have not been corroborated to be market observable. As the Company does not develop the Level 3 fair value unobservable inputs for these fixed income securities, they are not included in the table above. However, an increase (decrease) in credit spreads for fixed income securities valued based on non-binding broker quotes would result in a lower (higher) fair value.
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The following table presents the rollforward of Level 3 assets and liabilities held at fair value during the year ended December 31, 2020.

($ in millions)		Total gains (losses) included in:
	Balance as of December 31, 2019	Net income	OCI	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Issues	Settlements	Balance as of December 31, 2020
Assets
Fixed income securities:
Municipal	$40	$1	$2	$20	$(11)	$—	$(1)	$—	$(2)	$49
Corporate - public	25	—	—	—	—	7	—	—	(1)	31
Corporate - privately placed	122	2	(7)	32	(32)	8	(55)	—	(2)	68
ABS	16	—	—	—	—	—	(10)	—	(1)	5
MBS	5	1	(2)	—	—	—	(3)	—	(1)	—
Total fixed income securities	208	4	(7)	52	(43)	15	(69)	—	(7)	153
Equity securities	116	(3)	—	—	—	9	(8)	—	—	114
Free-standing derivatives, net	—	—	—	—	—	—	—	—	—	—
Total recurring Level 3 assets	$324	$1	$(7)	$52	$(43)	$24	$(77)	$—	$(7)	$267
Liabilities
Contractholder funds: Derivatives embedded in life and annuity contracts	$(427)	$(24)	$—	$(54)	$—	$—	$—	$(34)	$23	$(516)
Total recurring Level 3 liabilities	$(427)	$(24)	$—	$(54)	$—	$—	$—	$(34)	$23	$(516)

The following table presents the total Level 3 gains (losses) included in net income for the year ended December 31, 2020.

($ in millions)	Net investment income	Realized capital gains and losses	Contract benefits	Interest credited to contractholder funds	Total
Components of net income	$(8)	$9	$(1)	$(23)	$(23)

68 PROSPECTUS

The following table presents the rollforward of Level 3 assets and liabilities held at fair value during the year ended December 31, 2019.

($ in millions)		Total gains (losses) included in:
	Balance as of December 31, 2018	Net income	OCI	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Issues	Settlements	Balance as of December 31, 2019
Assets
Fixed income securities:
Municipal	$39	$—	$4	$—	$—	$—	$(1)	$—	$(2)	$40
Corporate - public	33	—	—	5	(38)	32	(2)	—	(5)	25
Corporate - privately placed	97	(1)	1	43	(1)	4	(13)	—	(8)	122
ABS	22	1	(1)	—	(30)	36	(6)	—	(6)	16
MBS	—	—	(1)	6	—	—	—	—	—	5
Total fixed income securities	191	—	3	54	(69)	72	(22)	—	(21)	208
Equity securities	129	15	—	—	—	10	(38)	—	—	116
Free-standing derivatives, net	1	(1)	—	—	—	—	—	—	—	—
Total recurring Level 3 assets	$321	$14	$3	$54	$(69)	$82	$(60)	$—	$(21)	$324
Liabilities
Contractholder funds: Derivatives embedded in life and annuity contracts	$(223)	$(52)	$—	$(154)	$—	$—	$—	$(10)	$12	$(427)
Total recurring Level 3 liabilities	$(223)	$(52)	$—	$(154)	$—	$—	$—	$(10)	$12	$(427)

The following table presents the total Level 3 gains (losses) included in net income for the year ended December 31, 2019.

($ in millions)	Net investment income	Realized capital gains and losses	Contract benefits	Interest credited to contractholder funds	Total
Components of net income	$(2)	$16	$7	$(59)	$(38)

69 PROSPECTUS

The following table presents the rollforward of Level 3 assets and liabilities held at fair value during the year ended December 31, 2018.

($ in millions)		Total gains (losses) included in:
	Balance as of December 31, 2017	Net income	OCI	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Issues	Settlements	Balance as of December 31, 2018
Assets
Fixed income securities:
Municipal	$57	$—	$(2)	$—	$(16)	$2	$(2)	$—	$—	$39
Corporate - public	49	—	(2)	3	(3)	—	(11)	—	(3)	33
Corporate - privately placed	220	(2)	(2)	10	(101)	12	—	—	(40)	97
ABS	50	—	—	12	(18)	20	(19)	—	(23)	22
Total fixed income securities	376	(2)	(6)	25	(138)	34	(32)	—	(66)	191
Equity securities	90	16	—	—	—	30	(7)	—	—	129
Free-standing derivatives, net	1	—	—	—	—	—	—	—	—	1	(1)
Total recurring Level 3 assets	$467	$14	$(6)	$25	$(138)	$64	$(39)	$—	$(66)	$321
Liabilities
Contractholder funds: Derivatives embedded in life and annuity contracts	$(284)	$57	$—	$—	$—	$—	$—	$(2)	$6	$(223)
Total recurring Level 3 liabilities	$(284)	$57	$—	$—	$—	$—	$—	$(2)	$6	$(223)
____________________
(1)Comprises $1 million of assets.
The following table presents the total Level 3 gains (losses) included in net income for the year ended December 31, 2018.

($ in millions)	Net investment income	Realized capital gains and losses	Contract benefits	Interest credited to contractholder funds	Total
Components of net income	$—	$14	$(5)	$62	$71
Transfers into Level 3 during 2020, 2019 and 2018 included situations where a quote was not provided by the Company’s independent third-party valuation service provider and as a result the price was stale or had been replaced with a broker quote where the inputs had not been corroborated to be market observable resulting in the security being classified as Level 3. Transfers into Level 3 during 2020 also included derivatives embedded in equity-indexed universal life contracts related to reinsurance assumed from AAC. Transfers into Level 3 during 2019 also included derivatives embedded in equity-indexed universal life contracts due to refinements in the valuation modeling resulting in an increase in significance of non-market observable inputs.
Transfers out of Level 3 during 2020, 2019 and 2018 included situations where a broker quote was used in the prior period and a quote became available from the Company’s independent third-party valuation service provider in the current period. A quote utilizing the new pricing source was not available as of the prior period, and any gains or losses related to the change in valuation source for individual securities were not significant.
70 PROSPECTUS

The table below provides valuation changes included in net income and OCI for Level 3 assets and liabilities held as of December 31.

($ in millions)	2020	2019	2018
Assets
Fixed income securities:
Municipal	$1	$1	$—
Corporate - public	—	—	—
Corporate - privately placed	2	—	—
Total fixed income securities	3	1	—
Equity securities	(3)	2	16
Free-standing derivatives, net	—	(1)	—
Total recurring Level 3 assets	$—	$2	$16
Liabilities
Contractholder funds: Derivatives embedded in life and annuity contracts	$(24)	$(52)	$57
Total recurring Level 3 liabilities	$(24)	$(52)	$57
Total included in net income	$(24)	$(50)	$73

Components of net income
Net investment income	$(8)	$(2)	$—
Realized capital gains (losses)	8	4	16
Contract benefits	(1)	7	(5)
Interest credited to contractholder funds	(23)	(59)	62
Total included in net income	$(24)	$(50)	$73

Assets
Municipal	$2
Corporate - public	—
Corporate - privately placed	(7)
Changes in unrealized net capital gains and losses reported in OCI (1)	$(5)
___________________
(1)Effective January 1, 2020, the Company adopted the fair value accounting standard that prospectively requires the disclosure of valuation changes reported in OCI.
Presented below are the carrying values and fair value estimates of financial instruments not carried at fair value.

($ in millions)		December 31, 2020		December 31, 2019
Financial assets	Fair value level	Amortized cost, net	Fair value	Amortized cost, net	Fair value
Mortgage loans	Level 3	$3,359	$3,587	$3,988	$4,159
Bank loans	Level 3	245	250	344	337
Agent loans	Level 3	631	634	666	664

Financial liabilities	Fair value level	Carrying value (1)	Fair value	Carrying value (1)	Fair value
Contractholder funds on investment contracts	Level 3	$7,764	$9,058	$8,403	$9,123
Liability for collateral	Level 2	334	334	530	530
Notes due to related parties	Level 3	214	225	214	215
____________________
(1)Represents the amounts reported on the Consolidated Statements of Financial Position.
7. Derivative Financial Instruments and Off-balance sheet Financial Instruments
The Company uses derivatives for risk reduction and to increase investment portfolio returns through asset replication. Risk reduction activity is focused on managing the risks with certain assets and liabilities arising from the potential adverse impacts from changes in risk-free interest rates, changes in equity market valuations, increases in credit spreads and foreign currency fluctuations. Asset replication refers to the “synthetic” creation of assets through the use of derivatives. The Company replicates fixed income securities using a combination of a credit default swap, index total return swap, options, or a foreign currency forward contract and one or more highly rated fixed income securities, primarily investment grade host bonds,
71 PROSPECTUS

to synthetically replicate the economic characteristics of one or more cash market securities. The Company replicates equity securities using futures, index total return swaps and options to increase equity exposure.
The Company utilizes several derivative strategies to manage risk. Asset-liability management is a risk management strategy that is principally employed to balance the respective interest-rate sensitivities of the Company’s assets and liabilities. Depending upon the attributes of the assets acquired and liabilities issued, derivative instruments such as interest rate swaps, caps, swaptions and futures are utilized to change the interest rate characteristics of existing assets and liabilities to ensure the relationship is maintained within specified ranges and to reduce exposure to rising or falling interest rates. Fixed income index total return swaps are used to offset valuation losses in the portfolio during periods of declining market values. Credit default swaps are typically used to mitigate the credit risk within the Company’s fixed income portfolio. Futures and options are used for hedging the equity exposure contained in the Company’s equity indexed life and annuity product contracts that offer equity returns to contractholders. In addition, the Company uses equity index total return swaps, options and futures to offset valuation losses in the equity portfolio during periods of declining equity market values. Foreign currency swaps and forwards are primarily used to reduce the foreign currency risk associated with holding foreign currency denominated investments.
The Company also has derivatives embedded in non-derivative host contracts that are required to be separated from the host contracts and accounted for at fair value with changes in fair value of embedded derivatives reported in net income. The Company’s primary embedded derivatives are equity options in life and annuity product contracts, which provide returns linked to equity indices to contractholders.
When derivatives meet specific criteria, they may be designated as accounting hedges and accounted for as fair value, cash flow, foreign currency fair value or foreign currency cash flow hedges. The Company designates certain investment risk transfer reinsurance agreements as fair value hedges when the hedging instrument is highly effective in offsetting the risk of changes in the fair value of the hedged item. The fair value of the hedged liability is reported in contractholder funds in the Consolidated Statements of Financial Position. The impact from results of the fair value hedge is reported in interest credited to contractholder funds in the Consolidated Statements of Operations and Comprehensive Income. The Company designates certain of its foreign currency swap contracts as cash flow hedges when the hedging instrument is highly effective in offsetting the exposure of variations in cash flows for the hedged risk that could affect net income. Amounts are reclassified to net investment income or realized capital gains and losses as the hedged item affects net income.
The notional amounts specified in the contracts are used to calculate the exchange of contractual payments under the agreements and are generally not representative of the potential for gain or loss on these agreements. However, the notional amounts specified in credit default swaps where the Company has sold credit protection represent the maximum amount of potential loss, assuming no recoveries.
Fair value, which is equal to the carrying value, is the estimated amount that the Company would receive or pay to terminate the derivative contracts at the reporting date. The carrying value amounts for OTC derivatives are further adjusted for the effects, if any, of enforceable master netting agreements and are presented on a net basis, by counterparty agreement, in the Consolidated Statements of Financial Position.
For those derivatives which qualify and have been designated as fair value accounting hedges, net income includes the changes in the fair value of both the derivative instrument and the hedged risk. For cash flow hedges, gains and losses are amortized from AOCI and are reported in net income in the same period the forecasted transactions being hedged impact net income.
Non-hedge accounting is generally used for “portfolio” level hedging strategies where the terms of the individual hedged items do not meet the strict homogeneity requirements to permit the application of hedge accounting. For non-hedge derivatives, net income includes changes in fair value and accrued periodic settlements, when applicable. With the exception of non-hedge derivatives used for asset replication and non-hedge embedded derivatives, all of the Company’s derivatives are evaluated for their ongoing effectiveness as either accounting hedge or non-hedge derivative financial instruments on at least a quarterly basis.
Fair value hedges The Company had one derivative designated as a fair value hedge and had no foreign currency contracts designated as fair value hedges during 2020, 2019 and 2018.
Cash flow hedges The Company had no derivatives designated as cash flow hedges during 2020 and 2019 and one foreign currency contract designated as a cash flow hedge during 2018.
72 PROSPECTUS

The following table provides a summary of the volume and fair value positions of derivative instruments as well as their reporting location in the Consolidated Statement of Financial Position as of December 31, 2020.

($ in millions, except number of contracts)		Volume (1)
	Balance sheet location	Notional amount	Number of contracts	Fair value, net	Gross asset	Gross liability
Asset derivatives
Derivatives designated as fair value accounting hedging instruments
Other	Other assets	$3	n/a	$—	$—	$—
Derivatives not designated as accounting hedging instruments
Interest rate contracts
Interest rate cap agreements	Other investments	13	n/a	—	—	—
Futures	Other assets	n/a	312	—	—	—
Equity and index contracts
Options	Other investments	n/a	2,831	184	184	—
Futures	Other assets	n/a	46	—	—	—
Total return index contracts
Total return swap agreements - equity index	Other investments	8	n/a	1	1	—
Foreign currency contracts
Foreign currency forwards	Other investments	113	n/a	1	4	(3)
Embedded derivative financial instruments
Other embedded derivative financial instruments	Other investments	750	n/a	—	—	—
Credit default contracts
Credit default swaps - buying protection	Other investments	17	n/a	(1)	—	(1)
Credit default swaps - selling protection	Other investments	4	n/a	—	—	—
Subtotal		905	3,189	185	189	(4)
Total asset derivatives		$908	3,189	$185	$189	$(4)

Liability derivatives
Derivatives not designated as accounting hedging instruments
Interest rate contracts
Interest rate cap agreements	Other liabilities & accrued expenses	$19	n/a	$—	$—	$—
Futures	Other liabilities & accrued expenses	n/a	25	—	—	—
Equity and index contracts
Options	Other liabilities & accrued expenses	n/a	2,712	(110)	—	(110)
Foreign currency contracts
Foreign currency forwards	Other liabilities & accrued expenses	117	n/a	(4)	1	(5)
Embedded derivative financial instruments
Guaranteed accumulation benefits	Contractholder funds	128	n/a	(18)	—	(18)
Guaranteed withdrawal benefits	Contractholder funds	190	n/a	(15)	—	(15)
Equity-indexed and forward starting options in life and annuity product contracts	Contractholder funds	1,785	n/a	(483)	—	(483)
Credit default contracts
Credit default swaps - selling protection	Other liabilities & accrued expenses	1	n/a	—	—	—
Total liability derivatives		2,240	2,737	(630)	$1	$(631)
Total derivatives		$3,148	5,926	$(445)
_________________________________________
(1)  Volume for OTC and cleared derivative contracts is represented by their notional amounts. Volume for exchange traded derivatives is represented by the number of contracts, which is the basis on which they are traded. (n/a = not applicable)

73 PROSPECTUS

The following table provides a summary of the volume and fair value positions of derivative instruments as well as their reporting location in the Consolidated Statement of Financial Position as of December 31, 2019.

($ in millions, except number of contracts)		Volume
	Balance sheet location	Notional amount	Number of contracts	Fair value, net	Gross asset	Gross liability
Asset derivatives
Derivatives designated as accounting hedging instruments
Other	Other assets	$2	n/a	$—	$—	$—
Derivatives not designated as accounting hedging instruments
Interest rate contracts
Futures	Other assets	n/a	476	—	—	—
Equity and index contracts
Options	Other investments	n/a	2,981	124	124	—
Futures	Other assets	n/a	27	—	—	—
Total return index contracts
Total return swap agreements - fixed income	Other investments	7	n/a	—	—	—
Credit default contracts
Credit default swaps - buying protection	Other investments	1	n/a	—	—	—
Subtotal		8	3,484	124	124	—
Total asset derivatives		$10	3,484	$124	$124	$—

Liability derivatives
Derivatives not designated as accounting hedging instruments
Interest rate contracts
Interest rate cap agreements	Other liabilities & accrued expenses	$34	n/a	$—	$—	$—
Futures	Other liabilities & accrued expenses	n/a	263	—	—	—
Equity and index contracts
Options	Other liabilities & accrued expenses	n/a	2,844	(60)	—	(60)
Futures	Other liabilities & accrued expenses	n/a	1	—	—
Total return index contracts
Total return swap agreements - fixed income	Other liabilities & accrued expenses	10	n/a	—	—	—
Total return swap agreements - equity	Other liabilities & accrued expenses	14	n/a	1	1	—
Foreign currency contracts
Foreign currency forwards	Other liabilities & accrued expenses	242	n/a	6	9	(3)
Embedded derivative financial instruments
Guaranteed accumulation benefits	Contractholder funds	161	n/a	(18)	—	(18)
Guaranteed withdrawal benefits	Contractholder funds	205	n/a	(14)	—	(14)
Equity-indexed and forward starting options in life and annuity product contracts	Contractholder funds	1,678	n/a	(395)	—	(395)
Credit default contracts
Credit default swaps - buying protection	Other liabilities & accrued expenses	26	n/a	(2)	—	(2)
Credit default swaps - selling protection	Other liabilities & accrued expenses	5	n/a	—	—	—
Total liability derivatives		2,375	3,108	(482)	$10	$(492)
Total derivatives		$2,385	6,592	$(358)
74 PROSPECTUS

The following table provides gross and net amounts for the Company’s OTC derivatives, all of which are subject to enforceable master netting agreements.

($ in millions)		Offsets
	Gross amount	Counter- party netting	Cash collateral (received) pledged	Net amount on balance sheet	Securities collateral (received) pledged	Net amount
December 31, 2020
Asset derivatives	$6	$(5)	$(1)	$—	$—	$—
Liability derivatives	(9)	5	4	—	—	—

December 31, 2019
Asset derivatives	$10	$(10)	$—	$—	$—	$—
Liability derivatives	(5)	10	(7)	(2)	—	(2)
The following table provides a summary of the impacts of the Company’s foreign currency contracts in cash flow hedging relationships for the years ended December 31.

($ in millions)	2020	2019	2018
Gain recognized in OCI on derivatives during the period	$—	$—	$1
Gain recognized in OCI on derivatives during the term of the hedging relationship	—	—	—
Gain reclassified from AOCI into income (net investment income)	—	—	—
Gain reclassified from AOCI into income (realized capital gains and losses)	—	—	3
The following tables present gains and losses from valuation and settlements reported on derivatives not designated as accounting hedging instruments in the Consolidated Statements of Operations and Comprehensive Income.

($ in millions)	Realized capital gains and losses	Contract benefits	Interest credited to contractholder funds	Total gain (loss) recognized in net income on derivatives
2020
Interest rate contracts	$4	$—	$—	$4
Equity and index contracts	6	—	20	26
Embedded derivative financial instruments	—	(1)	(34)	(35)
Foreign currency contracts	(7)	—	—	(7)
Credit default contracts	1	—	—	1
Total return swaps - equity index	1	—	—	1
Total	$5	$(1)	$(14)	$(10)
2019
Equity and index contracts	$5	$—	$58	$63
Embedded derivative financial instruments	—	7	(57)	(50)
Foreign currency contracts	3	—	—	3
Credit default contracts	(1)	—	—	(1)
Total return swaps - fixed income	1	—	—	1
Total return swaps - equity index	3	—	—	3
Total	$11	$7	$1	$19
2018
Interest rate contracts	$1	$—	$—	$1
Equity and index contracts	(4)	—	(23)	(27)
Embedded derivative financial instruments	—	(5)	66	61
Foreign currency contracts	12	—	—	12
Total return swaps - fixed income	(1)	—	—	(1)
Total return swaps - equity index	(1)	—	—	(1)
Total	$7	$(5)	$43	$45
The Company manages its exposure to credit risk by utilizing highly rated counterparties, establishing risk control limits, executing legally enforceable master netting agreements (“MNAs”) and obtaining collateral where appropriate. The Company uses MNAs for OTC derivative transactions that permit either party to net payments due for transactions and collateral is either pledged or obtained when certain predetermined exposure limits are exceeded. As of December 31, 2020, counterparties pledged $3 million in collateral to the Company, and the Company pledged $6 million in cash and securities to counterparties
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which includes $5 million of collateral posted under MNAs for contracts containing credit-risk contingent provisions that are in a liability position. The Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance. Other derivatives, including futures and certain option contracts, are traded on organized exchanges which require margin deposits and guarantee the execution of trades, thereby mitigating any potential credit risk.
Counterparty credit exposure represents the Company’s potential loss if all of the counterparties concurrently fail to perform under the contractual terms of the contracts and all collateral, if any, becomes worthless. This exposure is measured by the fair value of OTC derivative contracts with a positive fair value at the reporting date reduced by the effect, if any, of legally enforceable master netting agreements.
The following table summarizes the counterparty credit exposure as of December 31 by counterparty credit rating as it relates to the Company’s OTC derivatives.

($ in millions)	2020				2019
Rating (1)	Number of counter-parties	Notional amount (2)	Credit exposure (2)	Exposure, net of collateral (2)	Number of counter-parties	Notional amount (2)	Credit exposure (2)	Exposure, net of collateral (2)
A+	3	$94	$3	$—	5	$296	$7	$—
Total	3	$94	$3	$—	5	$296	$7	$—
_________________________
(1)Allstate uses the lower of S&P’s or Moody’s long-term debt issuer ratings.
(2)Only OTC derivatives with a net positive fair value are included for each counterparty.
For certain exchange traded and cleared derivatives, margin deposits are required as well as daily cash settlements of margin accounts. As of December 31, 2020, the Company pledged $6 million in the form of margin deposits.
Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. To limit this risk, the Company’s senior management has established risk control limits. In addition, changes in fair value of the derivative financial instruments that the Company uses for risk management purposes are generally offset by the change in the fair value or cash flows of the hedged risk component of the related assets, liabilities or forecasted transactions.
Certain of the Company’s derivative instruments contain credit-risk-contingent cross-default provisions. Credit-risk-contingent cross-default provisions allow the counterparties to terminate the derivative agreement if the Company defaults by pre-determined threshold amounts on certain debt instruments.
The following summarizes the fair value of derivative instruments with credit-risk-contingent features that are in a gross liability position, as well as the fair value of assets and collateral that are netted against the liability in accordance with provisions within legally enforceable MNAs.

($ in millions)	2020	2019
Gross liability fair value of contracts containing credit-risk-contingent features	$8	$4
Gross asset fair value of contracts containing credit-risk-contingent features and subject to MNAs	(3)	(3)
Collateral posted under MNAs for contracts containing credit-risk-contingent features	(5)	(1)
Maximum amount of additional exposure for contracts with credit-risk-contingent features if all features were triggered concurrently	$—	$—
Credit derivatives - selling protection
A credit default swap (“CDS”) is a derivative instrument, representing an agreement between two parties to exchange the credit risk of a specified entity (or a group of entities), or an index based on the credit risk of a group of entities (all commonly referred to as the “reference entity” or a portfolio of “reference entities”), in return for a periodic premium. In selling protection, CDS are used to replicate fixed income securities and to complement the cash market when credit exposure to certain issuers is not available or when the derivative alternative is less expensive than the cash market alternative. CDS typically have a five-year term.
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The following table shows the CDS notional amounts by credit rating and fair value of protection sold.

($ in millions)	Notional amount
	AA	A	BBB	BB and lower	Total	Fair value
December 31, 2020
Single name
Corporate debt	$—	$—	$—	$5	$5	$—
Total	$—	$—	$—	$5	$5	$—

December 31, 2019
Single name
Corporate debt	$—	$—	$—	$5	$5	$—
Total	$—	$—	$—	$5	$5	$—
In selling protection with CDS, the Company sells credit protection on an identified single name, a basket of names in a first-to-default (“FTD”) structure or credit derivative index (“CDX”) that is generally investment grade, and in return receives periodic premiums through expiration or termination of the agreement. With single name CDS, this premium or credit spread generally corresponds to the difference between the yield on the reference entity’s public fixed maturity cash instruments and swap rates at the time the agreement is executed. With a FTD basket, because of the additional credit risk inherent in a basket of named reference entities, the premium generally corresponds to a high proportion of the sum of the credit spreads of the names in the basket and the correlation between the names. CDX is utilized to take a position on multiple (generally 125) reference entities. Credit events are typically defined as bankruptcy, failure to pay, or restructuring, depending on the nature of the reference entities. If a credit event occurs, the Company settles with the counterparty, either through physical settlement or cash settlement. In a physical settlement, a reference asset is delivered by the buyer of protection to the Company, in exchange for cash payment at par, whereas in a cash settlement, the Company pays the difference between par and the prescribed value of the reference asset. When a credit event occurs in a single name or FTD basket (for FTD, the first credit event occurring for any one name in the basket), the contract terminates at the time of settlement. For CDX, the reference entity’s name incurring the credit event is removed from the index while the contract continues until expiration. The maximum payout on a CDS is the contract notional amount. A physical settlement may afford the Company with recovery rights as the new owner of the asset.
The Company monitors risk associated with credit derivatives through individual name credit limits at both a credit derivative and a combined cash instrument/credit derivative level. The ratings of individual names for which protection has been sold are also monitored.
Off-balance sheet financial instruments
The contractual amounts of off-balance sheet financial instruments as of December 31 are as follows:

($ in millions)	2020	2019
Commitments to invest in limited partnership interests	$918	$1,063
Private placement commitments	—	16
Other loan commitments	75	118
In the preceding table, the contractual amounts represent the amount at risk if the contract is fully drawn upon, the counterparty defaults and the value of any underlying security becomes worthless. Unless noted otherwise, the Company does not require collateral or other security to support off-balance sheet financial instruments with credit risk.
Commitments to invest in limited partnership interests represent agreements to acquire new or additional participation in certain limited partnership investments. The Company enters into these agreements in the normal course of business. Because the investments in limited partnerships are not actively traded, it is not practical to estimate the fair value of these commitments.
Private placement commitments represent commitments to purchase private placement debt and private equity securities at a future date. The Company enters into these agreements in the normal course of business. The fair value of the debt commitments generally cannot be estimated on the date the commitment is made as the terms and conditions of the underlying private placement securities are not yet final. Because the private equity securities are not actively traded, it is not practical to estimate fair value of the commitments.
Other loan commitments are agreements to lend to a borrower provided there is no violation of any condition established in the contract. The Company enters into these agreements to commit to future loan fundings at predetermined interest rates. Unless unconditionally cancellable, the Company recognizes a credit loss allowance on such commitments. Commitments have either fixed or varying expiration dates or other termination clauses. The fair value of these commitments is insignificant.
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8. Reserve for Life-Contingent Contract Benefits and Contractholder Funds
As of December 31, the reserve for life-contingent contract benefits consists of the following:

($ in millions)	2020	2019
Immediate fixed annuities:
Structured settlement annuities	$7,407	$6,840
Other immediate fixed annuities	1,507	1,607
Traditional life insurance	2,650	2,552
Accident and health insurance	169	195
Other	67	78
Total reserve for life-contingent contract benefits	$11,800	$11,272
The following table highlights the key assumptions generally used in calculating the reserve for life-contingent contract benefits.

Product	Mortality	Interest rate	Estimation method
Structured settlement annuities	Actual company experience with projected calendar year improvements	4.7%	Present value of contractually specified future benefits and expenses
Other immediate fixed annuities	Actual company experience with projected calendar year improvements	4.7%	Present value of expected future benefits and expenses
Traditional life insurance	Actual company experience plus loading	Interest rate assumptions range from 2.5% to 11.3%	Net level premium reserve method using the Company’s withdrawal experience rates; includes reserves for unpaid claims
Accident and health insurance	Actual company experience plus loading	Interest rate assumptions range from 3.0% to 7.0%	Unearned premium; additional contract reserves for mortality risk and unpaid claims
Other: Variable annuity guaranteed minimum death benefits (1)	Annuity 2012 mortality table with internal modifications	Interest rate assumptions range from 1.4% to 5.8%	Projected benefit ratio applied to cumulative assessments
______________________
(1)In 2006, the Company disposed of substantially all of its variable annuity business through reinsurance agreements with The Prudential Insurance Company of America, a subsidiary of Prudential Financial, Inc. (collectively “Prudential”).
In the third quarter of 2020, the premium deficiency evaluation of the Company’s immediate annuities with life contingencies resulted in a premium deficiency reserve of $226 million. The long-term investment yield assumption was lowered, which resulted in the prior sufficiency changing to a deficiency. The deficiency was recognized as an increase in the reserve for life contingent contract benefits. The original assumptions used to establish reserves were updated to reflect current assumptions, and the primary changes included mortality expectations, where annuitants are living longer than originally anticipated, and long-term investment yields. In 2019, the Company’s reviews concluded that no premium deficiency adjustments were necessary.
To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, an insurance reserves adjustment is recorded for certain immediate annuities with life contingencies. This liability is included in the reserve for life-contingent contract benefits with respect to this unrealized deficiency. The offset to this liability is recorded as a reduction of the unrealized net capital gains included in AOCI. This liability was $496 million and $126 million as of December 31, 2020 and 2019, respectively.
As of December 31, contractholder funds consist of the following:

($ in millions)	2020	2019
Interest-sensitive life insurance	$7,794	$7,442
Investment contracts:
Fixed annuities	8,163	8,811
Other investment contracts	524	458
Total contractholder funds	$16,481	$16,711
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The following table highlights the key contract provisions relating to contractholder funds.

Product	Interest rate	Withdrawal/surrender charges
Interest-sensitive life insurance	Interest rates credited range from 0.0% to 9.0% for equity-indexed life (whose returns are indexed to the S&P 500) and 1.0% to 6.0% for all other products	Either a percentage of account balance or dollar amount grading off generally over 20 years
Fixed annuities	Interest rates credited range from 0.5% to 7.5% for immediate annuities; (8.0)% to 9.0%for equity-indexed annuities (whose returns are indexed to the S&P 500); and 0.1% to 5.0% for all other products
Either a declining or a level percentage charge generally over ten years or less. Additionally, approximately 11.0% of fixed annuities are subject to market value adjustment for discretionary withdrawals

Other investment contracts:
Guaranteed minimum income, accumulation and withdrawal benefits on variable (1) and fixed annuities and secondary guarantees on interest-sensitive life insurance and fixed annuities
	Interest rates used in establishing reserves range from 1.7% to 10.3%	Withdrawal and surrender charges are based on the terms of the related interest-sensitive life insurance or fixed annuity contract
______________________
(1)In 2006, the Company disposed of substantially all of its variable annuity business through reinsurance agreements with Prudential.
Contractholder funds activity for the years ended December 31 is as follows:

($ in millions)	2020	2019	2018
Balance, beginning of year	$16,711	$17,470	$18,592
Deposits	818	834	863
Interest credited	574	581	597
Benefits	(733)	(769)	(810)
Surrenders and partial withdrawals	(649)	(844)	(1,095)
Contract charges	(643)	(637)	(645)
Net transfers from separate accounts	5	11	7
Reinsurance assumed from AAC	256	—	—
Other adjustments	142	65	(39)
Balance, end of year	$16,481	$16,711	$17,470
The Company offered various guarantees to variable annuity contractholders. In 2006, the Company disposed of substantially all of its variable annuity business through reinsurance agreements with Prudential. Liabilities for variable contract guarantees related to death benefits are included in the reserve for life-contingent contract benefits and the liabilities related to the income, withdrawal and accumulation benefits are included in contractholder funds. All liabilities for variable contract guarantees are reported on a gross basis on the balance sheet with a corresponding reinsurance recoverable asset for those contracts subject to reinsurance.
Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death, a specified contract anniversary date, partial withdrawal or annuitization, variable annuity and variable life insurance contractholders bear the investment risk that the separate accounts’ funds may not meet their stated investment objectives. The account balances of variable annuity contracts’ separate accounts with guarantees included $2.94 billion and $2.66 billion of equity, fixed income and balanced mutual funds and $238 million and $252 million of money market mutual funds as of December 31, 2020 and 2019, respectively.
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The table below presents information regarding the Company’s variable annuity contracts with guarantees. The Company’s variable annuity contracts may offer more than one type of guarantee in each contract; therefore, the sum of amounts listed exceeds the total account balances of variable annuity contracts’ separate accounts with guarantees.

($ in millions)	As of December 31,
	2020	2019
In the event of death
Separate account value	$3,174	$2,908
Net amount at risk (1)	$308	$373
Average attained age of contractholders	72 years	71 years
At annuitization (includes income benefit guarantees)
Separate account value	$925	$848
Net amount at risk (2)	$140	$173
Weighted average waiting period until annuitization options available	None	None
For cumulative periodic withdrawals
Separate account value	$178	$190
Net amount at risk (3)	$12	$13
Accumulation at specified dates
Separate account value	$93	$123
Net amount at risk (4)	$11	$15
Weighted average waiting period until guarantee date	3 years	4 years
____________
(1)Defined as the estimated current guaranteed minimum death benefit in excess of the current account balance as of the balance sheet date.
(2)Defined as the estimated present value of the guaranteed minimum annuity payments in excess of the current account balance.
(3)Defined as the estimated current guaranteed minimum withdrawal balance (initial deposit) in excess of the current account balance as of the balance sheet date.
(4)Defined as the estimated present value of the guaranteed minimum accumulation balance in excess of the current account balance.
The liability for death and income benefit guarantees is equal to a benefit ratio multiplied by the cumulative contract charges earned, plus accrued interest less contract excess guarantee benefit payments. The benefit ratio is calculated as the estimated present value of all expected contract excess guarantee benefits divided by the present value of all expected contract charges. The establishment of reserves for these guarantees requires the projection of future fund values, mortality, persistency and customer benefit utilization rates. These assumptions are periodically reviewed and updated. For guarantees related to death benefits, benefits represent the projected excess guaranteed minimum death benefit payments. For guarantees related to income benefits, benefits represent the present value of the minimum guaranteed annuitization benefits in excess of the projected account balance at the time of annuitization.
Projected benefits and contract charges used in determining the liability for certain guarantees are developed using models and stochastic scenarios that are also used in the development of estimated expected gross profits. Underlying assumptions for the liability related to income benefits include assumed future annuitization elections based on factors such as the extent of benefit to the potential annuitant, eligibility conditions and the annuitant’s attained age. The liability for guarantees is re-evaluated periodically, and adjustments are made to the liability balance through a charge or credit to contract benefits.
Guarantees related to the majority of withdrawal and accumulation benefits are considered to be derivative financial instruments; therefore, the liability for these benefits is established based on its fair value.

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The following table summarizes the liabilities for guarantees.

($ in millions)	Liability for guarantees related to death benefits and interest-sensitive life products	Liability for guarantees related to income benefits	Liability for guarantees related to accumulation and withdrawal benefits	Total
Balance, December 31, 2019	$292	$23	$103	$418
Less reinsurance recoverables	81	20	32	133
Net balance as of December 31, 2019	211	3	71	285
Incurred guarantee benefits	49	—	17	66
Paid guarantee benefits	(2)	—	—	(2)
Reinsurance assumed from AAC	2	—	—	2
Net change	49	—	17	66
Net balance as of December 31, 2020	260	3	88	351
Plus reinsurance recoverables	69	23	33	125
Balance, December 31, 2020	$329	$26	$121	$476

Balance, December 31, 2018	$307	$38	$98	$443
Less reinsurance recoverables	111	35	39	185
Net balance as of December 31, 2018	196	3	59	258
Incurred guarantee benefits	18	—	12	30
Paid guarantee benefits	(3)	—	—	(3)
Net change	15	—	12	27
Net balance as of December 31, 2019	211	3	71	285
Plus reinsurance recoverables	81	20	32	133
Balance, December 31, 2019	$292	$23	$103	$418
The following table summarizes reserves included in total liability balance for guarantees by type of benefit as of December 31.

($ in millions)	2020	2019	2018
Variable annuity
Death benefits	$67	$78	$109
Income benefits	24	21	36
Accumulation benefits	18	18	25
Withdrawal benefits	15	14	14
Other guarantees	352	287	259
Total	$476	$418	$443

9. Reinsurance
The Company reinsures certain of its risks to other insurers primarily under yearly renewable term, coinsurance and modified coinsurance agreements. These agreements result in a passing of the agreed-upon percentage of risk to the reinsurer in exchange for negotiated reinsurance premium payments. Modified coinsurance is similar to coinsurance, except that the cash and investments that support the liability for contract benefits are not transferred to the assuming company and settlements are made on a net basis between the companies.
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For certain term life insurance policies issued prior to October 2009, the Company ceded up to 90% of the mortality risk depending on the year of policy issuance under coinsurance agreements to a pool of thirteen unaffiliated reinsurers. Effective October 2009, mortality risk on term business is ceded under yearly renewable term agreements under which the Company cedes mortality in excess of its retention, which is consistent with how the Company generally reinsures its permanent life insurance business. The following table summarizes those retention limits by period of policy issuance.

Period	Retention limits
April 2015 through current	Single life: $2 million per life Joint life: no longer offered
April 2011 through March 2015
Single life: $5 million per life, $3 million age 70 and over, and $10 million for contracts that meet specific criteria
Joint life: $8 million per life, and $10 million for contracts that meet specific criteria

July 2007 through March 2011	$5 million per life, $3 million age 70 and over, and $10 million for contracts that meet specific criteria
September 1998 through June 2007	$2 million per life, in 2006 the limit was increased to $5 million for instances when specific criteria were met
August 1998 and prior	Up to $1 million per life
In addition, the Company has used reinsurance to effect the disposition of certain blocks of business. The Company had reinsurance recoverables of $1.28 billion and $1.29 billion as of December 31, 2020 and 2019, respectively, due from Prudential related to the disposal of substantially all of its variable annuity business that was effected through reinsurance agreements.
The amounts ceded to Prudential for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Premiums and contract charges	$64	$65	$72
Contract benefits	46	(4)	87
Interest credited to contractholder funds	20	19	20
Operating costs and expenses	12	12	14
As of December 31, 2020 and 2019, the Company had reinsurance recoverables of $99 million and $112 million, respectively, due from subsidiaries of Citigroup (Triton Insurance and American Health and Life Insurance) and Scottish Re (U.S.), Inc. in connection with the disposition of substantially all of the direct response distribution business in 2003.
As of December 31, 2020 and 2019, the Company had $66 million and $73 million, of reinsurance recoverables related to Scottish Re (U.S.), Inc. On December 14, 2018, the Delaware Insurance Commissioner placed Scottish Re (U.S.), Inc. under regulatory supervision.  On March 6, 2019, the Chancery Court of the State of Delaware entered a Rehabilitation and Injunction Order (the “Rehabilitation Order”) in response to a petition filed by the Insurance Commissioner (the “Petition”).
The Company joined in a joint motion filed on behalf of several affected parties asking the court to allow a specified amount of offsetting claim payments and losses against premiums remitted to Scottish Re (U.S.), Inc.  The Company also filed a separate motion related to the reimbursement of claim payments where Scottish Re (U.S.), Inc. is also acting as administrator. The Court has not yet ruled on either of these motions. In the interim, the Company and several other affected parties have been permitted to exercise certain setoff rights while the parties address any potential disputes. On June 30, 2020, pursuant to the Petition, Scottish Re (U.S.), Inc. submitted a proposed Plan of Rehabilitation (“Plan”) for consideration by the Court. On November 2, 2020, the Court issued a Third Amended Order to Show Cause scheduling a hearing on the Petition and Plan for May 25, 2021. The Company continues to monitor Scottish Re (U.S.), Inc. for future developments and will reevaluate its allowance for expected credit losses as new information becomes available.
The Company is the assuming reinsurer for Lincoln Benefit Life Company’s (“LBL’s”) life insurance business sold through the Allstate agency channel and LBL’s payout annuity business in force prior to the sale of LBL on April 1, 2014. Under the terms of the reinsurance agreement, the Company is required to have a trust with assets greater than or equal to the statutory reserves ceded by LBL to the Company, measured on a monthly basis. As of December 31, 2020, the trust held $6.29 billion of investments, which are reported in the Consolidated Statement of Financial Position.
ALIC and its subsidiary ALNY are parties to a reinsurance treaty through which ALNY cedes reinvestment related risk on its structured settlement annuities to ALIC. The reinsurance treaty is eliminated in consolidation. In 2019, ALIC established a trust for the benefit of ALNY and will maintain it with assets equal to or greater than ALNY’s statutory-basis cession. As of December 31, 2020, the trust held $1.56 billion of investments, which are reported in the Consolidated Statement of Financial Position.
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As of December 31, 2020, the gross life insurance in force was $435.85 billion of which $63.70 billion was ceded to unaffiliated reinsurers.
The effects of reinsurance on premiums and contract charges for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Direct	$652	$748	$743
Assumed
Affiliate	241	231	241
Non-affiliate	671	699	741
Ceded
Affiliate	(44)	(49)	(51)
Non-affiliate	(227)	(270)	(275)
Premiums and contract charges, net of reinsurance	$1,293	$1,359	$1,399
The effects of reinsurance on contract benefits for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Direct	$1,238	$1,038	$1,062
Assumed
Affiliate	157	137	149
Non-affiliate	510	493	484
Ceded
Affiliate	(37)	(35)	(35)
Non-affiliate	(139)	(152)	(214)
Contract benefits, net of reinsurance	$1,729	$1,481	$1,446
The effects of reinsurance on interest credited to contractholder funds for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Direct	$452	$463	$533
Assumed
Affiliate	9	8	8
Non-affiliate	162	154	104
Ceded
Affiliate	(18)	(20)	(20)
Non-affiliate	(26)	(20)	(24)
Interest credited to contractholder funds, net of reinsurance	$579	$585	$601
Reinsurance recoverables, net of allowance, as of December 31 are summarized in the following table.

($ in millions)	2020	2019
Annuities	$1,282	$1,293
Life insurance	660	1,145
Other	47	52
Total	$1,989	$2,490
As of December 31, 2020 and 2019, approximately 94% and 78%, respectively, of the Company’s reinsurance recoverables are due from companies rated A- or better by S&P.
The following table shows the rollforward of the credit loss allowance for reinsurance recoverables for the year ended December 31.

($ in millions)	2020
Beginning balance	$(3)
Cumulative effect of change in accounting principle	(11)
Increase in the provision for credit losses	(1)
Write-offs	—
Ending Balance	$(15)

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10. Deferred Policy Acquisition and Sales Inducement Costs
Deferred policy acquisition costs for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Balance, beginning of year	$947	$1,232	$1,156
Acquisition costs deferred	51	55	78
Amortization charged to income	(147)	(180)	(146)
Effect of unrealized gains and losses	(123)	(160)	144
Reinsurance assumed from AAC	245	—	—
Balance, end of year	$973	$947	$1,232
DSI activity, which primarily relates to fixed annuities and interest-sensitive life contracts, for the years ended December 31 was as follows:

($ in millions)	2020	2019	2018
Balance, beginning of year	$27	$34	$36
Amortization charged to income	(5)	(5)	(4)
Effect of unrealized gains and losses	3	(2)	2
Balance, end of year	$25	$27	$34
11. Guarantees and Contingent Liabilities
Guaranty funds
Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. Amounts assessed to each company are typically related to its proportion of business written in each state. The Company’s policy is to accrue assessments when the entity for which the insolvency relates has met its state of domicile’s statutory definition of insolvency and the amount of the loss is reasonably estimable. In most states, the definition is met with a declaration of financial insolvency by a court of competent jurisdiction. In certain states there must also be a final order of liquidation. Since most states allow a credit against premium or other state related taxes for assessments, an asset is recorded based on paid and accrued assessments for the amount the Company expects to recover on the respective state’s tax return and is realized over the period allocated by each state. As of both December 31, 2020 and 2019, the liability balance included in other liabilities and accrued expenses was $4 million. The related premium tax offsets included in other assets were $6 million as of both December 31, 2020 and 2019.
Guarantees
In the normal course of business, the Company provides standard indemnifications to contractual counterparties in connection with numerous transactions, including acquisitions and divestitures. The types of indemnifications typically provided include indemnifications for breaches of representations and warranties, taxes and certain other liabilities, such as third-party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the maximum amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.
The aggregate liability balance related to all guarantees was not material as of December 31, 2020.
Regulation and compliance
The Company is subject to extensive laws, regulations and regulatory actions. From time to time, regulatory authorities or legislative bodies seek to impose additional regulations regarding agent and broker compensation, regulate the nature of and amount of investments, impose fines and penalties for unintended errors or mistakes, impose additional regulations regarding cybersecurity and privacy, and otherwise expand overall regulation of insurance products and the insurance industry. In addition, the Company is subject to laws and regulations administered and enforced by federal agencies, international agencies, and other organizations, including but not limited to the Securities and Exchange Commission, the Financial Industry Regulatory Authority, and the U.S. Department of Justice. The Company has established procedures and policies to facilitate compliance with laws and regulations, to foster prudent business operations, and to support financial reporting. The Company routinely reviews its practices to validate compliance with laws and regulations and with internal procedures and policies. As a result of these reviews, from time to time the Company may decide to modify some of its procedures and policies. Such modifications, and the reviews that led to them, may be accompanied by payments being made and costs being incurred. The ultimate changes and eventual effects of these actions on the Company’s business, if any, are uncertain.
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12. Income Taxes
ALIC and its subsidiaries (the “Allstate Life Group”) join with the Corporation (the “Allstate Group”) in the filing of a consolidated federal income tax return and are party to a federal income tax allocation agreement (the “Allstate Tax Sharing Agreement”). Under the Allstate Tax Sharing Agreement, the Allstate Life Group pays to or receives from the Corporation the amount, if any, by which the Allstate Group’s federal income tax liability is affected by virtue of inclusion of the Allstate Life Group in the consolidated federal income tax return. Effectively, this results in the Allstate Life Group’s annual income tax provision being computed, with adjustments, as if the Allstate Life Group filed a separate return.
Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted through income tax expense as changes in tax laws or rates are enacted.
The Internal Revenue Service (“IRS”) has completed its exam of the Allstate Group’s 2013 through 2016 federal income tax returns. The 2017 and 2018 audit cycle is expected to begin in the first quarter of 2021. Any adjustments that may result from IRS examinations of the Allstate Group’s tax returns are not expected to have a material effect on the consolidated financial statements.
The Company recognizes tax positions in the consolidated financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the consolidated financial statements.
The Company had $12 million, $14 million and $14 million liability for unrecognized tax benefits as of December 31, 2020, 2019 and 2018, respectively. The change in the liability for unrecognized tax benefits in 2020 related to a decrease for settlements. The $12 million increase in the liability for unrecognized tax benefits in 2018 related to the increase for tax positions taken in the current year. The Company believes that the unrecognized tax benefits balance will not materially change within the next twelve months.
The components of the deferred income tax assets and liabilities as of December 31 are as follows:

($ in millions)	2020	2019
Deferred tax assets
Deferred reinsurance gain	$5	$6
Other assets	1	1
Total deferred tax assets	6	7
Deferred tax liabilities
Unrealized net capital gains	(320)	(245)
Life and annuity reserves	(231)	(253)
Investments	(181)	(185)
DAC	(181)	(169)
Other liabilities	(49)	(49)
Total deferred tax liabilities	(962)	(901)
Net deferred tax liability	$(956)	$(894)
Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized based on the Company’s assessment that the deductions ultimately recognized for tax purposes will be fully utilized.
The components of income tax expense for the years ended December 31 are as follows:

($ in millions)	2020	2019	2018
Current	$26	$76	$116
Deferred	(19)	52	(99)
Total income tax expense	$7	$128	$17
The Company paid taxes of $30 million, $62 million and $30 million in 2020, 2019 and 2018, respectively. The Company had current income tax receivable of $35 million as of December 31, 2020 and current income tax payable of $29 million as of December 31, 2019.
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A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the years ended December 31 is as follows:

($ in millions)	2020	2019	2018
Statutory federal income tax rate - expense	21.0%	21.0%	21.0%
Tax credits	(14.9)	(1.9)	(3.2)
Adjustments to prior year tax liabilities	(3.1)	0.2	(0.3)
Dividends received deduction	(1.9)	(0.5)	(0.7)
State income taxes	3.4	0.5	1.5
Non-deductible expenses	—	0.1	—
Tax Legislation benefit	—	—	(14.0)
Other	(0.1)	—	0.1
Effective income tax rate - expense	4.4%	19.4%	4.4%
13. Capital Structure
Debt outstanding
All of the Company’s outstanding debt as of December 31, 2020 and 2019 relates to intercompany obligations. These obligations reflect notes due to related parties and are discussed in Note 4. The Company paid $7 million, $5 million and $5 million of interest on debt in 2020, 2019 and 2018, respectively.
The Company had $85 million and $61 million of investment-related debt that is reported in other liabilities and accrued expenses as of December 31, 2020 and 2019, respectively.
14. Statutory Financial Information and Dividend Limitations
ALIC and its insurance subsidiaries prepare their statutory-basis financial statements in conformity with accounting practices prescribed or permitted by the insurance department of the applicable state of domicile. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (“NAIC”), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.
All states require domiciled insurance companies to prepare statutory-basis financial statements in conformity with the NAIC Accounting Practices and Procedures Manual, subject to any deviations prescribed or permitted by the applicable insurance commissioner or director. Statutory accounting practices differ from GAAP primarily since they require charging policy acquisition and certain sales inducement costs to expense as incurred, establishing life insurance reserves based on different actuarial assumptions, and valuing certain investments and establishing deferred taxes on a different basis.
ALIC and its insurance subsidiaries had a statutory net loss of $125 million in 2020 and statutory net income of $363 million and $410 million in 2019 and 2018, respectively. Statutory capital and surplus was $3.93 billion and $3.81 billion as of December 31, 2020 and 2019, respectively.
Dividend Limitations
The ability of ALIC to pay dividends is dependent on business conditions, income, cash requirements and other relevant factors. The payment of shareholder dividends by ALIC to AIC without the prior approval of the Illinois Department of Insurance (“IL DOI”) is limited to formula amounts based on net income and capital and surplus, determined in conformity with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The Company did not pay dividends in 2020. The maximum amount of dividends ALIC will be able to pay without prior IL DOI approval at a given point in time during 2021 is $393 million.  The payment of a dividend in excess of this amount requires 30 days advance written notice to the IL DOI. The dividend is deemed approved, unless the IL DOI disapproves it within the 30 day notice period. Additionally, any dividend must be paid out of unassigned surplus excluding unrealized appreciation from investments, which for ALIC totaled $864 million as of December 31, 2020, and cannot result in capital and surplus being less than the minimum amount required by law.
ALIC may receive dividends from time to time from its insurance subsidiaries. The ability of these insurance subsidiaries to pay dividends is generally dependent on business conditions, income, cash requirements, and other relevant factors. Insurance subsidiaries cannot pay dividends to ALIC without prior DOI approval at any given point during 2021. ALIC did not receive dividends from its insurance subsidiaries during 2020 or 2019.

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Under state insurance laws, insurance companies are required to maintain paid up capital of not less than the minimum capital requirement applicable to the types of insurance they are authorized to write. Insurance companies are also subject to risk-based capital (“RBC”) requirements adopted by state insurance regulators. A company’s “authorized control level RBC” is calculated using various factors applied to certain financial balances and activity. Companies that do not maintain adjusted statutory capital and surplus at a level in excess of the company action level RBC, which is two times authorized control level RBC, are required to take specified actions. Company action level RBC is significantly in excess of the minimum capital requirements. Total adjusted statutory capital and surplus and authorized control level RBC of ALIC were $4.44 billion and $622 million, respectively, as of December 31, 2020. ALIC’s insurance subsidiaries are included as a component of ALIC’s total statutory capital and surplus.
Intercompany transactions
Notification and approval of intercompany lending activities is also required by the IL DOI when ALIC does not have unassigned surplus and for transactions that exceed a level that is based on a formula using statutory admitted assets and statutory surplus.
15. Benefit Plans
Pension and other postretirement plans
Defined benefit pension plans and other postretirement plans, sponsored by the Corporation, cover most full-time employees, certain part-time employees and employee-agents. Benefits under the pension plans are based upon the employee’s length of service and eligible annual compensation. The Corporation also provides a medical coverage subsidy for eligible employees hired before January 1, 2003, including their eligible dependents, when they retire. In September 2020, the Corporation announced it will eliminate the medical coverage subsidy effective January 1, 2021 for employees who are not eligible to retire as of December 31, 2020. The cost allocated to the Company for these plans was $2 million, $3 million and $2 million in 2020, 2019 and 2018, respectively.
The Corporation has reserved the right to modify or terminate its benefit plans at any time and for any reason.
Allstate 401(k) Savings Plan
Employees of AIC are eligible to become members of the Allstate 401(k) Savings Plan (“Allstate Plan”). The Corporation’s contributions are based on the Corporation’s matching obligation. The cost allocated to the Company for the Allstate Plan was $4 million, $4 million and $5 million in 2020, 2019 and 2018, respectively.
16. Other Comprehensive Income
The components of other comprehensive income (loss) on a pre-tax and after-tax basis for the years ended December 31 are as follows:

($ in millions)	2020			2019			2018
	Pre- tax	Tax	After- tax	Pre- tax	Tax	After- tax	Pre- tax	Tax	After- tax
Unrealized net holding gains and losses arising during the period, net of related offsets	$405	$(85)	$320	$878	$(184)	$694	$(483)	$101	$(382)
Less: reclassification adjustment of realized capital gains and losses	48	(10)	38	19	(4)	15	(35)	7	(28)
Unrealized net capital gains and losses	357	(75)	282	859	(180)	679	(448)	94	(354)
Unrealized foreign currency translation adjustments	13	(3)	10	(22)	5	(17)	—	—	—
Other comprehensive income (loss)	$370	$(78)	$292	$837	$(175)	$662	$(448)	$94	$(354)
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ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
SCHEDULE I - SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES
DECEMBER 31, 2020

($ in millions)	Cost/ amortized cost, net	Fair value (if applicable)	Amount shown in the Balance Sheet
Type of investment
Fixed maturities:
Bonds:
United States government, government agencies and authorities	$1,060	$1,105	$1,105
States, municipalities and political subdivisions	1,650	2,007	2,007
Foreign governments	91	96	96
Public utilities	3,209	3,673	3,673
All other corporate bonds	15,078	16,583	16,583
Asset-backed securities	420	424	424
Mortgage-backed securities	14	19	19
Total fixed maturities	21,522	$23,907	23,907

Equity securities:
Common stocks:
Public utilities	16	$26	26
Banks, trusts and insurance companies	82	132	132
Industrial, miscellaneous and all other	985	1,348	1,348
Nonredeemable preferred stocks	24	30	30
Total equity securities	1,107	$1,536	1,536

Mortgage loans on real estate	3,359	$3,587	3,359
Real estate (none acquired in satisfaction of debt)	315		315
Policy loans	582		582
Derivative instruments	184	$184	184
Limited partnership interests	3,065		3,065
Other long-term investments	876		876
Short-term investments	974	$974	974
Total investments	$31,984		$34,798
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ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
SCHEDULE IV - REINSURANCE

($ in millions)	Gross amount	Ceded to other companies (1)	Assumed from other companies	Net amount	Percentage of amount assumed to net
Year ended December 31, 2020
Life insurance in force	$99,351	$63,697	$336,500	$372,154	90.4%

Premiums and contract charges:
Life insurance	$618	$256	$844	$1,206	70.0%
Accident and health insurance	34	15	68	87	78.2%
Total premiums and contract charges	$652	$271	$912	$1,293	70.5%

Year ended December 31, 2019
Life insurance in force	$107,014	$75,159	$284,518	$316,373	89.9%

Premiums and contract charges:
Life insurance	$683	$302	$858	$1,239	69.2%
Accident and health insurance	65	17	72	120	60.0%
Total premiums and contract charges	$748	$319	$930	$1,359	68.4%

Year ended December 31, 2018
Life insurance in force	$113,202	$83,166	$301,316	$331,352	90.9%

Premiums and contract charges:
Life insurance	$679	$308	$906	$1,277	70.9%
Accident and health insurance	64	18	76	122	62.3%
Total premiums and contract charges	$743	$326	$982	$1,399	70.2%
______________________________

(1)No reinsurance or coinsurance income was netted against premium ceded in 2020, 2019 or 2018.
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ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
SCHEDULE V - VALUATION ALLOWANCES AND QUALIFYING ACCOUNTS

($ in millions)			Additions
Description	Balance as of beginning of period	Cumulative effect of change in accounting principle (1)	Charged to costs and expenses	Other additions	Deductions	Balance as of end of period

Year ended December 31, 2020
Allowance for credit losses on fixed income securities	$—	$—	$3	$—	$2	$1
Allowance for credit losses on mortgage loans	3	33	37	1	15	59
Allowance for credit losses on bank loans	—	16	4	—	4	16
Allowance for credit losses on agent loans	3	2	—	—	—	5
Allowance for credit losses on reinsurance recoverables	3	11	1	—	—	15
Allowances for credit losses on other assets	7	—	—	—	—	7
Allowance for credit losses on commitments to fund mortgage loans, bank loans and agent loans	—	1	—	—	1	—

Year ended December 31, 2019

Allowance for reinsurance recoverables	$—		$3	$—	$—	$3
Allowance for estimated losses on mortgage loans	3		—	—	—	3
Allowance for estimated losses on agent loans	2		1	—	—	3

Year ended December 31, 2018

Allowance for estimated losses on mortgage loans	$3		$—	$—	$—	$3
Allowance for estimated losses on agent loans	2		—	—	—	2
(1)Effective January 1, 2020, the Company adopted the measurement of credit losses on financial instruments accounting standard that primarily affected mortgage loans, bank loans and reinsurance recoverables.
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Item 11(f).
None.

91 PROSPECTUS

Item 11(h). Management’s Discussion and Analysis of Financial Condition and Results of Operations
92 PROSPECTUS

OVERVIEW
The following discussion highlights significant factors influencing the consolidated financial position and results of operations of Allstate Life Insurance Company (referred to in this document as “we,” “our,” “us,” the “Company” or “ALIC”). It should be read in conjunction with the consolidated financial statements and related notes found under Item 11 (e) contained herein. We operate as a single segment entity based on the manner in which we use financial information to evaluate business performance and to determine the allocation of resources.
The most important factors we monitor to evaluate the financial condition and performance of our company include:
•For operations: benefit and investment spread, asset-liability matching, expenses, net income, and premiums and contract charges.
•For investments: exposure to market risk, asset allocation, credit quality/experience, total return, net investment income, cash flows, realized capital gains and losses, unrealized capital gains and losses, stability of long-term returns, and asset and liability duration.
•For financial condition: liquidity, financial strength ratings, capital position, and return on equity.
This Management’s Discussion and Analysis (“MD&A”) generally discusses 2020 and 2019 results and year-to-year comparisons between 2020 and 2019. Discussions of 2018 results and year-to-year comparisons between 2019 and 2018 that are not included in this MD&A can be found in Part II, Item 7 in the Form 10-K for 2019, filed February 28, 2020.
2020 HIGHLIGHTS
•Net income was $136 million in 2020 compared to $530 million in 2019.
•Premiums and contract charges totaled $1.29 billion in 2020, a decrease of 4.9% from $1.36 billion in 2019.
•Investments totaled $34.80 billion as of December 31, 2020, an increase of $1.19 billion from $33.61 billion as of December 31, 2019. Net investment income decreased 12.0% to $1.24 billion in 2020 from $1.41 billion in 2019.
•Net realized capital gains totaled $266 million in 2020 compared to $341 million in 2019.
•Contractholder funds totaled $16.48 billion as of December 31, 2020, a decrease of $230 million from $16.71 billion as of December 31, 2019. Reserve for life-contingent contract benefits totaled $11.80 billion as of December 31, 2020 compared to $11.27 billion as of December 31, 2019.
•Effective December 1, 2020, ALIC entered into a coinsurance reinsurance agreement with Allstate Assurance Company (“AAC”) to assume all of AAC’s term and interest-sensitive life insurance policies, and to recapture certain interest-sensitive life insurance policies previously ceded to AAC.
•The Coronavirus resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which have included the implementation of travel restrictions, government-imposed shelter-in-place orders, quarantine periods, social distancing and restrictions on large gatherings, have caused material disruption to businesses globally, resulting in increased unemployment, a recession and increased economic uncertainty. Additionally, there is no way of predicting with certainty how long the pandemic might last, including the potential for restrictions being restored or new restrictions being implemented that could result in further economic volatility. The magnitude and duration of the global pandemic and the impact of actions taken by governmental authorities, businesses and consumers, including timing of vaccine distribution, to mitigate health risks create significant uncertainty. We will continue to closely monitor and proactively adapt to developments and changing conditions. Currently, it is not possible to reliably estimate the length and severity of the pandemic or its impact to our operations, but the effects could be material.
•On January 26, 2021, AIC entered into an agreement to sell ALIC to Antelope US Holdings Company, an affiliate of an investment fund associated with The Blackstone Group Inc. On March 29, 2021, AIC and ALIC entered into an agreement to sell Allstate Life Insurance Company of New York (“ALNY”) to Wilton Reassurance Company. The sales transactions are expected to close in the second half of 2021, subject to regulatory approvals and other customary closing conditions.
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OPERATIONS
Summary analysis Summarized financial data for the years ended December 31 is presented in the following table.

($ in millions)	2020	2019	2018
Revenues
Premiums	$618	$677	$704
Contract charges	675	682	695
Other revenue	34	42	38
Net investment income	1,242	1,411	1,585
Realized capital gains and losses	266	341	(175)
Total revenues	2,835	3,153	2,847

Costs and expenses
Contract benefits	(1,729)	(1,481)	(1,446)
Interest credited to contractholder funds	(579)	(585)	(601)
Amortization of DAC	(147)	(180)	(146)
Operating costs and expenses	(229)	(249)	(271)
Restructuring and related charges	(5)	(1)	(2)
Interest expense	(7)	(5)	(5)
Total costs and expenses	(2,696)	(2,501)	(2,471)

Gain on disposition of operations	4	6	6
Income tax expense	(7)	(128)	(17)
Net income	$136	$530	$365
Net income decreased 74.3% or $394 million in 2020 compared to 2019, primarily due to higher contract benefits, including a premium deficiency for immediate annuities with life contingencies of $178 million, after-tax ($226 million, pre-tax) and lower net investment income, partially offset by lower amortization of DAC and operating costs and expenses.
We periodically review the adequacy of reserves for immediate annuities with life contingencies using actual experience and current assumptions. In the event actual experience and current assumptions are adverse compared to the original assumptions and a premium deficiency is determined to exist, the establishment of a premium deficiency reserve is required.
In third quarter 2020, our long-term investment yield assumption was lowered, which resulted in the prior sufficiency changing to a deficiency. The deficiency was recognized as an increase in the reserve for life-contingent contract benefits. The original assumptions used to establish reserves were updated to reflect current assumptions, and the primary changes included mortality expectations, where annuitants are living longer than originally anticipated, and long-term investment yields.
Analysis of revenues Total revenues decreased 10.1% or $318 million in 2020 compared to 2019, primarily due to lower net investment income, net realized capital gains and premiums.
Premiums represent revenues generated from traditional life insurance, accident and health insurance products, and immediate annuities with life contingencies that have significant mortality or morbidity risk.
Contract charges are revenues generated from interest-sensitive and variable life insurance and fixed annuities for which deposits are classified as contractholder funds or separate account liabilities. Contract charges are assessed against the contractholder account values for maintenance, administration, cost of insurance and surrender prior to contractually specified dates.
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The following table summarizes premiums and contract charges by product for the years ended December 31.

($ in millions)	2020	2019	2018
Underwritten products
Traditional life insurance premiums	$531	$557	$582
Accident and health insurance premiums	87	120	122
Interest-sensitive life insurance contract charges	665	669	680
Subtotal	1,283	1,346	1,384

Annuities
Fixed annuity contract charges	10	13	15
Premiums and contract charges (1)	$1,293	$1,359	$1,399
____________
(1)Contract charges related to the cost of insurance totaled $508 million, $501 million and $495 million in 2020, 2019 and 2018, respectively.
Premiums and contract charges decreased 4.9% or $66 million in 2020 compared to 2019, primarily due to decreases in voluntary accident and health premiums from the non-renewal of a large underperforming account in the fourth quarter of 2019 and lower premiums on traditional life insurance.
Other revenue decreased 19.0% or $8 million in 2020 compared to 2019, primarily due to lower gross dealer concessions earned on Allstate agents’ or exclusive financial specialists’ sales of non-proprietary products.
Analysis of costs and expenses Total costs and expenses increased 7.8% or $195 million in 2020 compared to 2019, primarily due to higher contract benefits, partially offset by lower amortization of DAC and operating costs and expenses.
Contract benefits increased 16.7% or $248 million in 2020 compared to 2019, primarily due to the premium deficiency for immediate annuities and higher claim experience related to Coronavirus on interest-sensitive and traditional life insurance, partially offset by immediate annuity mortality experience that was favorable in comparison to the prior year and the non-renewal of a large underperforming account in the fourth quarter of 2019. Estimated Coronavirus claims, net of reinsurance and reserve releases, totaled $73 million in 2020.
Our annual review of assumptions in 2020 resulted in a $23 million increase in reserves primarily for secondary guarantees on interest-sensitive life insurance due to decreased projected interest rates that result in lower projected policyholder account values which increases guaranteed benefits. In addition, there was a $5 million increase in reserves primarily for guaranteed withdrawal benefits on equity-indexed annuities due to higher projected guaranteed benefits. In 2019, the review resulted in a $5 million decrease in reserves primarily for secondary guarantees on interest-sensitive life insurance due to utilizing more refined policy level information and assumptions.
We analyze our mortality and morbidity results using the difference between premiums and contract charges earned for the cost of insurance and contract benefits excluding the portion related to the implied interest on immediate annuities with life contingencies (“benefit spread”). This implied interest totaled $494 million and $479 million in 2020 and 2019, respectively.
The benefit spread by product group for the years ended December 31 is disclosed in the following table.

($ in millions)	2020	2019	2018
Life insurance	$104	$218	$254
Accident and health insurance	47	53	59
Annuities	(260)	(95)	(68)
Total benefit spread	$(109)	$176	$245
Benefit spread decreased to $(109) million in 2020 compared to $176 million in 2019, primarily due to the premium deficiency for immediate annuities with life contingencies, higher claim experience on interest-sensitive life insurance and an increase in reserves for secondary guarantees on interest-sensitive life insurance, partially offset by immediate annuity mortality experience that was favorable in comparison to the prior year.
Interest credited to contractholder funds decreased 1.0% or $6 million in 2020 compared to 2019, primarily due to lower average annuity contractholder funds, partially offset by valuation changes on derivatives embedded in equity-indexed life and annuity contracts that are not hedged. Valuation changes on derivatives embedded in equity-indexed life and annuity contracts that are not hedged increased interest credited to contractholder funds by $38 million in 2020 compared to $18 million in 2019.
In order to analyze the impact of net investment income and interest credited to contractholders on net income, we monitor the difference between net investment income and the sum of interest credited to contractholder funds and the implied interest on immediate annuities with life contingencies, which is included as a component of contract benefits on the Consolidated Statements of Operations and Comprehensive Income (“investment spread”).
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The investment spread is shown in the following table.

($ in millions)	2020	2019	2018
Investment spread before valuation changes on embedded derivatives that are not hedged	$207	$365	$489
Valuation changes on derivatives embedded in equity-indexed life and annuity contracts that are not hedged	(38)	(18)	3
Total investment spread	$169	$347	$492
Investment spread before valuation changes on embedded derivatives that are not hedged decreased 43.3% or $158 million in 2020 compared to 2019, primarily due to lower net investment income, partially offset by lower interest credited to contractholder funds.
To further analyze investment spreads, the following table summarizes the weighted average investment yield on assets supporting product liabilities and capital, interest crediting rates and investment spreads. Investment spreads may vary significantly between periods due to the variability in investment income, particularly for immediate fixed annuities where the investment portfolio includes performance-based investments.

	Weighted average investment yield			Weighted average interest crediting rate			Weighted average investment spreads
	2020	2019	2018	2020	2019	2018	2020	2019	2018
Interest-sensitive life insurance	4.7%	4.9%	5.1%	3.6%	3.7%	3.7%	1.1%	1.2%	1.4%
Deferred fixed annuities	4.0	4.3	4.1	2.7	2.7	2.8	1.3	1.6	1.3
Immediate fixed annuities with and without life contingencies	4.1	5.0	6.4	6.1	5.9	6.0	(2.0)	(0.9)	0.4
Investments supporting capital, traditional life and other products	3.5	3.7	3.6	n/a	n/a	n/a	n/a	n/a	n/a
The following table summarizes the weighted average guaranteed crediting rates and weighted average current crediting rates as of December 31, 2020 for certain fixed annuities and interest-sensitive life contracts where management has the ability to change the crediting rate, subject to contractual minimums. Other products, including equity-indexed, variable and immediate annuities, and equity-indexed and variable life totaling $4.99 billion of contractholder funds, have been excluded from the analysis because management does not have the ability to change the crediting rate or the minimum crediting rate is not considered meaningful in this context.

($ in millions)	Weighted average guaranteed crediting rates	Weighted average current crediting rates	Contractholder funds
Annuities with annual crediting rate resets	3.17%	3.17%	$3,922
Annuities with multi-year rate guarantees (1):
Resettable in next 12 months	2.18	2.67	103
Resettable after 12 months	2.29	2.63	425
Interest-sensitive life insurance	3.83	3.85	7,039
____________
(1)  These contracts include interest rate guarantee periods, the majority of which are 5 years.
Amortization of DAC The components of amortization of DAC for the years ended December 31 are summarized in the following table.

($ in millions)	2020	2019	2018
Amortization of DAC before amortization relating to realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and changes in assumptions	$83	$130	$134
Amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged (1)	(8)	6	10
Amortization acceleration for changes in assumptions (“DAC unlocking”)	72	44	2
Total amortization of DAC	$147	$180	$146
____________
(1)The impact of realized capital gains and losses on amortization of DAC is dependent upon the relationship between the assets that give rise to the gain or loss and the product liability supported by the assets. Fluctuations result from changes in the impact of realized capital gains and losses on actual and expected gross profits.
96 PROSPECTUS

Amortization of DAC decreased 18.3% or $33 million in 2020 compared to 2019, primarily due to lower amortization from lower gross profits on interest-sensitive life insurance, partially offset by higher amortization acceleration for changes in assumptions.
Our annual comprehensive review of assumptions underlying estimated future gross profits for our interest-sensitive life, fixed annuities and other investment contracts covers assumptions for mortality, persistency, expenses, investment returns, including capital gains and losses, interest crediting rates to policyholders, and the effect of any hedges. An assessment is made of future projections to ensure the reported DAC balances reflect current expectations.
In 2020, the review resulted in an acceleration of DAC amortization (decrease to income) of $72 million. DAC amortization acceleration primarily related to the investment margin component of estimated gross profits and was due to lower projected future interest rates and investment returns compared to our previous expectations. This was partially offset by DAC amortization deceleration (increase to income) for changes in the expense margin due to a decrease in projected expenses.
In 2019, the review resulted in an acceleration of DAC amortization (decrease to income) of $44 million related to interest-sensitive life insurance. The acceleration primarily related to the investment margin component of estimated gross profits and was due to lower projected future interest rates and investment returns compared to our previous expectations. The acceleration related to benefit margin was due to decreased projected interest rates that result in lower projected policyholder account values which increases benefits on guaranteed products and more refined policy level information and assumptions.
For additional detail related to the DAC annual review, see the Application of Critical Accounting Estimates section of this document.
The changes in DAC for the years ended December 31 are detailed in the following table.

($ in millions)	Traditional life and accident and health		Interest-sensitive life insurance		Fixed annuities		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Beginning balance	$468	$507	$459	$698	$20	$27	$947	$1,232
Acquisition costs deferred	19	25	32	30	—	—	51	55
Amortization of DAC before amortization relating to realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and changes in assumptions (1)	(51)	(64)	(28)	(59)	(4)	(7)	(83)	(130)
Amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged (1)	—	—	8	(6)	—	—	8	(6)
Amortization acceleration for DAC unlocking (1)	—	—	(72)	(44)	—	—	(72)	(44)
Effect of unrealized capital gains and losses (2)	—	—	(123)	(160)	—	—	(123)	(160)
Reinsurance assumed from AAC	121	—	124	—	—	—	245	—
Ending balance	$557	$468	$400	$459	$16	$20	$973	$947
____________
(1)Included as a component of amortization of DAC on the Consolidated Statements of Operations and Comprehensive Income.
(2)Represents the change in the DAC adjustment for unrealized capital gains and losses. The DAC adjustment represents the amount by which the amortization of DAC would increase or decrease if the unrealized gains and losses in the respective product portfolios were realized.
Operating costs and expenses decreased 8.0% or $20 million in 2020 compared to 2019, primarily due to lower technology, marketing and employee-related costs. In July 2020, we entered into an agreement to transition the servicing of annuities to a third-party administrator. The migration is expected to be completed by the end of 2022. Restructuring charges were recorded in 2020 related to employee severance costs in connection with the migration.

97 PROSPECTUS

Analysis of reserves and contractholder funds
The following table summarizes our product liabilities as of December 31.

($ in millions)	2020	2019	2018
Traditional life insurance	$2,650	$2,552	$2,517
Accident and health insurance	169	195	203
Immediate fixed annuities with life contingencies
Sub-standard structured settlements and group pension terminations (1)	5,780	5,085	4,990
Standard structured settlements and SPIA (2)	3,134	3,362	3,420
Other	67	78	109
Reserve for life-contingent contract benefits	$11,800	$11,272	$11,239

Interest-sensitive life insurance	$7,794	$7,442	$7,369
Deferred fixed annuities	6,003	6,468	7,123
Immediate fixed annuities without life contingencies	2,160	2,343	2,522
Other	524	458	456
Contractholder funds	$16,481	$16,711	$17,470
____________
(1)Comprises structured settlement annuities for annuitants with severe injuries or other health impairments which increased their expected mortality rate at the time the annuity was issued (“sub-standard structured settlements”) and group annuity contracts issued to sponsors of terminated pension plans (“ABO”). Sub-standard structured settlements comprise 6% of our immediate annuity policies in force and 59% of the immediate annuity reserve for life-contingent contract benefits.
(2)Comprises structured settlement annuities for annuitants with standard life expectancy (“standard structured settlements”) and single premium immediate annuities (“SPIA”) with life contingencies.
Contractholder funds represent interest-bearing liabilities arising from the sale of products such as interest-sensitive life insurance and fixed annuities. The balance of contractholder funds is equal to the cumulative deposits received and interest credited to the contractholder less cumulative contract benefits, surrenders, withdrawals and contract charges for mortality or administrative expenses.
The following table shows the changes in contractholder funds for the years ended December 31.

($ in millions)	2020	2019	2018
Contractholder funds, beginning balance	$16,711	$17,470	$18,592

Deposits
Interest-sensitive life insurance	799	819	848
Fixed annuities	19	15	15
Total deposits	818	834	863

Interest credited	574	581	597

Benefits, withdrawals and other adjustments
Benefits	(733)	(769)	(810)
Surrenders and partial withdrawals	(649)	(844)	(1,095)
Contract charges	(643)	(637)	(645)
Net transfers from separate accounts	5	11	7
Reinsurance assumed from AAC	256	—	—
Other adjustments (1)	142	65	(39)
Total benefits, withdrawals and other adjustments	(1,622)	(2,174)	(2,582)

Contractholder funds, ending balance	$16,481	$16,711	$17,470
____________
(1)The table above illustrates the changes in contractholder funds, which are presented gross of reinsurance recoverables on the Consolidated Statements of Financial Position. The table above is intended to supplement our discussion and analysis of revenues, which are presented net of reinsurance on the Consolidated Statements of Operations and Comprehensive Income. As a result, the net change in contractholder funds associated with products reinsured is reflected as a component of the other adjustments line.
Contractholder funds decreased 1.4% in 2020, primarily due to the continued runoff of our deferred fixed annuity business. We discontinued the sale of annuities but still accept additional deposits on existing contracts.
98 PROSPECTUS

Surrenders and partial withdrawals on deferred fixed annuities and interest-sensitive life insurance products decreased 23.1% or $195 million in 2020 compared to 2019. 2018 had elevated surrenders on fixed annuities resulting from an increased number of contracts reaching the 30-45 day period during which there is no surrender charge. The surrender and partial withdrawal rate on deferred fixed annuities and interest-sensitive life insurance products, based on the beginning of year contractholder funds, was 4.9% in 2020 compared to 6.1% in 2019.
Reinsurance Ceded
In the normal course of business, we seek to limit aggregate and single exposure to losses on large risks by purchasing reinsurance. In addition, we have used reinsurance to effect the disposition of certain blocks of business. We retain primary liability as a direct insurer for all risks ceded to reinsurers. As of December 31, 2020, 15% of our face amount of life insurance in force was reinsured. Additionally, we ceded substantially all of the risk associated with our variable annuity business to Prudential Insurance Company of America.
Our reinsurance recoverables, net of allowance, summarized by reinsurer as of December 31, are shown in the following table.

($ in millions)	S&P financial strength rating (1)	Reinsurance recoverable on paid and unpaid benefits
		2020	2019
Prudential Insurance Company of America	AA-	$1,284	$1,288
RGA Reinsurance Company	AA-	166	197
Swiss Re Life and Health America, Inc.	AA-	146	155
Transamerica Life Group	A+	78	78
Munich American Reassurance	AA-	70	80
Scottish Re (U.S.), Inc. (2)	N/A	66	73
John Hancock Life & Health Insurance Company	AA-	45	50
Triton Insurance Company (3)	N/A	40	43
American Health & Life Insurance Company (3)	N/A	29	32
Security Life of Denver	A+	22	23
Lincoln National Life Insurance	AA-	21	27
SCOR Global Life	AA-	12	14
American United Life Insurance Company	AA-	9	11
Allstate Assurance Company (4)	N/A	—	408
Other (5)		15	14
Credit loss allowance (6)		(14)	(3)
Total		$1,989	$2,490
____________
(1)N/A reflects no S&P Global Ratings (“S&P”) rating available.
(2)In December 2018, the Delaware Insurance Commissioner placed Scottish Re (U.S.), Inc. under regulatory supervision and in March 2019, the reinsurer was placed in rehabilitation. We have been permitted to exercise certain setoff rights while the parties address any potential disputes. See Note 9 of the consolidated financial statements in Item 11(e) for more details.
(3)A.M. Best rating is B++.
(4)Affiliate company. A.M. Best rating is A+.
(5)As of both December 31, 2020 and 2019, the other category includes $8 million of recoverables due from reinsurers rated A- or better by S&P.
(6)Due to the adoption of the measurement of credit losses on financial instruments accounting standard, prior valuation allowance is now presented as an allowance for expected credit losses.
We continuously monitor the creditworthiness of reinsurers in order to determine our risk of recoverability on an individual and aggregate basis. In connection with the adoption of the measurement of credit losses on financial instruments accounting standard in 2020, the method of calculating the allowance for reinsurance recoverables changed. See Note 2 of the consolidated financial statements in Item 11(e) for additional details. No reinsurance recoverables have been written off in the three-years ended December 31, 2020.

99 PROSPECTUS

INVESTMENTS
Overview and strategy The return on our investment portfolio is an important component of our ability to offer good value to customers and earn an acceptable return on capital. We identify a strategic asset allocation which considers both the nature of the liabilities and the risk and return characteristics of the various asset classes in which we invest. This allocation is informed by our long-term business and market expectations, as well as other considerations such as risk appetite, portfolio diversification, duration, desired liquidity and capital. Within appropriate ranges relative to strategic allocations, tactical allocations are made in consideration of prevailing and potential future market conditions. We manage risks that involve uncertainty related to interest rates, credit spreads, equity returns and currency exchange rates.
Our portfolio is comprised of assets chosen to generate returns to support corresponding liabilities within an asset-liability framework that targets an appropriate return on capital. For shorter-term annuity liability cash flows and life insurance liabilities, we invest primarily in fixed income securities and commercial mortgage loans with maturity profiles aligned with liability cash flow requirements. For longer-term immediate annuity liability cash flows, we invest primarily in performance-based investments, such as limited partnerships and public equity securities.
We utilize two primary strategies to manage risks and returns and to position our portfolio to take advantage of market opportunities while attempting to mitigate adverse effects. As strategies and market conditions evolve, the asset allocation may change or assets may be moved between strategies.
Market-based strategy includes investments primarily in public fixed income and equity securities. It seeks to deliver predictable earnings aligned to business needs and take advantage of short-term opportunities primarily through public and private fixed income investments and public equity securities.
Performance-based strategy seeks to deliver attractive risk-adjusted returns and supplement market risk with idiosyncratic risk. Returns are impacted by a variety of factors including general macroeconomic and public market conditions as public benchmarks are often used in the valuation of underlying investments. Variability in earnings will also result from the performance of the underlying assets or business and the timing of sales of those investments. Earnings from the sales of investments may be recorded as net investment income or realized capital gains and losses. The portfolio, which primarily includes private equity and real estate with a majority being limited partnerships, is diversified across a number of characteristics, including managers or partners, vintage years, strategies, geographies (including international) and industry sectors or property types. These investments are generally illiquid in nature, often require specialized expertise, typically involve a third-party manager, and often enhance returns and income through transformation at the company or property level. A portion of these investments seek returns in markets or asset classes that are dislocated or special situations, primarily in private markets.
Coronavirus impacts
Ongoing uncertainty related to the future path of the pandemic has and may continue to create market volatility that has impacted the valuations, liquidity, prospects and risks of fixed income securities, equity securities and performance-based investments, primarily limited partnership interests, during 2020. Although fixed income and equity security values generally increased since the first quarter, future investment results will depend on developments, including the duration and spread of the outbreak, preventive measures to combat the spread of the virus, and capital market conditions, including the pace of economic recovery and effectiveness of the fiscal and monetary policy responses. During the second quarter of 2020, short-term loan modifications were executed to grant temporary partial deferral of payments on $260 million of commercial mortgage loans with $2 million of modified payments outstanding as of December 31, 2020.
The ongoing impact of the Coronavirus on financial markets and the overall economy remain uncertain. Some of the restrictions implemented to contain the pandemic have been relaxed, but reduced economic activity, limits on large gatherings and events and higher unemployment continue. Additionally, there is no way of predicting with certainty how long the pandemic might last, including the potential for restrictions being restored or new restrictions being implemented that could result in further economic volatility.
Impact of Low Interest Rate Environment
In January 2021, the Federal Open Market Committee (“FOMC”) maintained the target range for federal funds rate at 0 percent to 1/4 percent. The FOMC noted that the ongoing public health crisis will continue to weigh on economic activity, employment and inflation and poses considerable risks to the economic outlook. The FOMC expects to maintain this target range until labor market conditions have reached levels consistent with the Committee’s assessments of maximum employment and inflation has risen to 2 percent and is on track to moderately exceed 2 percent for some time.
100 PROSPECTUS

Contractual maturities and yields of fixed income securities and mortgage loans for the next three years are presented in the following table:

($ in millions)	Fixed income securities		Mortgage loans
	Carrying value	Investment yield	Carrying value	Investment yield
2021	$1,651	4.7%	$254	4.6%
2022	2,008	3.7	291	4.3
2023	1,853	3.4	485	4.3
Investing activity will continue to decrease our portfolio yield as long as market yields remain below the current portfolio yield. Any decline in market-based portfolio yield is expected to result in lower net investment income in future periods. Interest-bearing investments are comprised of fixed income securities, mortgage loans, short-term investments, policy loans and other investments, including bank and agent loans.
In the annuity business, the decline in the portfolio yield has been partially mitigated because a portion of the investment cash flows have been used to fund the managed reduction in spread-based liabilities. The decline in market-based portfolio yield and annuity invested assets are expected to result in lower net investment income in future periods.
Investments outlook
We plan to focus on the following priorities:
•Enhance investment portfolio returns through use of a dynamic capital allocation framework and focus on tax efficiency.
•Leverage our broad capabilities to shift the portfolio mix to earn higher risk-adjusted returns on capital.
•Invest for the specific needs and characteristics of our business, including our liability profile.
Invested assets and market-based income are expected to decline with reductions in contractholder funds and income related to performance-based investments will result in variability of our earnings.
Portfolio composition The composition of the investment portfolio is presented in the following table.

($ in millions)	December 31, 2020	Percent to total
Fixed income securities (1)	$23,907	68.7%
Mortgage loans, net	3,359	9.7
Equity securities (2)	1,536	4.4
Limited partnership interests	3,065	8.8
Short-term investments (3)	974	2.8
Policy loans	582	1.7
Other, net	1,375	3.9
Total	$34,798	100.0%
____________
(1)Fixed income securities are carried at fair value. Amortized cost, net for these securities was $21.52 billion.
(2)Equity securities are carried at fair value. The fair value of equity securities held as of December 31, 2020 was $429 million in excess of cost. These net gains were primarily concentrated in the technology, consumer goods and financial services sectors. Equity securities include $427 million of funds with underlying investments in fixed income securities as of December 31, 2020.
(3)Short-term investments are carried at fair value.
Investments totaled $34.80 billion as of December 31, 2020, increasing from $33.61 billion as of December 31, 2019, primarily due to higher fixed income valuations and positive operating cash flows, partially offset by net reductions in contractholder funds.

101 PROSPECTUS

Portfolio composition by investment strategy The following table presents the investment portfolio by strategy as of December 31, 2020.

($ in millions)	Market- based	Performance-based	Total
Fixed income securities	$23,886	$21	$23,907
Mortgage loans, net	3,359	—	3,359
Equity securities	1,452	84	1,536
Limited partnership interests	200	2,865	3,065
Short-term investments	974	—	974
Policy loans	582	—	582
Other, net	1,054	321	1,375
Total	$31,507	$3,291	$34,798
Percent to total	90.5%	9.5%	100.0%

Unrealized net capital gains (losses)
Fixed income securities	$2,385	$—	$2,385
Limited partnership interests	—	(2)	(2)
Total	$2,385	$(2)	$2,383
During 2020, strategic actions focused on optimizing portfolio yield, return and risk in the low interest rate environment. We increased the maturity profile of fixed income securities in our portfolio. Invested assets and market-based income declined with reductions in contractholder funds. Performance-based investments and equity securities will continue to be allocated primarily to the longer-term immediate annuity liabilities to reduce the risk that investment returns are below levels required to meet their funding needs while shorter-term annuity liabilities will be invested in market-based investments.
Fixed income securities by type are listed in the following table.

	Fair value as of
($ in millions)	December 31, 2020	December 31, 2019
U.S. government and agencies	$1,105	$882
Municipal	2,007	1,755
Corporate	20,256	18,441
Foreign government	96	149
Asset-backed securities (“ABS”)	424	317
Mortgage-backed securities (“MBS”)	19	181
Total fixed income securities	$23,907	$21,725
Fixed income securities are rated by third-party credit rating agencies or are internally rated. As of December 31, 2020, 87.5% of the fixed income securities portfolio was rated investment grade, which is defined as a security having a rating of Aaa, Aa, A or Baa from Moody’s, a rating of AAA, AA, A or BBB from S&P, a comparable rating from another nationally recognized rating agency, or a comparable internal rating if an externally provided rating is not available. Credit ratings below these designations are considered lower credit quality or below investment grade, which includes high yield bonds. Market prices for certain securities may have credit spreads which imply higher or lower credit quality than the current third-party rating. Our initial investment decisions and ongoing monitoring procedures for fixed income securities are based on a due diligence process which includes, but is not limited to, an assessment of the credit quality, sector, structure and liquidity risks of each issue.
Fixed income portfolio monitoring is a comprehensive process to identify and evaluate each fixed income security that may require a credit loss allowance. The process includes a quarterly review of all securities to identify instances where the fair value of a security compared to its amortized cost is below internally established thresholds. For further detail on our fixed income portfolio monitoring process, see Note 5 of the consolidated financial statements in Item 11(e).
The following table summarizes the fair value and unrealized net capital gains (losses) for fixed income securities by credit quality as of December 31, 2020.
102 PROSPECTUS

($ in millions)	Investment grade		Below investment grade		Total
	Fair value	Unrealized gain (loss)	Fair value	Unrealized gain (loss)	Fair value	Unrealized gain (loss)	Percent rated investment grade
U.S. government and agencies	$1,105	$45	$—	$—	$1,105	$45	100.0%
Municipal	1,977	352	30	5	2,007	357	98.5%
Corporate
Public	13,249	1,459	1,317	85	14,566	1,544	91.0%
Privately placed	4,070	366	1,620	59	5,690	425	71.5%
Total corporate	17,319	1,825	2,937	144	20,256	1,969	85.5%
Foreign government	91	5	5	—	96	5	94.8%
ABS	413	2	11	2	424	4	97.4%
MBS	12	1	7	4	19	5	63.2%
Total fixed income securities	$20,917	$2,230	$2,990	$155	$23,907	$2,385	87.5%
Municipal bonds include general obligations of state and local issuers and revenue bonds.
Our practice for acquiring and monitoring municipal bonds is predominantly based on the underlying credit quality of the primary obligor. We currently rely on the primary obligor to pay all contractual cash flows and are not relying on bond insurers for payments. As a result of downgrades in the insurers’ credit ratings, the ratings of the insured municipal bonds generally reflect the underlying ratings of the primary obligor.
Corporate bonds include publicly traded and privately placed securities. Privately placed securities primarily consist of corporate issued senior debt securities that are negotiated with the borrower or are issued by public entities in unregistered form.
Our portfolio of privately placed securities is diversified by issuer, industry sector and country. The portfolio is made up of 490 issuers. Privately placed corporate obligations may contain structural security features such as financial covenants and call protections that provide investors greater protection against credit deterioration, reinvestment risk or fluctuations in interest rates than those typically found in publicly registered debt securities. Additionally, investments in these securities are made after due diligence of the issuer, typically including discussions with senior management and on-site visits to company facilities. Ongoing monitoring includes direct periodic dialogue with senior management of the issuer and continuous monitoring of operating performance and financial position. Every issue not rated by an independent rating agency is internally rated with a formal rating affirmation at least once a year. Liquidity of securities issued by public entities in unregistered form is similar to public debt markets.
Our corporate bonds portfolio includes $2.94 billion of below investment grade bonds, $1.62 billion of which are privately placed. These securities are diversified by issuer and industry sector. The below investment grade corporate bonds portfolio is made up of 355 issuers. We employ fundamental analyses of issuers and sectors along with macro and asset class views to identify investment opportunities. This results in a portfolio with broad exposure to the high yield market with an emphasis on idiosyncratic positions reflective of our views of market conditions and opportunities.
Foreign government securities include 94.8% backed by the U.S. government and 5.2% that are highly diversified in other foreign governments.
ABS and MBS are structured securities that are primarily collateralized by consumer or corporate borrowings and residential and commercial real estate loans. The cash flows from the underlying collateral paid to the securitization trust are generally applied in a pre-determined order and are designed so that each security issued by the trust, typically referred to as a “class”, qualifies for a specific original rating.
For example, the “senior” portion or “top” of the capital structure, or rating class, which would originally qualify for a rating of Aaa typically has priority in receiving principal repayments on the underlying collateral and retains this priority until the class is paid in full. In a sequential structure, underlying collateral principal repayments are directed to the most senior rated Aaa class in the structure until paid in full, after which principal repayments are directed to the next most senior Aaa class in the structure until it is paid in full. Senior Aaa classes generally share any losses from the underlying collateral on a pro-rata basis after losses are absorbed by classes with lower original ratings.

103 PROSPECTUS

The payment priority and class subordination included in these securities serves as credit enhancement for holders of the senior or top portions of the structures. These securities continue to retain the payment priority features that existed at the origination of the securitization trust. Other forms of credit enhancement may include structural features embedded in the securitization trust, such as overcollateralization, excess spread and bond insurance. The underlying collateral may contain fixed interest rates, variable interest rates (such as adjustable rate mortgages), or both fixed and variable rate features.
ABS includes collateralized debt obligations, consumer and other ABS. Credit risk is managed by monitoring the performance of the underlying collateral. Many of the securities in the ABS portfolio have credit enhancement with features such as overcollateralization, subordinated structures, reserve funds, guarantees or insurance.
MBS includes residential mortgage-backed securities (“RMBS”) and commercial mortgage-backed securities (“CMBS”). RMBS is subject to interest rate risk, but unlike other fixed income securities, is additionally subject to prepayment risk from the underlying residential mortgage loans. RMBS consists of a U.S. agency portfolio having collateral issued or guaranteed by U.S. government agencies and a non-agency portfolio consisting of securities collateralized by Prime, Alt-A and Subprime loans. CMBS investments are primarily traditional conduit transactions collateralized by commercial mortgage loans and typically are diversified across property types and geographical area.
Mortgage loans mainly comprise loans secured by first mortgages on developed commercial real estate. Key considerations used to manage our exposure include property type and geographic diversification. For further detail on our mortgage loan portfolio, see Note 5 of the consolidated financial statements in Item 11(e).
Equity securities primarily include common stocks, exchange traded and mutual funds, non-redeemable preferred stocks and real estate investment trust equity investments. Certain exchange traded and mutual funds have fixed income securities as their underlying investments.
Limited partnership interests include $2.49 billion of interests in private equity funds, $376 million of interests in real estate funds and $200 million of interests in other funds as of December 31, 2020. We have commitments to invest additional amounts in limited partnership interests totaling $918 million as of December 31, 2020.
Short-term investments primarily comprise money market funds, commercial paper, U.S. Treasury bills and other short-term investments, including securities lending collateral of $337 million.
Policy loans are carried at unpaid principal balances.
Other investments primarily comprise $631 million of agent loans (loans issued to exclusive Allstate agents), $315 million of real estate, $245 million of bank loans and $184 million of derivatives as of December 31, 2020. For further detail on our use of derivatives, see Note 7 of the consolidated financial statements in Item 11(e).
The following table presents unrealized net capital gains (losses) as of December 31.

($ in millions)	2020	2019
U.S. government and agencies	$45	$34
Municipal	357	272
Corporate	1,969	1,140
Foreign government	5	7
ABS	4	1
MBS	5	54
Fixed income securities	2,385	1,508
Equity method of accounting (“EMA”) limited partnerships	(2)	(2)
Unrealized net capital gains and losses, pre-tax	$2,383	$1,506

104 PROSPECTUS

Gross unrealized gains (losses) on fixed income securities by type as of December 31, 2020 are provided in the following table.

($ in millions)	Amortized	Gross unrealized		Fair
	cost	Gains	Losses	value
Corporate	$18,287	$2,009	$(40)	$20,256
U.S. government and agencies	1,060	45	—	1,105
Municipal	1,650	357	—	2,007
Foreign government	91	5	—	96
ABS	420	6	(2)	424
MBS	14	5	—	19
Total fixed income securities	$21,522	$2,427	$(42)	$23,907
The consumer goods, utilities and capital goods sectors comprise 29%, 18% and 13%, respectively, of the carrying value of our corporate fixed income securities portfolio as of December 31, 2020. The banking, transportation and utilities sectors comprise 35%, 18% and 13%, respectively, of the gross unrealized losses of our corporate fixed income securities portfolio as of December 31, 2020. In general, the gross unrealized losses are related to an increase in market yields, which may include increased risk-free interest rates or wider credit spreads since the time of initial purchase. Similarly, gross unrealized gains reflect a decrease in market yields since the time of initial purchase.
Net investment income  The following table presents net investment income for the years ended December 31.

($ in millions)	2020	2019	2018
Fixed income securities	$894	$963	$991
Mortgage loans	184	190	188
Equity securities	19	29	39
Limited partnership interests	99	175	327
Short-term investments	6	31	21
Policy loans	31	34	31
Other	90	93	91
Investment income, before expense	1,323	1,515	1,688
Investment expense
Investee level expenses (1)	(21)	(27)	(23)
Securities lending expense	(2)	(13)	(10)
Operating costs and expenses	(58)	(64)	(70)
Total investment expense	(81)	(104)	(103)
Net investment income	$1,242	$1,411	$1,585

Market-based	$1,204	$1,318	$1,339
Performance-based	119	197	349
Investment income, before expense	$1,323	$1,515	$1,688
______________________________
(1)Beginning January 1, 2020, depreciation previously included in investee level expenses is reported as realized capital gains or losses.
Net investment income decreased 12.0% or $169 million in 2020 compared to 2019, primarily due to a decline in market-based income driven by lower interest-bearing portfolio yields and lower performance-based results, primarily from limited partnerships.
105 PROSPECTUS

Performance-based investments primarily include private equity and real estate. The following table presents investment income for performance-based investments for the years ended December 31.

($ in millions)	2020	2019	2018
Limited partnerships
Private equity	$84	$124	$276
Real estate	15	51	51
Performance-based - limited partnerships	99	175	327

Non-limited partnerships
Private equity	(9)	(1)	1
Real estate	29	23	21
Performance-based - non-limited partnerships	20	22	22

Total
Private equity	75	123	277
Real estate	44	74	72
Total performance-based	$119	$197	$349

Investee level expenses (1)	$(21)	$(27)	$(23)
______________________________
(1)Investee level expenses include depreciation and asset level operating expenses reported in investment expense. Beginning January 1, 2020, depreciation previously included in investee level expenses is reported as realized capital gains or losses.
Performance-based investment income decreased 39.6% or $78 million in 2020 compared to 2019, due to lower valuations of private equity and real estate investments, partially offset by net gains on sales of underlying investments.
Performance-based investment results and income can vary significantly between periods and are influenced by economic conditions, equity market performance, comparable public company earnings multiples, capitalization rates, operating performance of the underlying investments and the timing of asset sales.

106 PROSPECTUS

Realized capital gains and losses The following table presents the components of realized capital gains (losses) and the related tax effect for the years ended December 31.

($ in millions)	2020	2019	2018
Sales (1)	$42	$54	$(27)
Credit losses (2)
Fixed income securities	(3)	(5)	(8)
Mortgage loans	(36)	—	—
Limited partnership interests	(4)	(2)	—
Other investments	(4)	(14)	(1)
Total credit losses	(47)	(21)	(9)
Valuation of equity investments - appreciation (decline):
Equity securities	225	276	(124)
Limited partnerships (3)	41	21	(22)
Total valuation of equity investments	266	297	(146)
Valuation and settlements of derivative instruments	5	11	7
Realized capital gains (losses), pre-tax	266	341	(175)
Income tax (expense) benefit	(57)	(72)	37
Realized capital gains (losses), after-tax	$209	$269	$(138)

Market-based	$250	$300	$(202)
Performance-based	16	41	27
Realized capital gains (losses), pre-tax	$266	$341	(175)
______________________________
(1)Beginning January 1, 2020, depreciation previously included in investee level expenses is reported as realized capital gains or losses.
(2)Due to the adoption of the measurement of credit losses on financial instruments accounting standard, realized capital losses previously reported as other-than-temporary impairment write-downs are now presented as credit losses.
(3)Relates to limited partnerships where the underlying assets are predominately public equity securities.
Sales in 2020 related primarily to fixed income securities in connection with ongoing portfolio management. Sales in 2019 related primarily to fixed income securities in connection with ongoing portfolio management as well as limited partnerships.
Valuation and settlements of derivative instruments in 2020 primarily comprised gains on interest rate futures used for asset replication and equity options used for risk management due to an increase in indices, partially offset by losses on foreign currency contracts due to weakening of the U.S. dollar in the second half of 2020. 2019 primarily comprised gains on equity options and total return swaps used for asset replication due to increases in equity indices and gains on foreign currency contracts due to the strengthening of the U.S. dollar.
The table below presents realized capital gains (losses) for performance-based investments for the years ended December 31.

($ in millions)	2020	2019	2018
Sales (1)	$(8)	$24	$(1)
Credit losses (2)	(4)	(2)	—
Valuation of equity investments	35	16	16
Valuation and settlements of derivative instruments	(7)	3	12
Total performance-based	$16	$41	$27
______________________________
(1)Beginning January 1, 2020, depreciation previously included in investee level expenses is reported as realized capital gains or losses.
(2)Due to the adoption of the measurement of credit losses on financial instruments accounting standard, realized capital losses previously reported as other-than-temporary impairment write-downs are now presented as credit losses.
Net realized capital gains for performance-based investments in 2020 primarily related to increased valuation of equity investments, partially offset by losses on valuation and settlement of derivative instruments. 2019 primarily related to a gain on the sale of a limited partnership and increased valuation of equity investments.

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MARKET RISK
Market risk is the risk that we will incur losses due to adverse changes in interest rates, credit spreads, equity prices, commodity prices or currency exchange rates. Adverse changes to these rates and prices may occur due to changes in fiscal policy, the economic climate, the liquidity of a market or market segment, insolvency or financial distress of key market makers or participants or changes in market perceptions of credit worthiness or risk tolerance. Our primary market risk exposures are to changes in interest rates, credit spreads and equity prices. We also have direct and indirect exposure to commodity price changes through our diversified investments in infrastructure and energy primarily held in limited partnership interests.
The active management of market risk is integral to our results of operations. We may use the following approaches to manage exposure to market risk within defined tolerance ranges: 1) rebalancing existing asset or liability portfolios, 2) changing the type of investments purchased in the future and 3) using derivative instruments to modify the market risk characteristics of existing assets and liabilities or assets expected to be purchased.
Overview  In formulating and implementing guidelines for investing funds, we seek to earn attractive risk adjusted returns that enhance our ability to offer competitive rates and prices to customers while contributing to stable profits and long-term capital growth. Accordingly, our investment decisions and objectives are informed by the underlying risks and product profiles.
Investment policies define the overall framework for managing market and other investment risks, including accountability and controls over risk management activities. These investment activities follow policies that have been approved by our board of directors and which specify the investment limits and strategies that are appropriate given the liquidity, surplus, product profile and regulatory requirements. Executive oversight of investment activities is conducted primarily through our board of directors and investment committee. Asset-liability management (“ALM”) policies further define the overall framework for managing market and investment risks and are approved by our board of directors. ALM focuses on strategies to enhance yields, mitigate market risks and optimize capital to improve profitability and returns while incorporating future expected cash requirements to repay liabilities. These ALM policies specify limits, ranges or targets for investments that best meet business objectives in light of the unique demands and characteristics of the product liabilities and are intended to result in a prudent, methodical and effective adjudication of market risk and return.
We use widely-accepted quantitative and qualitative approaches to measure, monitor and manage market risk. We evaluate our market risk exposure using multiple measures including but not limited to duration, value-at-risk, scenario analysis and sensitivity analysis. Duration measures the price sensitivity of assets and liabilities to changes in interest rates. For example, if interest rates increase 100 basis points, the fair value of an asset with a duration of 5 is expected to decrease in value by 5%. Value-at-risk is a statistical estimate of the probability that the change in fair value of a portfolio will exceed a certain amount over a given time horizon. Scenario analysis estimates the potential changes in the fair value of a portfolio that could occur under hypothetical market conditions defined by changes to multiple market risk factors: interest rates, credit spreads, equity prices or currency exchange rates. Sensitivity analysis estimates the potential changes in the fair value of a portfolio that could occur under different hypothetical shocks to a market risk factor. The selection of measures used in our sensitivity analysis should not be construed as our prediction of future market events, but only as an illustration of the potential effect of such an event. In general, we establish investment portfolio asset allocation and market risk limits based upon a combination of these measures. The asset allocation limits place restrictions on the total funds that may be invested within an asset class. Comprehensive day-to-day management of market risk within defined tolerance ranges occurs as portfolio managers buy and sell within their respective markets based upon the acceptable boundaries established by investment policies. Although we apply a similar overall philosophy to market risk, the underlying business frameworks and the accounting and regulatory environments may differ between our products and therefore affect investment decisions and risk parameters.
Interest rate risk is the risk that we will incur a loss due to adverse changes in interest rates relative to the characteristics of our interest-bearing assets and liabilities. Interest rate risk includes risks related to changes in U.S. Treasury yields and other key risk-free reference yields. This risk arises from many of our primary activities, as we invest substantial funds in interest-sensitive assets and issue interest-sensitive liabilities. Changes in interest rates can have favorable and unfavorable effects on our results. For example, increases in rates can improve investment income, but decrease the fair value of our fixed income securities portfolio and increase policyholder surrenders requiring us to liquidate assets. Decreases in rates could increase the fair value of our fixed income securities portfolio while decreasing investment income due to reinvesting at lower market yields and accelerating pay-downs and prepayments of certain investments.
We manage the interest rate risk in our assets relative to the interest rate risk in our liabilities and our assessment of overall economic and capital risk. One of the measures used to quantify this exposure is duration. The difference in the duration of our assets relative to our liabilities is our duration gap. To calculate the duration gap between assets and liabilities, we project asset and liability cash flows and calculate their net present value using a risk-free market interest rate adjusted for credit quality, sector attributes, liquidity and other specific risks. Duration is calculated by revaluing these cash flows at alternative interest rates and determining the percentage change in aggregate fair value. The cash flows used in this calculation include the
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expected maturity and repricing characteristics of our derivative financial instruments, all other financial instruments, and certain other items including annuity liabilities and other interest-sensitive liabilities.
The projections include assumptions (based upon historical market experience and our experience) that reflect the effect of changing interest rates on the prepayment, lapse, leverage and/or option features of instruments, where applicable. The preceding assumptions relate primarily to callable municipal and corporate bonds, fixed rate single and flexible premium deferred annuities, mortgage-backed securities and municipal housing bonds.
As of December 31, 2020, the difference between our asset and liability duration was a (15.19) gap compared to a (9.39) gap as of December 31, 2019. A negative duration gap indicates that the fair value of our liabilities is more sensitive to interest rate movements than the fair value of our assets, while a positive duration gap indicates that the fair value of our assets is more sensitive to interest rate movements than the fair value of our liabilities. We may have a positive or negative duration gap, as the duration of our assets and liabilities vary based on the characteristics of the products in force and investing activity.
Shorter-term annuity liability cash flows are invested in market-based investments to generate cash flows that will fund future claims, benefits and expenses, and that will earn stable returns across a wide variety of interest rate and economic scenarios. To reduce the risk that investment returns are below levels required to meet the funding needs of longer-term liabilities, we are executing our performance-based strategy that supplements market risk with idiosyncratic risk. We are using these investments, in addition to public equity securities, to support our long-term annuity liability cash flows. Performance-based investments and public equity securities are generally not interest-bearing; accordingly, using them to support interest-bearing liabilities contributes toward a negative duration gap.
Based upon the information and assumptions used in the duration calculation, and market interest rates as of December 31, 2020, we estimate that a 100 basis point immediate, parallel increase in interest rates (“rate shock”) would increase the net fair value of the assets and liabilities by $2.85 billion, compared to an increase of $1.65 billion as of December 31, 2019, reflecting year to year changes in duration and the amount of assets and liabilities. The estimate excludes traditional and interest-sensitive life insurance and accident and health insurance products that are not considered financial instruments. The assets supporting these products totaled $10.31 billion and $9.90 billion as of December 31, 2020 and 2019, respectively. Based on assumptions described above, these assets would decrease in value by $579 million as of December 31, 2020, compared to a decrease of $555 million as of December 31, 2019.
To the extent that conditions differ from the assumptions we used in these calculations, duration and rate shock measures could be significantly impacted. Additionally, our calculations assume the current relationship between short-term and long-term interest rates (the term structure of interest rates) will remain constant over time. As a result, these calculations may not fully capture the effect of non-parallel changes in the term structure of interest rates or large changes in interest rates.
Credit spread risk is the risk that we will incur a loss due to adverse changes in credit spreads (“spreads”). Credit spread is the additional yield on fixed income securities and loans above the risk-free rate (typically referenced as the yield on U.S. Treasury securities) that market participants require to compensate them for assuming credit, liquidity or prepayment risks. The magnitude of the spread will depend on the likelihood that a particular issuer will default. This risk arises from many of our primary activities, as we invest substantial funds in spread-sensitive fixed income assets.
We manage the spread risk in our assets. One of the measures used to quantify this exposure is spread duration. Spread duration measures the price sensitivity of the assets to changes in spreads. For example, if spreads increase 100 basis points, the fair value of an asset exhibiting a spread duration of 5 is expected to decrease in value by 5%.
Spread duration is calculated similarly to interest rate duration. As of December 31, 2020, the spread duration was 5.28, compared to 4.75 as of December 31, 2019. Based upon the information and assumptions we use in this spread duration calculation and market spreads as of December 31, 2020, we estimate that a 100 basis point immediate, parallel increase in spreads across all asset classes, industry sectors and credit ratings would decrease the net fair value of the assets by $1.45 billion compared to $1.24 billion as of December 31, 2019. Reflected in the spread duration calculation are the effects of tactical positions that may include the use of credit default swaps to manage spread risk.
Equity price risk is the risk that we will incur losses due to adverse changes in the general levels of the markets. As of December 31, 2020, we held $1.29 billion in equity securities, excluding those with fixed income securities as their underlying investments, and limited partnership interests where the underlying assets are predominately public equity securities, compared to $1.27 billion as of December 31, 2019. As of December 31, 2020, these investments had an equity market portfolio beta of 1.06, compared to a beta of 1.04 as of December 31, 2019. Beta represents a widely used methodology to describe, quantitatively, an investment’s market risk characteristics relative to an index such as the Standard & Poor’s 500 Composite Price Index (“S&P 500”). Based upon the information and assumptions we used to calculate beta as of December 31, 2020, we estimate that an immediate increase or decrease in the S&P 500 of 10% would increase or decrease the net fair value of these investments by $138 million, compared to $132 million as of December 31, 2019.
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As of December 31, 2020, we held $2.87 billion in limited partnership interests excluding those limited partnership interests where the underlying assets are predominately public equity securities compared to $3.12 billion as of December 31, 2019. These investments are primarily comprised of private equity and real estate funds. These investments are idiosyncratic in nature and a greater portion of the return is derived from asset operating performance. They are not actively traded, and valuation changes typically reflect the performance of the underlying asset. Based upon the information and assumptions used as of December 31, 2020, we estimate that a 10% immediate increase or decrease in private market valuations would increase or decrease the net fair value of these limited partnership interests by $287 million, compared to $312 million as of December 31, 2019.
For limited partnership interests, quarterly changes in fair values may not be highly correlated to equity indices in the short term and changes in value of these investments are generally recognized on a three-month delay due to the availability of the related investee financial statements. The illustrations noted above may not reflect our actual experience if the future composition of the portfolio (hence its beta) and correlation relationships differ from the historical relationships.
As of December 31, 2020 and 2019, we had separate account assets, related to variable annuity and variable life contracts with account values totaling $3.29 billion and $3.01 billion, respectively. Equity risk exists for contract charges based on separate account balances and guarantees for death and/or income benefits provided by our variable products. In 2006, we disposed of substantially all of the variable annuity business through reinsurance agreements with The Prudential Insurance Company of America, a subsidiary of Prudential Financial Inc. and therefore mitigated this aspect of our risk. Equity risk for our variable life business relates to contract charges and policyholder benefits. Total variable life contract charges, including reinsurance assumed, for both 2020 and 2019 were $41 million. Separate account liabilities related to variable life contracts were $83 million and $71 million as of December 31, 2020 and 2019, respectively.
As of December 31, 2020 and 2019, we had $1.98 billion and $1.80 billion, respectively, in equity-indexed life and annuity liabilities that provide customers with interest crediting rates based on the performance of the S&P 500. We hedge the majority of the risk associated with these liabilities using equity-indexed options and futures and eurodollar futures, maintaining risk within specified value-at-risk limits.
Foreign currency exchange rate risk is the risk that we will incur economic losses due to adverse changes in foreign currency exchange rates. This risk primarily arises from our foreign equity investments, including common stocks and limited partnership interests. We use foreign currency derivative contracts to partially offset this risk.
As of December 31, 2020, we had $598 million in foreign currency denominated equity investments, including the impact of foreign currency derivative contracts, and $49 million in unhedged non-U.S. dollar fixed income securities. As of December 31, 2019, we had $636 million in foreign currency denominated equity investments and $8 million in unhedged non-U.S. dollar fixed income securities.
Based upon the information and assumptions used, including the impact of foreign currency derivative contracts, as of December 31, 2020, we estimate that a 10% immediate unfavorable change in each of the foreign currency exchange rates to which we are exposed would decrease the value of our foreign currency denominated instruments by $65 million, compared with an estimated $64 million decrease as of December 31, 2019.
The modeling technique we use to report our currency exposure does not take into account correlation among foreign currency exchange rates. Even though we believe it is very unlikely that all of the foreign currency exchange rates that we are exposed to would simultaneously decrease by 10%, we nonetheless stress test our portfolio under this and other hypothetical extreme adverse market scenarios. Our actual experience may differ from these results because of assumptions we have used or because significant liquidity and market events could occur that we did not foresee.
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CAPITAL RESOURCES AND LIQUIDITY
Capital resources consist of shareholder’s equity and notes due to related parties, representing funds deployed or available to be deployed to support business operations. The following table summarizes our capital resources as of December 31.

($ in millions)	2020	2019	2018
Common stock, retained income and additional capital paid-in	$7,040	$6,894	$6,439
Accumulated other comprehensive income	1,207	915	253
Total shareholder’s equity	8,247	7,809	6,692
Notes due to related parties	214	214	140
Total capital resources	$8,461	$8,023	$6,832
Shareholder’s equity increased in 2020, primarily due to increased unrealized net capital gains on investments and net income. Shareholder’s equity increased in 2019, primarily due to increased unrealized net capital gains on investments and net income, partially offset by dividends paid to AIC.
Notes due to related parties did not change in 2020 and increased in 2019 due to sales of agent loan collateralized notes to unconsolidated affiliates. See Note 4 of the consolidated financial statements in Item 11(e) for further detail.
Financial ratings and strength The following table summarizes our insurance financial strength ratings as of December 31, 2020.

Rating agency	Rating
A.M. Best Company, Inc.	A+
Moody’s Investors Service, Inc.	A2
Our ratings are influenced by many factors including our operating and financial performance, asset quality, liquidity, asset/liability management, overall portfolio mix, financial leverage (i.e., debt), exposure to risks, the current level of operating leverage, AIC’s ratings and our strategic integration with AIC.
In June 2020, A.M. Best affirmed our insurance financial strength rating of A+. Subsequent to the announcement of the pending sale of the Company in January 2021, A.M. Best affirmed our insurance financial strength rating of A+ and placed the rating under review with negative implications.
In January 2021, subsequent to the announcement of the pending sale of the Company, Moody’s downgraded our insurance financial strength rating to A3 from A2 and placed the rating under review for potential further downgrade.
Effective June 25, 2020, we are no longer requesting a rating from S&P, which was rated A+ with a stable outlook at the time of withdrawal.
ALIC and its life insurance subsidiaries prepare their statutory-basis financial statements in conformity with accounting practices prescribed or permitted by the insurance department of the applicable state of domicile. Statutory surplus is a measure that is often used as a basis for determining dividend paying capacity, operating leverage and premium growth capacity, and it is also reviewed by rating agencies in determining their ratings. As of December 31, 2020, ALIC’s statutory surplus was $3.93 billion compared to $3.81 billion as of December 31, 2019.
The National Association of Insurance Commissioners (“NAIC”) has developed financial relationships or tests known as the Insurance Regulatory Information System to assist state insurance regulators in monitoring the financial condition of insurance companies and identifying companies that require special attention or actions by state insurance regulators. The NAIC analyzes financial data provided by insurance companies using prescribed ratios, each with defined “usual ranges”. Additional regulatory scrutiny may occur if a company’s ratios fall outside the usual ranges for four or more of the ratios. ALNY had four ratios outside of the usual ranges.
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Liquidity sources and uses Our potential sources and uses of funds principally include the following activities below.

Potential sources of funds	Potential uses of funds
Receipt of insurance premiums	Payment of contract benefits, surrenders and withdrawals
Contractholder fund deposits	Reinsurance cessions and payments
Reinsurance recoveries	Operating costs and expenses
Receipts of principal, interest and dividends on investments	Purchase of investments
Sales of investments	Repayment of securities lending and line of credit agreements
Funds from securities lending and line of credit agreements	Payment or repayment of intercompany loans
Intercompany loans	Dividends and return of capital to parent
Capital contributions from parent	Tax payments/settlements
Tax refunds/settlements	Debt service expenses and repayment
Funds from issuance of surplus notes or other notes	Payments for acquisitions
Contractual obligations and commitments We have short-term and long-term contractual obligations and commitments. We manage our short-term liquidity position to ensure the availability of a sufficient amount of liquid assets to extinguish short-term liabilities as they come due in the normal course of business, including utilizing potential sources of liquidity. Long-term obligations include known contractual commitments that require cash needs beyond 12 months.
Short-term contractual obligations are typically settled with cash or short-term investments and operating cash flows. Most of these obligations are paid within one year. These include other liabilities and accrued expenses, including liabilities for collateral, and net unrecognized tax benefits.
We actively manage our financial position and liquidity levels in light of changing market, economic, and business conditions. Liquidity is managed at both the entity and enterprise level across the Company and is assessed on both base and stressed level liquidity needs. We believe we have sufficient liquidity to meet these needs. Additionally, we have existing intercompany agreements in place that facilitate liquidity management across the Company to enhance flexibility.
The Company is party to an Amended and Restated Intercompany Liquidity Agreement (“Liquidity Agreement”) with certain of its affiliates, which include, but are not limited to, AIC, AAC and the Corporation. The Liquidity Agreement allows for short-term advances of funds to be made between parties for liquidity and other general corporate purposes. The Liquidity Agreement does not establish a commitment to advance funds on the part of any party. The Company and AIC each serve as a lender and borrower, AAC and certain other affiliates serve only as borrowers, and the Corporation serves only as a lender. The Company also has a capital support agreement with AIC. Under the capital support agreement, AIC is committed to providing capital to the Company to maintain an adequate capital level. The maximum amount of potential funding under each of these agreements is $1.00 billion.
In addition to the Liquidity Agreement, the Company also has an intercompany loan agreement with the Corporation. The amount of intercompany loans available to the Company is at the discretion of the Corporation. The maximum amount of loans the Corporation will have outstanding to all its eligible subsidiaries at any given point in time is limited to $1.00 billion. The Corporation may use commercial paper borrowings, bank lines of credit and securities lending to fund intercompany borrowings. There were no borrowings by the Company under these agreements during 2020.
The Company, AIC and the Corporation have access to an unsecured revolving credit facility that is available for short-term liquidity requirements. In November 2020, the Corporation entered into a new agreement for a $750 million unsecured revolving credit facility with a maturity date of November 2025. The facility is fully subscribed among 11 lenders with the largest commitment being $95 million. The commitments of the lenders are several and no lender is responsible for any other lender’s commitment if such lender fails to make a loan under the facility. This facility contains an increase provision that would allow up to an additional $500 million of borrowing, subject to the leaders’ commitment. This facility has a financial covenant requiring that the Corporation not exceed a 37.5% debt to capitalization ratio as defined in the agreement. This ratio was 17.5% as of December 31, 2020. Although the right to borrow under the facility is not subject to a minimum rating requirement, the costs of maintaining the facility and borrowing under it are based on the ratings of the Corporation’s senior unsecured, unguaranteed long-term debt. There were no borrowings under the credit facility during 2020.
Allstate parent company capital capacity The Corporation has at the parent holding company level deployable assets totaling $5.52 billion as of December 31, 2020 and approximately $4 billion were used to fund the purchase of National General Holdings Corp., which closed on January 4, 2021. Deployable assets include $1.2 billion of proceeds from a debt issuance in November 2020 and comprise cash and investments that are generally saleable within one quarter. This provides funds for the parent company’s fixed charges and other corporate purposes. In addition, the Corporation has access to $750 million of funds from either commercial paper issuance or an unsecured revolving credit facility.
In 2020, 2019 and 2018, we paid dividends of zero, $75 million and $250 million to AIC, respectively. We did not receive any capital contributions in 2020, 2019 or 2018.
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The Company has access to additional resources to support liquidity through the Corporation as follows. The amount available to the Company is at the discretion of the Corporation.
•A commercial paper facility with a borrowing limit equal to the undrawn credit facility balance of $750 million to cover short-term cash needs.
•As of December 31, 2020, there were no balances outstanding for the credit facility or the commercial paper facility and therefore the remaining borrowing capacity was $750 million.
•A universal shelf registration statement that was filed by the Corporation with the Securities and Exchange Commission that expires in 2021. The Corporation can use this shelf registration to issue an unspecified amount of debt securities, common stock (including 596 million shares of treasury stock as of December 31, 2020), preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units and securities of trust subsidiaries. The specific terms of any securities the Corporation issues under this registration statement will be provided in the applicable prospectus supplements.
Long-term contractual obligations include reserve for life-contingent contract benefits and contractholder funds and notes due to related parties. For further information on notes due to related parties, see Note 4 of the consolidated financial statements in Item 11(e).
For our reserve for life-contingent contract benefits and contractholder funds, we estimate the present value of cash payments to be made to contractholders and policyholders. We are currently making payments for contracts where the timing of a portion or all of the payments has been determined by the contract. Certain of these contracts, such as immediate annuities without life contingencies, involve payment obligations where the amount and timing of the payment are essentially fixed and determinable. Other contracts, such as interest-sensitive life, fixed deferred annuities, traditional life insurance and voluntary accident and health insurance, involve payment obligations where a portion or all of the amount and timing of future payments is uncertain. For immediate annuities with life contingencies, the amount of future payments is uncertain since payments will continue as long as the annuitant lives. We have estimated the timing of payments related to these contracts based on historical experience and our expectation of future payment patterns. Uncertainties relating to these liabilities include mortality, morbidity, expenses, customer lapse and withdrawal activity, estimated additional deposits for interest-sensitive life contracts, and renewal premium for life policies, which may significantly impact both the timing and amount of future payments. See Note 8 of the consolidated financial statements in Item 11(e) and Application of Critical Accounting Estimates section of the MD&A for further information.
Liquidity exposure Contractholder funds were $16.48 billion as of December 31, 2020. The following table summarizes contractholder funds by their contractual withdrawal provisions.

($ in millions)	December 31, 2020	Percent to total
Not subject to discretionary withdrawal	$2,618	15.9%
Subject to discretionary withdrawal with adjustments:
Specified surrender charges (1)	4,702	28.5
Market value adjustments (2)	697	4.2
Subject to discretionary withdrawal without adjustments (3)	8,464	51.4
Total contractholder funds (4)	$16,481	100.0%
____________
(1)Includes $1.60 billion of liabilities with a contractual surrender charge of less than 5% of the account balance.
(2)$294 million of the contracts with market value adjusted surrenders have a 30-45 day period at the end of their initial and subsequent interest rate guarantee periods (which are typically 1, 5, 7 or 10 years) during which there is no surrender charge or market value adjustment.
(3)89% of these contracts have a minimum interest crediting rate guarantee of 3% or higher.
(4)Includes $714 million of contractholder funds on variable annuities reinsured to The Prudential Insurance Company of America, a subsidiary of Prudential Financial Inc., in 2006.
Retail life and annuity products may be surrendered by customers for a variety of reasons. Reasons unique to individual customers include a current or unexpected need for cash or a change in life insurance coverage needs. Other key factors that may impact the likelihood of customer surrender include the level of the contract surrender charge, the length of time the contract has been in force, distribution channel, market interest rates, equity market conditions and potential tax implications. In addition, the propensity for retail life insurance policies to lapse is lower than it is for fixed annuities because of the need for the insured to be re-underwritten upon policy replacement. The surrender and partial withdrawal rate on deferred fixed annuities and interest-sensitive life insurance products, based on the beginning of year contractholder funds, was 4.9% in 2020 and 6.1% in 2019. We strive to promptly pay customers who request cash surrenders; however, statutory regulations generally provide up to six months in most states to fulfill surrender requests.
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Our asset-liability management practices enable us to manage the differences between the cash flows generated by our investment portfolio and the expected cash flow requirements of our life insurance and annuity product obligations.
Certain remote events and circumstances could constrain our, AIC’s or the Corporation’s liquidity. Those events and circumstances include, for example, a catastrophe resulting in extraordinary losses, a downgrade in the Corporation’s senior long-term debt ratings to non-investment grade status, a downgrade in AIC’s financial strength ratings, or a downgrade in our financial strength ratings. The rating agencies also consider the interdependence of our individually rated entities; therefore, a rating change in one entity could potentially affect the ratings of other related entities.
Cash flows As reflected in our Consolidated Statements of Cash Flows, lower cash provided by operating activities in 2020 compared to 2019 was primarily due to lower net investment income, partially offset by lower tax payments.
Lower cash provided by investing activities in 2020 compared to 2019 was the result of increased purchases of fixed income securities, partially offset by decreased purchases of mortgage loans and a decrease in short term investments.
Lower cash used in financing activities in 2020 compared to 2019 was primarily due to decreased payments for contractholder surrenders and withdrawals on fixed annuities.
Contractual commitments represent investment commitments such as private placements, limited partnership interests and other loans. Limited partnership interests are typically funded over the commitment period which is shorter than the contractual expiration date of the partnership and as a result, the actual timing of the funding may vary.
We have agreements in place for services we conduct, generally at cost, between subsidiaries relating to insurance, reinsurance, loans and capitalization. All material intercompany transactions have been appropriately eliminated in consolidation. Intercompany transactions among insurance subsidiaries and affiliates have been approved by the appropriate departments of insurance as required.
For a more detailed discussion of our off-balance sheet arrangements, see Note 7 of the consolidated financial statements in Item 11(e).
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APPLICATION OF CRITICAL ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. The most critical estimates, presented in the order they appear in the Consolidated Statements of Financial Position, include those used in determining:
•Fair value of financial assets
•Impairment of fixed income securities
•Deferred policy acquisition costs amortization
•Reserve for life-contingent contract benefits estimation
In making these determinations, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to our business and operations. It is reasonably likely that changes in these estimates could occur from period to period and result in a material impact on our consolidated financial statements.
A summary of each of these critical accounting estimates follows. For a more detailed discussion of the effect of these estimates on our consolidated financial statements, and the judgments and assumptions related to these estimates, see the referenced sections of this document. For a more detailed summary of our significant accounting policies, see the notes to the consolidated financial statements in Item 11(e).
Fair value of financial assets Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of fair value of financial assets and the supporting assumptions and methodologies. We use independent third-party valuation service providers, broker quotes and internal pricing methods to determine fair values. We obtain or calculate only one single quote or price for each financial instrument.
Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of proprietary models, produce valuation information in the form of a single fair value for individual fixed income and other securities for which a fair value has been requested under the terms of our agreements. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, liquidity spreads, currency rates, and other information, as applicable. Credit and liquidity spreads are typically implied from completed transactions and transactions of comparable securities. Valuation service providers also use proprietary discounted cash flow models that are widely accepted in the financial services industry and similar to those used by other market participants to value the same financial instruments. The valuation models take into account, among other things, market observable information as of the measurement date, as described above, as well as the specific attributes of the security being valued including its term, interest rate, credit rating, industry sector, and where applicable, collateral quality and other issue or issuer specific information. Executing valuation models effectively requires seasoned professional judgment and experience. For certain equity securities, valuation service providers provide market quotations for completed transactions on the measurement date. In cases where market transactions or other market observable data is limited, the extent to which judgment is applied varies inversely with the availability of market observable information.
For certain of our financial assets measured at fair value, where our valuation service providers cannot provide fair value determinations, we obtain a single non-binding price quote from a broker familiar with the security who, similar to our valuation service providers, may consider transactions or activity in similar securities among other information. The brokers providing price quotes are generally from the brokerage divisions of financial institutions with market making, underwriting and distribution expertise regarding the security subject to valuation.
The fair value of certain financial assets, including privately placed corporate fixed income securities and free-standing derivatives, for which our valuation service providers or brokers do not provide fair value determinations, is developed using valuation methods and models widely accepted in the financial services industry. Our internal pricing methods are primarily based on models using discounted cash flow methodologies that develop a single best estimate of fair value. Our models generally incorporate inputs that we believe are representative of inputs other market participants would use to determine fair value of the same instruments, including yield curves, quoted market prices of comparable securities or instruments, published credit spreads, and other applicable market data as well as instrument-specific characteristics that include, but are not limited to, coupon rates, expected cash flows, sector of the issuer, and call provisions. Because judgment is required in developing the fair values of these financial assets, they may differ from the amount actually received to sell an asset in an orderly transaction
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between market participants at the measurement date. Moreover, the use of different valuation assumptions may have a material effect on the financial assets’ fair values.
For most of our financial assets measured at fair value, all significant inputs are based on or corroborated by market observable data and significant management judgment does not affect the periodic determination of fair value. The determination of fair value using discounted cash flow models involves management judgment when significant model inputs are not based on or corroborated by market observable data. However, where market observable data is available, it takes precedence, and as a result, no range of reasonably likely inputs exists from which the basis of a sensitivity analysis could be constructed.
We gain assurance that our financial assets are appropriately valued through the execution of various processes and controls designed to ensure the overall reasonableness and consistent application of valuation methodologies, including inputs and assumptions, and compliance with accounting standards. For fair values received from third parties or internally estimated, our processes and controls are designed to ensure that the valuation methodologies are appropriate and consistently applied, the inputs and assumptions are reasonable and consistent with the objective of determining fair value, and the fair values are accurately recorded. For example, on a continuing basis, we assess the reasonableness of individual fair values that have stale security prices or that exceed certain thresholds as compared to previous fair values received from valuation service providers or brokers or derived from internal models. We perform procedures to understand and assess the methodologies, processes and controls of valuation service providers. In addition, we may validate the reasonableness of fair values by comparing information obtained from valuation service providers or brokers to other third-party valuation sources for selected securities. We perform ongoing price validation procedures such as back-testing of actual sales, which corroborate the various inputs used in internal models to market observable data. When fair value determinations are expected to be more variable, we validate them through reviews by members of management who have relevant expertise and who are independent of those charged with executing investment transactions.
We also perform an analysis to determine whether there has been a significant decrease in the volume and level of activity for the asset when compared to normal market activity, and if so, whether transactions may not be orderly. Among the indicators we consider in determining whether a significant decrease in the volume and level of market activity for a specific asset has occurred include the level of new issuances in the primary market, trading volume in the secondary market, level of credit spreads over historical levels, bid-ask spread, and price consensuses among market participants and sources. If evidence indicates that prices are based on transactions that are not orderly, we place little, if any, weight on the transaction price and will estimate fair value using an internal model. As of December 31, 2020 and 2019, we did not adjust fair values provided by our valuation service providers or brokers or substitute them with an internal model for such securities.
The following table identifies fixed income and equity securities and short-term investments as of December 31, 2020 by source of fair value determination.

($ in millions)	Fair value	Percent to total
Fair value based on internal sources	$1,896	7.2%
Fair value based on external sources (1)	24,521	92.8
Total	$26,417	100.0%
____________
(1)Includes $443 million that are valued using broker quotes and $114 million that are valued using quoted prices or quoted net asset values from deal sponsors.
For additional detail on fair value measurements, see Note 6 of the consolidated financial statements in Item 11(e).
Impairment of fixed income securities For fixed income securities classified as available-for-sale, the difference between amortized cost, net of credit loss allowance (“amortized cost, net”) and fair value, net of certain other items and deferred income taxes (as disclosed in Note 5 of the consolidated financial statements in Item 11(e)), is reported as a component of accumulated other comprehensive income (“AOCI”) on the Consolidated Statements of Financial Position and is not reflected in the operating results of any period until reclassified to net income upon the consummation of a transaction with an unrelated third party or when a credit loss allowance is recorded. We have a comprehensive portfolio monitoring process to identify and evaluate each fixed income security that may require a credit loss allowance.
For each fixed income security in an unrealized loss position, we assess whether management with the appropriate authority has made the decision to sell or whether it is more likely than not we will be required to sell the security before recovery of the amortized cost basis for reasons such as liquidity, contractual or regulatory purposes. If a security meets either of these criteria, any existing credit loss allowance would be written-off against the amortized cost basis of the asset along with any remaining unrealized losses, with the incremental losses recorded in earnings.

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If we have not made the decision to sell the fixed income security and it is not more likely than not we will be required to sell the fixed income security before recovery of its amortized cost basis, we evaluate whether we expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. We calculate the estimated recovery value based on the best estimate of future cash flows considering past events, current conditions and reasonable and supportable forecasts. The estimated future cash flows are discounted at the security’s current effective rate, and are compared to the amortized cost of the security. The determination of cash flow estimates is inherently subjective, and methodologies may vary depending on facts and circumstances specific to the security. All reasonably available information relevant to the collectability of the security are considered when developing the estimate of cash flows expected to be collected. That information generally includes, but is not limited to, the remaining payment terms of the security, prepayment speeds, the financial condition and future earnings potential of the issue or issuer, expected defaults, expected recoveries, the value of underlying collateral, origination vintage year, geographic concentration of underlying collateral, available reserves or escrows, current subordination levels, third-party guarantees and other credit enhancements. Other information, such as industry analyst reports and forecasts, sector credit ratings, financial condition of the bond insurer for insured fixed income securities, and other market data relevant to the realizability of contractual cash flows, may also be considered. The estimated fair value of collateral will be used to estimate recovery value if we determine that the security is dependent on the liquidation of collateral for ultimate settlement.
If we do not expect to receive cash flows sufficient to recover the entire amortized cost basis of the fixed income security, a credit loss allowance is recorded in earnings for the shortfall in expected cash flows; however, the amortized cost, net of the credit loss allowance, may not be lower than the fair value of the security. The portion of the unrealized loss related to factors other than credit remains classified in AOCI. If we determine that the fixed income security does not have sufficient cash flow or other information to estimate a recovery value for the security, we may conclude that the entire decline in fair value is deemed to be credit related and the loss is recorded in earnings.
When a security is sold or otherwise disposed or the security is deemed uncollectible and written off, we remove amounts previously recognized in the credit loss allowance. Recoveries after write-offs are recognized when received.
For additional detail on investment impairments, see Note 5 of the consolidated financial statements in Item 11(e).
Deferred policy acquisition costs amortization We incur significant costs in connection with acquiring insurance policies and investment contracts. In accordance with GAAP, costs that are related directly to the successful acquisition of new or renewal insurance policies and investment contracts are deferred and recorded as an asset on the Consolidated Statements of Financial Position.
DAC related to traditional life and voluntary accident and health insurance is amortized over the premium paying period of the related policies in proportion to the estimated revenues on such business. Significant assumptions relating to estimated premiums, investment returns, as well as mortality, persistency and expenses to administer the business are established at the time the policy is issued and are generally not revised during the life of the policy. The assumptions for determining the timing and amount of DAC amortization are consistent with the assumptions used to calculate the reserve for life-contingent contract benefits. Any deviations from projected business in force resulting from actual policy terminations differing from expected levels and any estimated premium deficiencies may result in a change to the rate of amortization in the period such events occur. Generally, the amortization periods for these policies approximate the estimated lives of the policies. The recovery of DAC is dependent upon the future profitability of the business.
We periodically review the adequacy of reserves and recoverability of DAC using actual experience and current assumptions. We evaluate our traditional life insurance products, immediate annuities with life contingencies, and voluntary accident and health insurance products individually. In the event actual experience and current assumptions are adverse compared to the original assumptions and a premium deficiency is determined to exist, any remaining unamortized DAC balance must be expensed to the extent not recoverable and a premium deficiency reserve may be required if the remaining DAC balance is insufficient to absorb the deficiency. In 2020 and 2019, our DAC recoverability evaluation concluded that all recorded DAC balances were recoverable. For additional detail on reserve adequacy, see the Reserve for life-contingent contract benefits estimation section.
DAC related to interest-sensitive life insurance is amortized in proportion to the incidence of the total present value of gross profits, which includes both actual historical gross profits (“AGP”) and estimated future gross profits (“EGP”) expected to be earned over the estimated lives of the contracts. The amortization is net of interest on the prior period DAC balance using rates established at the inception of the contracts. Actual amortization periods generally range from 15-30 years; however, incorporating estimates of the rate of customer surrenders, partial withdrawals and deaths generally results in the majority of the DAC being amortized during the surrender charge period, which is typically 10-20 years for interest-sensitive life. The rate of DAC amortization is reestimated and adjusted by a cumulative charge or credit to income when there is a difference between the incidence of actual versus expected gross profits in a reporting period or when there is a change in total EGP.
AGP and EGP primarily consist of the following components: contract charges for the cost of insurance less mortality costs and other benefits (benefit margin); investment income and realized capital gains and losses less interest credited (investment
117 PROSPECTUS

margin); and surrender and other contract charges less maintenance expenses (expense margin). The principal assumptions for determining the amount of EGP are mortality, persistency, expenses, investment returns, including capital gains and losses on assets supporting contract liabilities, interest crediting rates to contractholders, and the effects of any hedges. These assumptions are reasonably likely to have the greatest impact on the amount of DAC amortization. Changes in these assumptions can be offsetting and we are unable to reasonably predict their future movements or offsetting impacts over time.
Each reporting period, DAC amortization is recognized in proportion to AGP for that period adjusted for interest on the prior period DAC balance. This amortization process includes an assessment of AGP compared to EGP, the actual amount of business remaining in force and realized capital gains and losses on investments supporting the product liability. The impact of realized capital gains and losses on amortization of DAC depends upon which product liability is supported by the assets that give rise to the gain or loss. If the AGP is greater than EGP in the period, but the total EGP is unchanged, the amount of DAC amortization will generally increase, resulting in a current period decrease to earnings. The opposite result generally occurs when the AGP is less than the EGP in the period, but the total EGP is unchanged. However, when DAC amortization or a component of gross profits for a quarterly period is potentially negative (which would result in an increase of the DAC balance) as a result of negative AGP, the specific facts and circumstances surrounding the potential negative amortization are considered to determine whether it is appropriate for recognition in the consolidated financial statements. Negative amortization is only recorded when the increased DAC balance is determined to be recoverable based on facts and circumstances. For products whose supporting investments are exposed to capital losses in excess of our expectations which may cause periodic AGP to become temporarily negative, EGP and AGP utilized in DAC amortization may be modified to exclude the excess capital losses.
Annually, we review and update the assumptions underlying the projections of EGP, including mortality, persistency, expenses, investment returns, comprising investment income and realized capital gains and losses, interest crediting rates and the effect of any hedges, using our experience and industry experience. At each reporting period, we assess whether any revisions to assumptions used to determine DAC amortization are required. These reviews and updates may result in amortization acceleration or deceleration, which are referred to as “DAC unlocking”. If the update of assumptions causes total EGP to increase, the rate of DAC amortization will generally decrease, resulting in a current period increase to earnings. A decrease to earnings generally occurs when the assumption update causes the total EGP to decrease.
The following table provides the effect on DAC amortization of changes in assumptions relating to the gross profit components of investment margin, benefit margin and expense margin during the years ended December 31.

($ in millions)	2020	2019
Investment margin	$116	$18
Benefit margin	(4)	26
Expense margin	(40)	—
Net acceleration	$72	$44
In 2020, DAC amortization acceleration for changes in the investment margin component of EGP related to interest-sensitive life insurance and was due to lower projected future interest rates and investment returns compared to our previous expectations. The deceleration related to benefit margin was due to decreased projected mortality. The expense margin deceleration was due to a decrease in projected expenses.
In 2019, DAC amortization acceleration for changes in the investment margin component of EGP was due to lower projected future interest rates and investment returns compared to our previous expectations. The acceleration related to benefit margin was due to decreased projected interest rates that result in lower projected policyholder account values which increases benefits on guaranteed products and more refined policy level information and assumptions.
The following table displays the sensitivity of reasonably likely changes in assumptions included in the gross profit components of investment margin or benefit margin to amortization of the DAC balance as of December 31, 2020.

($ in millions)	Increase/(reduction)
Increase in future investment margins of 25 basis points	$54
Decrease in future investment margins of 25 basis points	$(60)

Decrease in future life mortality by 1%	$15
Increase in future life mortality by 1%	$(16)
Any potential changes in assumptions discussed above are measured without consideration of correlation among assumptions. Therefore, it would be inappropriate to add them together in an attempt to estimate overall variability in amortization.
For additional detail related to DAC, see the Operations section of this document.
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Reserve for life-contingent contract benefits estimation Due to the long-term nature of traditional life insurance, life-contingent immediate annuities and voluntary accident and health insurance products, benefits are payable over many years; accordingly, the reserves are calculated as the present value of future expected benefits to be paid, reduced by the present value of future expected net premiums. Long-term actuarial assumptions of future investment yields, mortality, morbidity, policy terminations and expenses are used when establishing the reserve for life-contingent contract benefits payable under these insurance policies. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by characteristics such as type of coverage, year of issue and policy duration. Future investment yield assumptions are determined based upon prevailing investment yields as well as estimated reinvestment yields. Mortality, morbidity and policy termination assumptions are based on our experience and industry experience. Expense assumptions include the estimated effects of inflation and expenses to be incurred beyond the premium-paying period. These assumptions are established at the time the policy is issued, are consistent with assumptions for determining DAC amortization for these policies, and are generally not changed during the policy coverage period. However, if actual experience emerges in a manner that is significantly adverse relative to the original assumptions, adjustments to DAC or reserves may be required resulting in a charge to earnings which could have a material effect on our operating results and financial condition.
We periodically review the adequacy of reserves and recoverability of DAC using actual experience and current assumptions. In the event actual experience and current assumptions are adverse compared to the original assumptions and a premium deficiency is determined to exist, any remaining unamortized DAC balance must be expensed to the extent not recoverable and the establishment of a premium deficiency reserve may be required.
We evaluate our traditional life insurance products, immediate annuities with life contingencies, and voluntary accident and health insurance individually.
In the third quarter of 2020, the premium deficiency evaluation of our immediate annuities with life contingencies resulted in a premium deficiency reserve of $226 million. Our long-term investment yield assumption was lowered, which resulted in the prior sufficiency changing to a deficiency. The deficiency was recognized as an increase in the reserve for life contingent contract benefits. The original assumptions used to establish reserves were updated to reflect current assumptions, and the primary changes included mortality expectations, where annuitants are living longer than originally anticipated, and long-term investment yields. As of December 31, 2020, our reviews concluded that no additional premium deficiency adjustments were necessary for our immediate annuities with life contingencies.
As of December 31, 2020, traditional life insurance and accident and health insurance both have a substantial sufficiency. In 2019, our reviews concluded that no premium deficiency adjustments were necessary.
We also review these policies for circumstances where projected profits would be recognized in early years followed by projected losses in later years. In 2020 and 2019, our reviews concluded that there were no projected losses following projected profits in each long-term projection.
We will continue to monitor the experience of our traditional life insurance and immediate annuities. We periodically complete comprehensive mortality studies for our structured settlement annuities with life contingencies to determine whether annuitants are living for a longer period than originally estimated. We anticipate that investment and reinvestment yields, mortality, and policy terminations are the factors that would be most likely to require premium deficiency adjustments to reserves or related DAC. Mortality rates and investment and reinvestment yields are the factors that would be most likely to require a profits followed by losses liability accrual.
For further detail on the reserve for life-contingent contract benefits, see Note 8 of the consolidated financial statements in Item 11(e).
REGULATION AND LEGAL PROCEEDINGS
We are subject to extensive regulation and we are involved in various legal and regulatory actions, all of which have an effect on specific aspects of our business. For a detailed discussion of the legal and regulatory actions in which we are involved, see Note 11 of the consolidated financial statements in Item 11(e).
PENDING ACCOUNTING STANDARDS
There are pending accounting standards that we have not implemented because the implementation date has not yet occurred. For a discussion of these pending standards, see Note 2 of the consolidated financial statements in Item 11(e).
The effect of implementing certain accounting standards on our financial results and financial condition is often based in part on market conditions at the time of implementation of the standard and other factors we are unable to determine prior to implementation. For this reason, we are sometimes unable to estimate the effect of certain pending accounting standards until the relevant authoritative body finalizes these standards or until we implement them.
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Item 11(i). Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Item 11(j). Quantitative and Qualitative Disclosures About Market Risk
Information required for Item 11(j) is incorporated by reference to the material under the caption “Market Risk” in Item 11(h) of this report.
Item 11(k).    Directors, Executive Officers, Promoters and Control Persons.
Identification of Directors and Executive Officers
Directors are elected at each annual meeting of shareholders for a term of one year. The biographies of each of the directors and executive officers below contain information regarding the person’s service as a director, business experience, director positions at public companies held currently or at any time during the last five years if applicable, and the experiences, qualifications, attributes or skills that caused the company management to determine that a director or executive officer should serve as such for Allstate Life Insurance Company (Allstate Life).
John E. Dugenske, 55, has been a director since March 2017 and Chief Executive Officer since March 2020. He is a director and President, Investments and Financial Products of Allstate Insurance Company (AIC), the direct parent company of Allstate Life. Mr. Dugenske is responsible for overseeing Allstate’s $94.24 billion investment portfolio. Mr. Dugenske previously served as Executive Vice President and Chief Investment Officer beginning in March 2017 and Corporate Strategy Officer beginning in March 2018. Prior to joining Allstate in March 2017, Mr. Dugenske held various roles at UBS Global Asset Management beginning in 2008, most recently as the group managing director and global head of Fixed Income, overseeing more than $200 billion in assets. He was also a member of the UBS Asset Management Executive Committee. Mr. Dugenske has been selected to serve on Allstate Life’s board because he has extensive experience in managing and overseeing large portfolios, as well as significant business leadership experience.
Angela K. Fontana, 52, has been a director since November 2012 and Vice President, General Counsel and Secretary since May 2013. Ms. Fontana is also a Vice President, Assistant General Counsel and Assistant Secretary of AIC, the direct parent company of Allstate Life. Since joining Allstate in 1995, Ms. Fontana has progressed through various positions, including serving as Chief Compliance Officer of Allstate Life and supporting the Allstate personal lines and Allstate life and retirement business units. Ms. Fontana serves as a member of the Board of Directors of the Life Insurance Counsel of New York and is the President-Elect of the Association of Life Insurance Counsel. Ms. Fontana has been selected to serve on Allstate Life’s board because she has a deep understanding of the insurance business generally and has extensive experience in regulatory compliance and government relations. In addition, Ms. Fontana has extensive knowledge regarding Allstate Life’s business, including its products, distribution channels and customers.
Mario Imbarrato, 48, has been a director since March 2015 and Senior Vice President and Chief Financial Officer since March 2020. He also previously served as Chief Financial Officer from March 2015 to November 2019. He is a Senior Vice President of AIC, the direct parent company of Allstate Life. Since joining Allstate in 1993, Mr. Imbarrato has held various leadership roles, including leading the planning, financial analysis, expense management, reinsurance, capital planning, strategic operations, investments and financial actuarial teams. Mr. Imbarrato is a Fellow of the Society of Actuaries, a Member of the American Academy of Actuaries and a Chartered Financial Analyst CFA charterholder. Mr. Imbarrato has been selected to serve on Allstate Life’s board because he has extensive experience in actuarial analysis as well as financial, capital, asset and liability, reinsurance and risk management. Mr. Imbarrato is a first cousin of Mr. Rizzo.
Rebecca D. Kennedy, 48, has been a director since March 2021 and Vice President since October 2018. She is also a Vice President of AIC, the direct parent company of Allstate Life. In this role, Ms. Kennedy is responsible for leading the claims, annuity operations, life compliance, underwriting and risk management services and medical team. Since joining Allstate in 1999, Ms. Kennedy has held various positions of progressive responsibility within the investments and life and retirement organizations. Ms. Kennedy is a Fellow of the Society of Actuaries and a Chartered Financial Analyst. Ms. Kennedy has been selected to serve on Allstate Life’s board because she has extensive experience in the life insurance industry, especially in life and annuity operations.

Jesse E. Merten, 46, has been a director since March 2018 and President since May 2020. Mr. Merten is a director and President, Financial Products of AIC, the direct parent company of Allstate Life. Mr. Merten previously served as Executive Vice President and Chief Risk Officer of AIC from December 2017 to May 2020. In 2015, Mr. Merten was elected Senior Vice President and Treasurer, and in 2018 as Executive Vice President and Treasurer, of Allstate Life as well as The Allstate Corporation and AIC, each a parent of Allstate Life. Mr. Merten has been selected to serve on Allstate Life’s board because he has extensive experience overseeing corporate risk, liquidity management, capital sourcing and deployment and corporate financial planning and analysis.
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Julie Parsons, 48, has been a director since July 2017. Since January 2020, Ms. Parsons has served as Executive Vice President, Chief Operating Officer, Personal Property-Liability of AIC, the direct parent company of Allstate Life. She previously served as Executive Vice President, Product Operations of AIC beginning in May 2017, and as Senior Vice President, Vehicle Product Management of AIC beginning in October 2014. Ms. Parsons is a fellow of the Casualty Actuarial Society. Ms. Parsons has been selected to serve on Allstate Life’s board because she has a deep understanding of the insurance business, especially developing and delivering insurance solutions, pricing and underwriting.
John C. Pintozzi, 55, has been a director since February 2020 and Senior Vice President and Controller since October 2019. Since September 2019, Mr. Pintozzi has been Senior Vice President, Controller and Chief Accounting Officer of The Allstate Corporation and AIC, each a parent company of Allstate Life. He is responsible for managing the accounting functions for Allstate’s property-liability, life, health and annuity businesses. Mr. Pintozzi previously served as Chief Financial Officer of Allstate Investments beginning in 2012. He is a member of the American Institute of Certified Public Accountants. Mr. Pintozzi has been selected to serve on Allstate Life’s board because he has over a decade of accounting experience and deep knowledge of the insurance business.
Mark Q. Prindiville, 53, has been a director since June 2020. Since May 2020, Mr. Prindiville has served as a director and Executive Vice President and Chief Risk Officer of AIC, the direct parent company of Allstate Life. Previously, he served as Senior Vice President of AIC from September 2016 to May 2020 and Vice President of AIC from March 2011 to September 2016. Mr. Prindiville has been selected to serve on Allstate Life’s board because he has extensive experience in business analytics, economic forecasting, asset allocation and risk management.
Mario Rizzo, 54, has been a director since March 2018. Mr. Rizzo previously served as Chief Financial Officer from November 2019 to March 2020. Since January 2018, Mr. Rizzo has served as Executive Vice President and Chief Financial Officer of The Allstate Corporation and as a director and Executive Vice President and Chief Financial Officer of AIC, each a parent company of Allstate Life. From February 2015 to January 2018, Mr. Rizzo served as Chief Financial Officer of Allstate Personal Lines, where he was responsible for its comprehensive financial planning and analytics. In addition, Mr. Rizzo served for nearly eight years as Allstate's Treasurer and Assistant Treasurer. He joined the company in 1989 and has cultivated over 20 years of experience in leadership and finance. Mr. Rizzo has been selected to serve on Allstate Life’s board because he has a deep understanding of the insurance business, financial planning and capital management. Mr. Rizzo is a first cousin of Mr. Imbarrato.
Glenn T. Shapiro, 55, has been a director since March 2018. He is a director and President, Personal Property-Liability of AIC, the direct parent company of Allstate Life. From 2016 to 2017, Mr. Shapiro served as Executive Vice President, Claims of AIC. Prior to joining Allstate in April 2016, Mr. Shapiro was Executive Vice President and Chief Claims Officer at Liberty Mutual Commercial Insurance beginning in May 2011. Mr. Shapiro holds CPCU, CLU and ChFC designations. Mr. Shapiro has been selected to serve on Allstate Life’s board because he has 30 years of experience in the insurance industry and deep knowledge of claims.
Thomas J. Wilson, 63, has been a director and Chairman of the Board since March 2007. Mr. Wilson is a director, Chairman of the Board, President and Chief Executive Officer of The Allstate Corporation and AIC, each a parent company of Allstate Life. He was a director of State Street Corporation from 2012 to May 2017. Mr. Wilson has held several senior executive positions since joining Allstate in 1995. Mr. Wilson has been selected to serve on Allstate Life’s board because he has deep knowledge of the insurance industry and of Allstate’s business in particular.
James M. Flewellen, 63, has been a Senior Vice President since December 2016. Mr. Flewellen is also a Senior Vice President of AIC, the direct parent company of Allstate Life. He is responsible for leading the life and retirement sales strategy across the field organization. Prior to joining Allstate in November 2016, Mr. Flewellen served for over four years as Chief Distribution Officer at Transamerica, where he managed a diverse distribution portfolio including the Transamerica Career Agency System, Independent Brokerage, World Financial Group and Transamerica Financial Advisors. Mr. Flewellen has extensive experience in building distribution capabilities supporting customer needs.
Theresa Resnick, 58, has been Appointed Actuary since December 2015 and became Vice President in September 2016. She is also a Vice President of AIC, the direct parent company of Allstate Life. Ms. Resnick is responsible for all aspects of GAAP, statutory and tax valuation in connection with the life, annuity and health liabilities of Allstate’s life companies. Ms. Resnick has deep knowledge of the insurance industry as well as extensive experience in life and health insurance company financial management.

Item 11(l).    Corporate Governance.
Compensation Committee Interlocks and Insider Participation
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Allstate Life’s Board of Directors does not have a compensation committee. All compensation decisions are made by The Allstate Corporation, as the ultimate parent of Allstate Life. No executive officer of Allstate Life served as a member of the compensation committee of another entity for which any executive officer served as a director of Allstate Life.

Item 11(m). Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners
The following table shows the number of Allstate Life shares owned by any beneficial owner who owns more than five percent of any class of Allstate Life’s voting securities as of March 1, 2021.

Title of Class (a)	Name and Address of Beneficial Owner (b)	Amount and Nature of Beneficial Ownership (c)	Percent of Class (d)
Common Stock	Allstate Insurance Company 2775 Sanders Road, Northbrook, IL 60062	23,800	100%
N/A	Allstate Insurance Holdings, LLC 2775 Sanders Road, Northbrook, IL 60062	Indirect voting and investment power of shares owned by Allstate Life Insurance Company(1)	N/A
N/A	The Allstate Corporation 2775 Sanders Road, Northbrook, IL 60062	Indirect voting and investment power of shares owned by Allstate Life Insurance Company(2)	N/A

(1) Allstate Insurance Company is a wholly owned subsidiary of Allstate Insurance Holdings, LLC.
(2) Allstate Insurance Holdings, LLC is a wholly owned subsidiary of The Allstate Corporation.

Security Ownership of Directors and Executive Officers
The following table shows the common shares of The Allstate Corporation, the ultimate parent company of Allstate Life, beneficially owned as of March 1, 2021, by each director and named executive officer of Allstate Life individually, and by all executive officers and directors of Allstate Life as a group. Shares reported as beneficially owned include shares held indirectly through the Allstate 401(k) Savings Plan and other shares held indirectly. It also includes shares subject to stock options exercisable on or before April 30, 2021, and restricted stock units and performance stock awards with restrictions that expire on or before April 30, 2021. As of March 1, 2021, none of these shares were pledged as security.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
122 PROSPECTUS

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Allstate Common Stock (a)	Common Stock Subject to Options Exercisable and Restricted Stock Units and Performance Stock Awards for which restrictions expire on or prior to April 30, 2021 --- Included in Column (a) (b)	Percent of Class
John E. Dugenske	234,796	170,042	*
Angela K. Fontana	11,503	11,503	*
Mario Imbarrato	26,619	25,353	*
Rebecca D. Kennedy	4,326	4,225	*
Jesse E. Merten	66,334	51,099	*
Julie Parsons	105,957	87,732	*
John C. Pintozzi	45,824	27,623	*
Mark Q. Prindiville	64,710	52,859	*
Mario Rizzo	180,529	140,927	*
Glenn T. Shapiro	143,120	119,195	*
Thomas J. Wilson	2,906,666	1,998,383	*
Steven E. Shebik	694,770	530,722	*
James M. Flewellen	24,867	20,919	*
All directors and executive officers as a group (14 total)	4,514,564	3,244,005	1.50%

* Less than 1% of the outstanding shares of common stock.
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Item 11(n). Transactions with Related Persons, Promoters, and Certain Control Persons.
Transactions with Related Persons
This table describes certain intercompany agreements involving amounts greater than $120,000 between Allstate Life Insurance Company and the following companies:
•Allstate Insurance Company (“AIC”), the direct parent of Allstate Life;
•Allstate Insurance Holdings, LLC (“AIH”), an indirect parent of Allstate Life; and
•The Allstate Corporation (“AllCorp”), the ultimate indirect parent of Allstate Life.

Transaction Description	Approximate dollar value of the amount involved in the transaction, per fiscal year		Related Person(s) involved in the transaction and the approximate dollar value of the Related Person’s interest in the transaction ($)
		($)	AIC	AIH	AllCorp
Amended and Restated Service and Expense Agreement between Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2004, as amended by Amendment No. 1 effective January 1, 2009, addendum amount Allstate Insurance Company and certain affiliiates dated August 17, 2011.[2]	2018 2019 2020	5,804,734,687[1] 5,455,724,500[1] 5,410,520,375[1]	1,240,766,409 1,132,529,633 1,145,601,127	0 0 0	24,791,339 24,562,359 36,757,481
Investment Management Agreement among Allstate Investment Management Company, The Allstate Corporation and certain affiliates effective February 1, 2012; Investment Management Agreement among Allstate Investments, LLC, Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2007.[2]	2018 2019 2020	159,512,914[1] 152,460,143[1] 145,564,718[1]	89,275,012 79,320,950 77,421,912	0 0 0	0 0 0
Intercompany Loan Agreement among The Allstate Corporation, Allstate Life Insurance Company, and other certain subsidiaries of the Allstate Corporation dated February 1, 1996.[2]	2018 2019 2020	1,115,026,450[1] 247,543,164[1] 199,388,871[1]	0 0 0	0 0 0	1,115,026,450 (247,543,164) 199,388,871
Tax Sharing Agreement among The Allstate Corporation and certain affiliates dated as of November 12, 1996.[2]	2018 2019 2020	650,000,001[1,3] 584,887,734[1,3] 1,303,358,697[1,3]	720,044,054 533,996,157 1,270,024,372	0 0 0	(107,580,643) (87,501,759) (80,120,904)
Marketing Coordination and Administrative Services Agreement among Allstate Insurance Company, Allstate Life Insurance Company and Allstate Financial Services, LLC effective January 1, 2003, as amended by First Amendment to Marketing Coordination and Administrative Services Agreement by and among Allstate Life Insurance Company, Allstate Financial Services, LLC and Allstate Insurance Company effective January 1, 2006.	2018 2019 2020	3,774,853[1] 4,403,989[1] 7,568,328[1]	3,774,853 4,403,989 7,568,328	N/A	N/A
(1)Gross amount of expense received under the transaction.
(2)Each identified Related Person is a Party to the transaction.
(3)Total amounts paid to the Internal Revenue Service.

Policies and Procedures for Review and Approval of Related Person Transactions
All intercompany agreements to which Allstate Life is a party are approved by the Board as well as by the board of any other affiliate of The Allstate Corporation which is a party to the agreement. Intercompany agreements are also submitted for approval to the Illinois Department of Insurance, Allstate Life’s domestic regulator pursuant to the applicable state’s insurance holding company systems act. This process is documented in writing in an internal procedure that captures the review and approval process of all intercompany agreements. All approvals are maintained in Allstate Life’s corporate records.

While there is no formal process for the review and approval of related person transactions between unaffiliated entities specific to Allstate Life, all directors and executive officers of Allstate Life are subject to the Global Code of Business Conduct (“Code”). The Code includes a written conflict of interest policy that was adopted by the Board of Directors of The Allstate Corporation, the ultimate parent company of Allstate Life. Any potential relationship or activity that could impair independent thinking and judgment, including holding a financial interest in a business venture that is similar to Allstate, or in a business that has a relationship with Allstate, must be disclosed to Human Resources. Human Resources will work with representatives from the Law Department, including Enterprise Business Conduct, to determine whether an actual conflict of interest exists. Each director and executive officer must sign a certification annually.

Director Independence
All directors of Allstate Life are employees of Allstate and not subject to director independence requirements.
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BD2247-8

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees	$0
Cost of printing and engraving	$916
Legal fees	$0
Accounting fees	$6,000
Mailing fees	$344

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The By-laws of Allstate Life Insurance Company ("Registrant") provide that Registrant will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Registrant, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Registrant before such date.
The directors and officers of Registrant have been provided liability insurance for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
Not Applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
Exhibit No. Description
(1)(1)Form of Underwriting Agreement between Northbrook Life Insurance Company and Dean Witters, Inc. Incorporated herein by reference to Post-Effective Amendment No. 13 to the Form N-4 Registration Statement of Northbrook Variable Annuity Account II of Northbrook Life Insurance Company, SEC File No. 033-35412, filed on December 31, 1996.
(1)(2)Form of Assignment and Delegation of Administrative Services Agreements, Underwriting Agreements, and Selling Agreements between ALFS, Inc. and Allstate Life Insurance Company, Allstate Life Insurance Company of New York, Charter National Life Insurance Company, Intramerica Life Insurance Company, Allstate Distributors, LLC, Allstate Financial Services, LLC and Lincoln Benefit Life Company (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form N-4 Registration Statement of Allstate Financial Advisors Separate Account I of Allstate Life Insurance Company, SEC File No. 333-121693, dated April 14, 2011.
(2)    Stock Purchase Agreement, dated as of January 26, 2021, by and among Allstate Insurance Company, Allstate Financial Insurance Holdings Corporation, and Antelope US Holdings Company (certain schedules and exhibits to the Stock Purchase Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish to the Securities and Exchange Commission, upon request, a copy of any omitted schedule or exhibit). Incorporated herein by reference to The Allstate Corporation’s Current Report on Form 8-K, SEC File No. 1-11840, dated January 27, 2021.

(3)(i)    Articles of Amendment to the Articles of Incorporation of Allstate Life Insurance Company dated December 29, 1999. Incorporated herein by reference to Exhibit 3.1 of Allstate Life Insurance Company’s Form 10, SEC File No. 000-31248, filed on April 24, 2002.
(3)(ii)    Amended and Restated By-Laws of Allstate Life Insurance Company effective March 15, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on March 20, 2007.
(4)(1)Form of Glenbrook Life and Annuity Flexible Payment Deferred Annuity Contract and Application Incorporated herein by reference to Post-Effective Amendment No. 2 to Glenbrook Life and Annuity Company's Registration Statement on Form S-1, SEC File No. 033-92842, dated April 1, 1997.
(4)(2)    Form of Contract Endorsement to Flexible Premium Deferred Annuity Contract. Incorporated herein by reference to Allstate Life Insurance Company's Form S-3 Registration Statement, SEC File No. 333-157311, filed on February 13, 2009.

(5)Opinion and Consent of General Counsel re: Legality. Incorporated herein by reference to Allstate Life Insurance Company’s Form S-1 Registration Statement, SEC File No. 333-237710, filed on April 16, 2020.
(8)    Opinion re: tax matters. None.
(9)    Voting trust agreement. None.
(10)     Material Contracts
(10)(1) Credit Agreement dated November 16, 2020, among The Allstate Corporation, Allstate Insurance Company, and Allstate Life Insurance Company, as Borrowers; the lenders party thereto, Wells Fargo Bank, National Association, as Syndication Agent; Bank of America, N.A., Barclays Bank PLC, Credit Suisse AG, New York Branch, Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC, and U.S. Bank National Association, as Documentation Agents; and JPMorgan Chase Bank, N.A., as Administrative Agent. Incorporated herein by reference to The Allstate Corporation’s Current Report on Form 8-K, SEC File No. 1-11840, filed on November 17, 2020.
(10)(2) Intercompany Loan Agreement among The Allstate Corporation, Allstate Life Insurance Company, and other certain subsidiaries of The Allstate Corporation effective February 1, 1996. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 13, 2007.
(10)(3) Amended and Restated Intercompany Liquidity Agreement between Allstate Insurance Company, Allstate Life Insurance Company and The Allstate Corporation effective as of May 8, 2008. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on May 14, 2008.
(10)(4) Revolving Loan Credit Agreement, effective December 20, 2010, between American Heritage Life Insurance Company and Road Bay Investments, LLC. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on December 27, 2010.
(10)(5) Pledge and Security Agreement, dated as of December 20, 2010, between Road Bay Investments, LLC and American Heritage Life Insurance Company securing obligations under the Revolving Loan Credit Agreement. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on December 27, 2010.
(10)(6) Capital Support Agreement between Allstate Life Insurance Company and Allstate Insurance Company effective December 14, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on February 7, 2008.

(10)(7) Form of Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(8) Form of Amendment No. 1 effective January 1, 2009, to Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates dated as of January 1, 2009. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on February 17, 2010.
(10)(9) Letter Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates, including Allstate Life Insurance Company, effective December 1, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on May 23, 2008.
(10)(10) Addendum among Allstate Insurance Company and certain affiliates dated August 17, 2011 to Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates effective as of January 1, 2004, as amended by amendment No. 1 effective as of January 1, 2009. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 8, 2012.
(10)(11) New York Insurer Supplement to Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation, Allstate Life Insurance Company of New York and Intramerica Life Insurance Company, effective March 5, 2005. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on August 8, 2005.
(10)(12) Limited Servicing Agreement among Allstate Life Insurance Company, Allstate Distributors, L.L.C. and Allstate Financial Services, LLC effective October 1, 2002. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(13) Form of Investment Management Agreement among Allstate Investment Management Company, The Allstate Corporation and certain affiliates effective February 1, 2012. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on February 7, 2012.
(10)(14) Form of Investment Management Agreement among Allstate Investments, LLC, Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(15) Investment Advisory Agreement and Amendment to Service Agreement as of January 1, 2002, between Allstate Insurance Company, Allstate Investments, LLC and Allstate Life Insurance Company of New York. Incorporated herein by reference to Allstate Life Insurance Company’s Form 10, SEC File No. 000-31248, filed on April 24, 2002.
(10)(16) Investment Management Agreement between Allstate Investments, LLC and ALIC Reinsurance Company, effective July 1, 2005. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 7, 2005.
(10)(17) Investment Management Agreement between Allstate Investments, LLC and ALIC Reinsurance Company effective as of March 31, 2008. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on December 23, 2008.
(10)(18) Assignment & Delegation of Administrative Services Agreements, Underwriting Agreements, and Selling Agreements entered into as of September 1, 2011 between ALFS, Inc., Allstate Life Insurance Company, Allstate Life Insurance Company of New York, Allstate Distributors, L.L.C., Intramerica Life Insurance Company, and Allstate Financial Services, LLC. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on September 1, 2011.
(10)(19) Selling Agreement by and among Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc., f/k/a Allstate Life Financial Services, Inc., merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC (f/k/a LSA Securities, Inc.) effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.

(10)(20) Amendment effective August 1, 1999 to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(21) Amendment effective September 28, 2001, to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(22) Amendment effective February 15, 2002, to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(23) Amendment effective April 21, 2003, to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(24) Selling Agreement and Addenda to Agreement between Allstate Life Insurance Company as successor in interest to Glenbrook Life and Annuity Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective May 17, 2001, December 31, 2001, and November 18, 2002, respectively. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(25) Selling Agreement by and among Allstate Life Insurance Company of New York, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective May 1, 2005. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(26) Selling Agreement by and between Lincoln Benefit Life Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective August 2, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(27) Marketing Coordination and Administrative Services Agreement among Allstate Insurance Company, Allstate Life Insurance Company and Allstate Financial Services, LLC effective January 1, 2003. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(28) First Amendment to Marketing Coordination and Administrative Services Agreement by and among Allstate Life Insurance Company, Allstate Financial Services, LLC and Allstate Insurance Company effective January 1, 2006. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on August 8, 2006.
(10)(29) Marketing Agreement by and among Allstate Life Insurance Company as successor in interest to Glenbrook Life and Annuity Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective June 10, 2003. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(30) Reinsurance and Administrative Services Agreement by and between American Heritage Life Insurance Company and Columbia Universal Life Insurance Company effective February 1, 1998. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on January 30, 2008.
(10)(31) Novation and Assignment Agreement by and among Allstate Life Insurance Company, American Heritage Life Insurance Company and Columbia Universal Life Insurance Company effective June 30, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on January 30, 2008.
(10)(32) Amendment to Reinsurance Agreement effective December 1, 2007, by and between American Heritage Life Insurance Company and Allstate Life Insurance Company. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on January 30, 2008.
(10)(33) Reinsurance Agreement between Allstate Life Insurance Company and American Heritage Life Insurance Company effective December 31, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on January 9, 2008.
(10)(34) Amendment No. 1 dated as of January 1, 2008, to Reinsurance Agreement between Allstate Life Insurance Company and American Heritage Life Insurance Company effective December 31, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on January 9, 2008.
(10)(35) Amendment No. 2 dated and effective as of April 1, 2011, to Reinsurance Agreement between Allstate Life Insurance Company and American Heritage Life Insurance Company effective December 31, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on August 5, 2011.
(10)(36) Retrocessional Reinsurance Agreement between Allstate Life Insurance Company and American Heritage Life Insurance Company effective December 31, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 16, 2005.
(10)(37) Reinsurance Agreement effective October 1, 2008, between American Heritage Life Insurance Company and Allstate Life Insurance Company. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on October 28, 2008.
(10)(38) Reinsurance Agreement effective July 1, 2010, between Allstate Life Insurance Company and American Heritage Life Insurance Company. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on July 15, 2010.
(10)(39) Amendment No. 1 dated and effective as of July 18, 2011, to Reinsurance Agreement effective July 1, 2010, between Allstate Life Insurance Company and American Heritage Life Insurance Company. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on August 5, 2011.
(10)(40) Form of Tax Sharing Agreement by and among The Allstate Corporation and certain affiliates dated as of November 12, 1996. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(41) Agreement for the Settlement of State and Local Tax Credits among Allstate Insurance Company and certain of its affiliates, including Allstate Life Insurance Company effective January 1, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on February 21, 2008.
(10)(42) Amended and Restated Reinsurance Agreement, dated April 1, 2014, between Allstate Life Insurance Company and Lincoln Benefit Life Company. Incorporated herein by reference to The Allstate Corporation’s Current Report on Form 8-K, SEC File No. 1-11840, filed on April 7, 2014.
(10)(43) Reinsurance Agreement between Allstate Life Insurance Company and Allstate Assurance Company effective April 1, 2015. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on May 7, 2015.
(10)(44) Recapture and Termination Agreement between Allstate Life Insurance Company and Allstate Assurance Company effective December 1, 2020. Filed herewith.
(10)(45) Reinsurance Agreement between Allstate Life Insurance Company and Allstate Assurance Company dated January 19, 2017. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File

No. 000-31248, filed on January 25, 2017.
(10)(46) Coinsurance and Modified Coinsurance Agreement between Allstate Life Insurance Company and Allstate Assurance Company effective December 1, 2020. Filed herewith.

(15)    Letter re: unaudited interim financial information from Independent Registered Public Accounting Firm. Not applicable.
(16)    Letter re change in certifying accountant Not Applicable.
(21)    Subsidiaries of the Registrant. Filed herewith.
(23)    Consent of Independent Registered Public Accounting Firm. Filed herewith.
(24)    Powers of Attorney for John E. Dugenske, Angela K. Fontana, Mario Imbarrato, Rebecca D. Kennedy, Jesse E. Merten, Julie Parsons, John C. Pintozzi, Mark Q. Prindiville, Mario Rizzo, Glenn T. Shapiro, and Thomas J. Wilson. Filed herewith.
(25)    Statement of eligibility of trustee. None.
(99) Merger Agreement and Articles of Merger Between Glenbrook Life and Annuity Company and Allstate Life Insurance Company. Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-3 Registration Statement of Allstate Life Insurance Company, SEC File No. 333-220836, filed on November 3, 2017.

(101)(INS XBRL) Instance Document

(101)(SCH XBRL) Taxonomy Extension Schema

(101)(CAL XBRL) Taxonomy Extension Calculation Linkbase

(101)(DEF XBRL) Taxonomy Extension Definition Linkbase

(101)(LAB XBRL) Taxonomy Extension Label Linkbase

(101)(PRE XBRL) Taxonomy Extension Presentation Linkbase

16(b)     Financial statement schedules required by Regulation S-X (17 CFR Part 210) and Item 11(e) of Form S-1 are included in Part I.

ITEM 17. UNDERTAKINGS.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Northfield, State of Illinois on the 30th day of March, 2021.
ALLSTATE LIFE INSURANCE COMPANY
(REGISTRANT)
By: /s/ ANGELA K. FONTANA
Angela K. Fontana
Director, Vice President,
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 30th day of March, 2021.

*/ John E. Dugenske	Director and Chief Executive Officer
John E. Dugenske

/s/ Angela K. Fontana	Director
Angela K. Fontana

*/ Mario Imbarrato	Director and Chief Financial Officer
Mario Imbarrato

*/ Rebecca D. Kennedy	Director
Rebecca D. Kennedy

*/ Jesse E. Merten	Director
Jesse E. Merten

*/ Julie Parsons	Director
Julie Parsons

*/ John C. Pintozzi	Director and Controller
John C. Pintozzi

*/ Mark Q. Prindiville	Director
Mark Q. Prindiville

*/ Mario Rizzo	Director
Mario Rizzo

*/ Glenn T. Shapiro	Director
Glenn T. Shapiro

*/ Thomas J. Wilson	Director
Thomas J. Wilson
* By: Angela K. Fontana, pursuant to Power of Attorney, filed herewith.

EXHIBIT LIST

Exhibit No.	Description
(10)(44)	Recapture and Termination Agreement between Allstate Life Insurance Company and Allstate Assurance Company effective December 1, 2020.

(10)(46)	Coinsurance and Modified Coinsurance Agreement between Allstate Life Insurance Company and Allstate Assurance Company effective December 1, 2020.

(21)	Subsidiaries of the Registrant.

(23)	Consent of Independent Registered Public Accounting Firm.

(24)
Powers of Attorney for John E. Dugenske, Angela K. Fontana, Mario Imbarrato, Rebecca D. Kennedy, Jesse E. Merten, Julie Parsons, John C. Pintozzi, Mark Q. Prindiville, Mario Rizzo, Glenn T. Shapiro, and Thomas J. Wilson.